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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-59086

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 20, 2001)

7,500,000 Shares
Common Stock
$19.50 per share

    We are selling 3,500,000 shares of our common stock and the selling shareholders named in this prospectus supplement are selling 4,000,000 shares of our common stock. The selling shareholders have granted the underwriters an option to purchase up to 1,125,000 additional shares of our common stock to cover over-allotments. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

    Our common stock is listed on the New York Stock Exchange under the symbol "ROV." The last reported sale price for our common stock on the New York Stock Exchange on June 20, 2001 was $19.83 per share.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page S-10.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public Offering Price	$19.500	$146,250,000
Underwriting Discount	$0.925	$6,937,500
Proceeds to Rayovac, before expenses	$18.575	$65,012,500
Proceeds to selling shareholders, before expenses	$18.575	$74,300,000

    The underwriters expect to deliver the shares to purchasers on or about June 26, 2001.

Salomon Smith Barney

Sole Book-Running Manager

Credit Suisse First Boston
Lehman Brothers
Merrill Lynch & Co.
UBS Warburg

June 20, 2001.

Powerful Solutions

FOR A CHANGING WORLD

13 World's Longest Lasting!
16 Value Pack
RAYOVAC ULTRA
Loud'n Clear

AA 4
RAYOVAC
Maximum

AA 8
RAYOVAC
Maximum
RECLOSABLE

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We, the selling shareholders, and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not, and no other person is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus supplement. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

S–i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the statements under "Prospectus Supplement Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus supplement and the accompanying prospectus, the words "anticipate," "intend," "estimate," "believe," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus supplement. We, the selling shareholders and the underwriters do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

INDUSTRY DATA

    We are providing external market information in this prospectus supplement based on data licensed from ACNielsen. Our two primary sources of market data are Nielsen Scanner Data, which is obtained from checkout scanners in selected food stores, drug stores and mass merchandisers, and Nielsen Consumer Panel Data, which is obtained from a group of representative households selected by ACNielsen equipped with in-home scanners. Except as set forth below, we have based our specific market share references on Nielsen Scanner Data. Except as otherwise indicated, all ACNielsen market data is for the 52-week period ended May 5, 2001. We have derived worldwide hearing aid market data and specialty battery market share data based on data from these sources, together with our estimates of customer sales of hearing aid products, or other devices which utilize specialty batteries, and our estimates of competitive battery sales by customers.

    We have obtained the other industry data that we use in this prospectus supplement from a variety of industry surveys, including surveys forming a part of primary research studies that we have conducted, and publications. We have not independently verified this data. We believe that the information contained in these industry surveys and publications has been obtained from reliable sources, but we cannot assure you that the information is accurate and complete.

    Unless otherwise indicated, all market share estimates are our estimates based on these sources of market data, are for the U.S. market and reflect units sold.

INTELLECTUAL PROPERTY

    We own or have rights to various trademarks, copyrights and trade names used in our business, including the following: RAYOVAC®, MAXIMUM®, RENEWAL®, LOUD 'N CLEAR®, PROLINE®, RAYOVAC ULTRA®, WORKHORSE®, ROUGHNECK®, SPORTSMAN®, AIR 4000®, XCELL™, EXTRA® and AIRPOWER™. The RAYOVAC trademark is also registered in countries outside the U.S., including Europe, Latin America and Asia. We do not, however, have any right to the trademark RAYOVAC in Brazil. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also include trademarks, service marks and trade names of other companies.

S–ii

PROSPECTUS SUPPLEMENT SUMMARY

    The following summary highlights selected information from this prospectus supplement, the accompanying prospectus and the other documents that we incorporate by reference and may not contain all of the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the other documents that we incorporate by reference for a more complete understanding of this offering. You may obtain the information incorporated by reference in this prospectus supplement and the accompanying prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus supplement. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Rayovac Corporation

    We are the leading value brand battery manufacturer and the fastest-growing manufacturer of general batteries in the U.S. We are also the leading worldwide manufacturer of hearing aid batteries and the leading manufacturer of zinc carbon household batteries marketed in North America and Latin America. In addition, we are a leading marketer of rechargeable batteries and battery-powered lighting products in the U.S.

    RAYOVAC is a well-recognized brand name in the battery industry that was first used as a trademark for batteries in 1921. We attribute the longevity and strength of the RAYOVAC brand name to our high quality products and to the success of our marketing and merchandising initiatives. We market all of our branded products under the RAYOVAC name and selected products under sub-brand names, including MAXIMUM, RENEWAL, LOUD 'N CLEAR, PROLINE and RAYOVAC ULTRA.

    We have established our position as the leading value brand in the North American general alkaline battery market by focusing on mass merchandisers. Since September 30, 1996, we have increased our market share in the mass merchandiser channel from 27% to 34%. We believe we have maintained and built upon our industry position by:

  •
  offering consumers batteries with quality and performance characteristics that are competitive with those offered by other principal manufacturers, but at lower prices;

  •
  partnering with our customers and providing category management support with innovative in-store merchandising, promotions and packaging; and

  •
  offering retailers increased profit potential through lower inventory costs, attractive margins and more rapid product turnover.

    Over the last several years, we have further penetrated the mass merchandiser channel while broadening our business in other distribution channels to include: home centers; warehouse clubs; food, drug and convenience stores; electronics specialty stores and department stores; hardware and automotive centers; specialty retailers; hearing aid professionals; industrial distributors; government agencies; and original equipment manufacturers.

The Battery Industry

    The global battery market exceeded $20 billion in retail sales in 2000, with the U.S. accounting for approximately $6.6 billion, or roughly one-third of the global market. General and specialty batteries account for approximately 85% of U.S. retail battery sales and have experienced compounded annual unit sales growth of 5.5% since 1990. Alkaline products, the largest portion of general batteries in the U.S., representing 94% of U.S. general and specialty retail battery sales, has experienced compound annual unit sales growth of 7.4% during that same period.

    The growth of the battery market has been driven by the proliferation and miniaturization of battery-powered electronic devices such as personal digital assistants, cellular phones, digital cameras

S–1

and video games, as well as by the marketing of larger, multiple-battery packages and by the growth of mass merchandisers, which accounted for 44% of total U.S. retail battery sales in 2000. These factors have increased the average household usage of batteries from an estimated 23 batteries per year in 1986 to an estimated 44 batteries per year in 2000.

Our Business Strategy

    Our business strategy focuses on continuing to:

  •
  increase consumer awareness of the RAYOVAC brand name and the quality, performance and value of our products through focused marketing and advertising;

  •
  grow our market share by expanding distribution into new channels, increasing sales to under-penetrated channels and customers, launching new products and selectively pursuing acquisitions and alliances;

  •
  reduce costs by rationalizing manufacturing and distribution, optimizing existing plant capacity, outsourcing products where appropriate, decreasing working capital and reducing corporate overhead; and

  •
  concentrate research and development resources on our key products, while developing new technologies.

    The success of our business strategy is evidenced by our consistent improvement in operating results over the past five years. From the twelve months ended September 30, 1996 through the twelve months ended April 1, 2001, we have grown net sales and adjusted income from operations from $417.9 million to $675.3 million and $27.0 million to $83.3 million, respectively. This growth represents an 11.3% and 28.4% compound annual growth rate in net sales and adjusted income from operations, respectively. In addition, adjusted income from operations margins have improved by 580 basis points, from 6.5% for the twelve months ended September 30, 1996 to 12.3% for the twelve months ended April 1, 2001.

    Our growth reflects, in part, our successful efforts to expand into new distribution channels and further penetrate existing channels. We have implemented this business strategy by aligning our marketing department, sales organization, supply chain and support functions into channel focused teams to better serve our diverse customer needs, utilizing channel-specific marketing strategies, sales promotions and customer service initiatives. In addition, we continue to implement broad new marketing initiatives, which include our partnership with well-recognized spokesmen, such as Michael Jordan for our alkaline products and Arnold Palmer for our hearing aid products. We are also focusing our advertising on the improved performance of our products and expanding our packaging designs that enhance customer convenience. As a result, from fiscal 1996 through April 1, 2001, we estimate that we have increased the number of stores that sell our products from 36,000 to over 100,000, and, in the same time period, have expanded our general battery market share in the U.S. from 15.9% to 19.3% and increased our global leading market share in hearing aid batteries from 46% to 60%.

    Our increasing profitability is, in part, the result of our success in rationalizing our costs and selectively outsourcing the manufacture or packaging of certain products. We have restructured our operations to improve our production and capacity efficiencies, reduce costs, upgrade technology and equipment and improve customer service. After we complete the closure of our Wonewoc, Wisconsin facility, we will have reduced the number of our manufacturing facilities from six to two in North America, from five to three in Latin America and from two to one in Europe. We also have consolidated our North American packaging operations from six locations to one location at our Madison, Wisconsin plant. We have discontinued the manufacture of certain products which we can more cost-effectively outsource to third-party manufacturers, allowing us to better maintain flexibility to meet changes in customer demand. We also have implemented additional restructuring programs

S–2

designed to reduce costs and improve efficiency in general administrative functions. We believe that these restructuring programs have substantially reduced our manufacturing and administrative costs.

Our Growth Strategy

    We have developed strategies to increase our sales, profits and market share. To implement our growth strategy, we intend to:

    Continue to Strengthen the RAYOVAC Brand Name.  We are committed to further strengthening the RAYOVAC brand name. Our marketing and advertising initiatives are designed to increase consumer awareness of the RAYOVAC brand and to increase our retail sales by heightening customers' perceptions of the quality, performance and value of our products. These initiatives have increased domestic awareness of the RAYOVAC brand from approximately 75% in 1997 to over 90% in 2000. An advertising tracking study conducted for us in January 2001 found that 83% of persons familiar with our batteries considered them to be a "good value," up from 69% in July 1997.

    Expand Retail Distribution.  We believe that our value brand positioning and innovative merchandising programs make us an attractive supplier to all trade channels. Accordingly, we have expanded our traditional focus on mass merchandisers to include other retail channels, including hardware/home centers, warehouse clubs and food, drug and convenience stores. The mass merchandiser channel, where we have our strongest presence, with a 34% U.S. market share, is the fastest-growing channel for the general battery category and provides opportunities for continued growth for us through incremental market share gains and the global expansion of new and existing customers. Other retail channels, which currently represent less than 15% of our general battery sales, represent an additional $1.9 billion of annual general battery category sales, or 57% of the U.S. general battery market. While we have successfully increased the number of our customer relationships in these other retail channels, they continue to represent important and under-penetrated opportunities for us.

    Address the Varied Performance and Pricing Needs of Battery Consumers and Retailers.  The general battery market is becoming increasingly segmented as premium batteries are introduced to target high-drain devices, standard alkaline batteries continue to address consumers' everyday needs and lower performance products are aimed at dollar stores and discount retailers. We offer consumers a variety of battery solutions across these segments, including our RAYOVAC ULTRA rechargeable nickel metal hydride batteries, our MAXIMUM alkaline batteries and our heavy duty batteries. We have focused and positioned our full range of offerings to appeal to the large segment of the population that desires value priced products that are similar in quality and performance to the products of our competitors. We also offer consumers innovative packaging solutions and provide retailers an attractive overall value proposition. Our customer solutions have allowed some of our retailers to grow their battery business faster than the industry category as a whole over the last year.

    Further Capitalize on Our Worldwide Leadership in Hearing Aid Batteries.  We strive to increase our worldwide market share in the hearing aid battery category by leveraging our existing strength in the segment, maintaining our dedicated sales and marketing organization and capitalizing on our leading technology. In fiscal 2000, we launched the new RAYOVAC ULTRA zinc air hearing aid battery, which is currently the world's longest-lasting hearing aid battery in the most commonly-used battery sizes. This new product continues our history of innovation in the hearing aid industry. We have increased our worldwide market share of the hearing aid battery market from 46% for the twelve months ended September 30, 1996 to 60% for the twelve months ended April 1, 2001.

    Increase Our Presence in Latin America and Europe.  We have a strong presence in Latin America and have made sizable distribution gains in the region over the last 18 months, adding over 800 major retail accounts that represent more than 4,100 stores. We plan to continue our growth in Latin America

S–3

by continuing our geographic expansion, increasing alkaline penetration, introducing lighting and specialty products and continuing to offer a full range of battery solutions.

    In Europe, we continue to increase our presence by implementing retailer and consumer initiatives similar to those used in North America. We intend to increase our battery business in Europe by leveraging our strong relationships with global retailers, supporting our customers with innovative packaging and merchandising programs and selectively pursuing strategic acquisition opportunities.

    Enter New Markets.  We intend to continue to expand our business into new markets for batteries and related products both domestically and internationally by developing new products internally or through selective acquisitions and by pursuing joint ventures or other strategic marketing opportunities. Our acquisitions may include expansion into new technologies, product lines or geographic markets and may be of significant size.

Recent Developments

    New Distribution Arrangements.  In fiscal 2001, we established several significant new distribution arrangements. These include:

  •
  Home Depot. In May 2001, we were selected by The Home Depot, Inc., the world's largest home improvement retailer, to supply our alkaline batteries to approximately 458 Home Depot stores in 24 states and our rechargeable alkaline and nickel metal hydride batteries and battery rechargers to all of Home Depot's approximately 1,077 U.S. stores.

  •
  Kingfisher. In April 2001, we announced that we had been selected by Kingfisher plc, one of the top five retail consortiums in the world, to be the exclusive supplier of branded, value-priced alkaline batteries and heavy duty batteries in approximately 2,000 locations in Europe, Asia, North America and South America. Kingfisher affiliated stores include Woolworths, B&Q, Darty and Comet.

  •
  Toys R Us. In January 2001, we signed an agreement with Toys R Us Inc. to supply alkaline batteries in all approximately 800 Toys R Us stores.

  •
  Latin American Distribution. In Latin America, we recently obtained distribution arrangements in Argentina with Ahold, a food retailer; in Mexico with Woolworths, a discount retailer; in Argentina, Venezuela and Columbia with Makro, a superstore retailer; in Venezuela and Argentina with Casino, a superstore retailer; and in Central America with PriceSmart, a warehouse club.

    New Product Introductions and Improvements.  We have launched several new products and product improvements in fiscal 2001. These include:

  •
  a new, longer-lasting 1600 mAh rechargeable nickel metal hydride battery capable of being recharged 500 to 1,000 times. We believe that this new product lasts up to twice as long as alkaline products in selected high-drain devices and offers consumers a high quality product at an exceptional value;

  •
  the first one-hour nickel metal hydride battery charger for today's popular 1600 mAh batteries, which charges several times faster than any competitive charger; and

  •
  patented reclosable packaging, which offers consumers increased convenience by allowing them to keep batteries organized and accessible after the package has been opened and provides retailers innovative solutions to offer consumers.

    We also anticipate the launch of an improved RAYOVAC ULTRA zinc air hearing aid battery in the fall of 2001. This improved battery is expected to offer higher operating voltage that will improve device performance without sacrificing the life of the battery, providing enhanced value to consumers.

S–4

    License and Development Agreement with AER Energy.  In April 2001, we signed a license agreement with AER Energy Resources, Inc. to license its zinc air battery technology as well as to obtain design and development services. We believe that this agreement will allow us to continue to develop innovative battery solutions capable of providing consumers with greater power and longer battery life.

    Restructuring Initiatives.  In fiscal 2001, we announced the following restructuring initiatives designed to improve operating efficiencies, align manufacturing capacity to market demands and better utilize our resources:

  •
  the implementation of an administrative realignment, primarily in the U.S. and Latin America;

  •
  the restructuring of our manufacturing and distribution activities in our Honduras, Mexico and European operations;

  •
  the closing of our Wonewoc, Wisconsin manufacturing facility, which is expected to be completed in August 2001;

  •
  the discontinuation of certain inefficient processes at our Fennimore, Wisconsin facility; and

  •
  the rationalization of certain packaging operations and product lines.

S–5

The Offering

Common stock offered
By Rayovac	3,500,000 shares
By the selling shareholders	4,000,000 shares

Total	7,500,000 shares
Common stock to be outstanding immediately after the offering	31,816,070 shares
Over-allotment option	1,125,000 shares to be sold by the selling shareholders
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $64.5 million. We intend to use our net proceeds from this offering, together with borrowings under our credit facilities, to repurchase our outstanding 10 1/4% Series B Senior Subordinated Notes due November 2006. We will not receive any of the proceeds from the sale of shares by selling shareholders.
New York Stock Exchange symbol	ROV

    The number of shares of common stock to be outstanding immediately after this offering:

  •
  is based upon 27,856,723 shares of common stock outstanding as of April 30, 2001;

  •
  gives effect to the exercise by selling shareholders in connection with this offering of options to purchase an aggregate of 459,347 shares of common stock;

  •
  does not include 3,490,347 shares of common stock issuable upon the exercise of stock options outstanding as of April 30, 2001, at a weighted average exercise price of $13.50 per share; and

  •
  does not include 779,291 shares of common stock reserved as of April 30, 2001 for future grants under our stock option plans and other stock incentive plans.

    Our principal executive offices are located at 601 Rayovac Drive, Madison, Wisconsin 53711. Our telephone number at that location is (608) 275-3340. Our World Wide Web site address is http://www.rayovac.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

S–6

Summary Financial Data

    The following summary financial data should be read in conjunction with our consolidated financial statements and related notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and included elsewhere in this prospectus supplement.

						Fiscal Quarter Ended
	Fiscal Year Ended September 30,			Six Months Ended
				April 2, 2000(1)	April 1, 2001(1)	April 2, 2000(1)	April 1, 2001(1)
	1998	1999	2000
	(In millions, except per share, % margin and market share data)
Statement of Operations Data:
Net sales	$495.7	$564.3	$703.9	$351.5	$328.8	$140.1	$145.2
Cost of goods sold	258.3	293.9	358.2	183.6	167.3	72.7	75.8
Other special charges(2)	—	1.3	—	—	16.3	—	0.2

Gross profit	237.4	269.1	345.7	167.9	145.2	67.4	69.2
Selling expense	148.9	160.2	195.1	94.6	94.8	39.6	40.8
General and administrative expense	32.4	37.4	50.5	25.3	24.0	11.9	11.6
Research and development expense	9.4	9.8	10.8	5.3	6.0	2.7	3.0
Other special charges(3)(4)	6.2	8.1	—	—	—	—	—

Income from operations(5)	40.5	53.6	89.3	42.7	20.4	13.2	13.8
Interest expense	15.7	16.3	30.6	15.3	15.4	7.1	7.2
Other (income) expense, net	(0.2)	(0.3)	0.7	0.4	1.1	0.5	0.2

Income before income taxes and extraordinary item	25.0	37.6	58.0	27.0	3.9	5.6	6.4
Income tax expense	8.6	13.5	19.6	9.4	1.5	1.9	2.3

Income before extraordinary item	16.4	24.1	38.4	17.6	2.4	3.7	4.1
Extraordinary item(6)	(2.0)	—	—	—	—	—	—

Net income	$14.4	$24.1	$38.4	$17.6	$2.4	$3.7	$4.1

Basic net income per common share(5)	$0.54	$0.88	$1.39	$0.64	$0.09	$0.13	$0.15

Diluted net income per common share(5)	$0.51	$0.83	$1.32	$0.60	$0.08	$0.13	$0.14

Weighted average common shares	26.5	27.5	27.5	27.5	27.6	27.5	27.6
Weighted average common and common equivalent shares	28.1	29.2	29.1	29.1	28.6	29.1	28.7
Other Financial and Operating Data:
Adjusted income from operations	$46.7	$63.0	$89.3	$42.7	$36.7	$13.2	$14.0
% Margin	9.4%	11.2%	12.7%	12.1%	11.2%	9.4%	9.6%
Adjusted EBITDA(7)	$59.2	$76.8	$108.6	$52.4	$46.1	$17.6	$18.9
% Margin	11.9%	13.6%	15.4%	14.9%	14.0%	12.6%	13.0%
U.S. Market Share(8)	13.5%	17.1%	19.5%	18.7%	19.3%
Segment Revenue(9)
North America	85%	85%	76%	76%	74%	73%	73%
Latin America	—	3	16	16	18	18	18
Europe/ROW	15	12	8	8	8	9	9

	100%	100%	100%	100%	100%	100%	100%
	April 1, 2001
	Actual	As Adjusted
	(In millions)
Balance Sheet Data:
Working capital	$131.1	$134.4
Total assets	533.3	529.8
Total debt	310.7	251.6
Shareholders' equity	81.2	140.1
The as adjusted balance sheet data reflects the receipt of the net proceeds from the sale of the 3,500,000 shares of common stock offered by us at a public offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the application of the net proceeds, together with borrowings under our credit facilities, to the repurchase of our Series B Senior Subordinated Notes and the write-off of prepaid fees associated with the Notes.

S–7

(1)
Reflects the adoption of Emerging Issues Task Force (EITF) 00-22, Issue 3 related to volume-based sales incentives resulting in the reclassification of certain selling expenses as a reduction of revenue of $2.5 million and $2.4 million, respectively, in the fiscal quarters ended April 2, 2000 and April 1, 2001 and $5.9 million and $4.8 million, respectively, in the six months ended April 2, 2000 and April 1, 2001. The reclassifications had no impact on net income or earnings per share.

(2)
The other special charge of $1.3 million in fiscal 1999 was related to the discontinuation of silver cell manufacturing at our Portage, Wisconsin facility. During fiscal 2001, we recorded special charges of $16.3 million related to: (i) an organizational restructuring in the U.S, (ii) manufacturing and distribution cost rationalization initiatives in our Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the ongoing closure of our Wonewoc, Wisconsin manufacturing facility and (iv) the rationalization of inefficient manufacturing processes at our Fennimore, Wisconsin manufacturing facility and the rationalization of packaging operations and product lines. The amount recorded includes $5.1 million of employee termination benefits for approximately 360 employees, $10.4 million of equipment, inventory and other asset write-offs and $0.8 million of other expenses.

(3)
In the fiscal year ended September 30, 1998, we recorded net special charges of $6.2 million including (i) $2.0 million associated with consolidating domestic battery packaging operations and outsourcing the manufacture of heavy duty batteries, (ii) $2.2 million associated with closing our Appleton, Wisconsin manufacturing plant and consolidating it into our Portage, Wisconsin manufacturing plant, (iii) $5.3 million associated with closing our Newton Aycliffe, United Kingdom facility, phasing out direct distribution in the United Kingdom and closing one of our German sales offices, (iv) a $2.4 million gain on the sale of our previously closed Kinston, North Carolina facility, (v) income of $1.2 million in connection with the settlement of deferred compensation agreements with certain former employees, (vi) $0.8 million associated with a secondary offering of common stock completed in June 1998 and (vii) miscellaneous credits of $0.4 million.

(4)
In the fiscal year ended September 30, 1999, we recorded special charges of $8.1 million including (i) $2.5 million of employee termination benefits related to organizational restructuring, (ii) $2.1 million of charges associated with the termination of non-performing foreign distributors and exiting the respective territory, (iii) $1.9 million of costs related to the previously announced closing of our Appleton, Wisconsin facility, (iv) $0.8 million related to the closing of our Newton Aycliffe, United Kingdom facility and (v) $0.8 million of one-time expenses associated with our Latin American acquisition.

(5)
Includes expenses related to special charges in the fiscal years ended September 30, 1998 and 1999, the fiscal quarter ended April 1, 2001 and the six months ended April 1, 2001. Income from operations before these non-recurring charges was as follows:

				Six Months Ended		Fiscal Quarter Ended
	Fiscal Year Ended September 30,
				April 2, 2000	April 1, 2001	April 2, 2000	April 1, 2001
	1998	1999	2000
	(In millions)
Income from operations	$40.5	$53.6	$89.3	$42.7	$20.4	$13.2	$13.8
Other special charge portion of cost of goods sold	—	1.3	—	—	16.3	—	0.2
Other special charges	6.2	8.1	—	—	—	—	—

Adjusted income from operations	$46.7	$63.0	$89.3	$42.7	$36.7	$13.2	$14.0

(6)
In the fiscal year ended September 30, 1998, we recorded extraordinary expense of $2.0 million net of income taxes for the premium on the repurchase or redemption of the senior term notes in connection with our initial public offering completed in November 1997.

(7)
EBITDA represents income from operations plus other (income) expense, net plus depreciation and amortization (excluding amortization of debt issuance costs). We believe that EBITDA and related measures are commonly used by certain investors and analysts to analyze and compare, and provide useful information regarding, our ability to service our indebtedness. However, the following factors should be considered in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing our operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of our operating performance or measures of our liquidity. Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented herein may not be comparable to other similarly titled measures of other companies.

S–8

  EBITDA includes other special charges during the fiscal years ended September 30, 1998 and 1999, the fiscal quarter ended April 1, 2001 and the six months ended April 1, 2001. EBITDA before these other special charges was as follows:

						Fiscal Quarter Ended
	Fiscal Year Ended September 30,			Six Months Ended
				April 2, 2000	April 1, 2001	April 2, 2000	April 1, 2001
	1998	1999	2000
	(In millions)
EBITDA	$53.0	$67.4	$108.6	$52.4	$29.8	$17.6	$18.7
Other special charges portion of cost of goods sold	—	1.3	—	—	16.3	—	0.2
Other special charges	6.2	8.1	—	—	—	—	—

Adjusted EBITDA	$59.2	$76.8	$108.6	$52.4	$46.1	$17.6	$18.9

(8)
ACNielsen general battery unit market share for the 52-week period ended September 30, 1998, 1999 and 2000, April 2, 2000 and April 1, 2001.

(9)
We manage operations in three reportable segments based upon geographic area: North America, which includes the U.S. and Canada; Latin America, which includes Mexico, Central America and South America; and Europe/Rest of World ("Europe/ROW"), which includes the United Kingdom, Europe and all other countries in which we do business.

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RISK FACTORS

    Investing in our common stock involves risks. You should carefully consider the following risk factors in addition to the other information contained in this prospectus supplement and the accompanying prospectus, and in any other documents to which we refer you in this prospectus supplement or the accompanying prospectus, in deciding whether to invest in our common stock.

We participate in very competitive markets and we may not be able to compete successfully.

    The markets in which we participate are very competitive. Firms compete for consumer acceptance and limited shelf space based upon brand name recognition, perceived quality, price, performance, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies. Our ability to compete in these battery markets may be affected by a number of factors:

  •
  Our primary competitors, Duracell International Inc., a subsidiary of The Gillette Company, and Energizer Holdings, Inc., are well-established companies that have substantially greater financial and other resources and greater overall market share than we do.
  •
  In some key product lines, our competitors may have lower production costs and higher profit margins than we do, which may enable them to compete more aggressively in offering retail discounts and other promotional incentives.
  •
  The offering of private-label batteries by retailers may create pricing pressure and may also increase consumer perceptions that batteries are a commodity product. Typically, private-label brands are not supported by significant advertising or promotion, and retailers sell these private-label offerings at retail prices slightly below competing brands.
  •
  Sales to food, drug and convenience stores have historically accounted for a small percentage of our total sales, which may affect our ability to increase our sales in these channels in the future.
  •
  Foreign battery manufacturers and some smaller domestic manufacturers have attempted, and may continue to attempt, to establish a significant presence in the U.S. battery market.
  •
  Product improvements or effective advertising campaigns by competitors may weaken consumer demand for our products.
  •
  Changes in consumer preferences in developing countries from zinc carbon to alkaline batteries may impact sales of our zinc carbon products in those countries.

    The battery-powered lighting device market also is highly competitive. It includes a greater number of competitors than the battery market, some of whom may have greater financial and other resources than we do. Our ability to compete in the battery-powered lighting device market may be affected by new product developments and promotional programs by our competitors.

Consolidation of retailers and our dependence on a small number of key customers for a significant percentage of our sales may negatively affect our profits.

    During the past decade, retail sales of consumer products, including battery and lighting products, have been increasingly consolidated into a small number of regional and national mass merchandisers and warehouse clubs. This trend towards consolidation is occurring on a worldwide basis. As a result of this consolidation, a significant percentage of our sales are attributable to a very limited group of retailer customers. Our three largest retailer customers together accounted for 31% of our net sales in fiscal 2000. Wal-Mart Stores, Inc., our largest retailer customer, alone accounted for 21% of our net sales in fiscal 2000. While we have long-term agreements with a limited number of significant customers, our sales generally are made through the use of individual purchase orders, consistent with the industry practice. Because of the importance of these key customers, price or promotional demands by such customers, reductions in their purchases or loss of their accounts could have a significant adverse impact on our operating profits.

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We may make strategic acquisitions which may divert the attention of management and which may not be successfully integrated into our existing business.

    We intend to pursue increased market penetration through strategic acquisitions. Those acquisitions could be of significant size and involve either domestic or international parties. To acquire and integrate a separate organization would require that management attention be diverted from other business activities. This diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on us. We cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business.

    In addition, we may borrow money to finance acquisitions. Such funds might not be available on terms as favorable to us as our current borrowing terms and will increase our leveraged position. Future acquisitions using equity may be dilutive to shareholders.

Changes in battery technology may negatively affect our sales and our market share.

    The battery industry generally involves continuously evolving technology, with individual advances typically resulting in modest increases in product life. We cannot assure you that, as existing battery products and technologies improve and new, more advanced products and technologies are introduced, our products will be able to compete effectively in any of our targeted market segments. We have made and continue to make significant investments in research and development, as have our competitors. If our competitors successfully introduce new or enhanced products that eliminate technological advantages our products may have in a certain market segment or otherwise outperform our products, or are perceived by consumers as doing so, or if our competitors develop or apply technology which permits them to manufacture batteries at a lower relative cost, we may be unable to compete successfully in market segments affected by these changes. The fact that our two principal competitors in the U.S. battery market have substantially greater resources than we do increases this risk. Pre-emptive patent rights, restrictions on our ability to expand or modify manufacturing capacity or constraints on our research and development activity may also limit our ability to introduce products that are competitive on a performance basis.

    The general battery industry historically has sustained unit sales growth even as battery life has increased with innovation. This is largely due to an increase in the use of and the number of applications for batteries. Technological or design changes in portable electronic and other devices that utilize batteries as a power source may significantly affect the demand for batteries. Continued enhancements of battery performance may also have an adverse effect on our sales.

We may not be able to protect adequately our intellectual property.

    To establish and protect our technology and other intellectual property rights, we rely upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants. We cannot assure you that the steps we take to protect our technology and other intellectual property rights will be adequate to prevent misappropriation of our technology or other intellectual property. We also cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Moreover, the laws of certain foreign countries in which we operate or may operate in the future do not protect intellectual property rights to the same extent as do the laws of the U.S. Some of the technology underlying our products, including our primary and rechargeable lines of alkaline batteries, are the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to our competitors at any time. If this technology were licensed to a competitor, it could have a material adverse effect on us.

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    We do not have any right to the trademark RAYOVAC in Brazil, where the mark is owned by another battery manufacturer. This may negatively affect our ability to pursue growth opportunities in Latin America.

We may incur material capital and other costs due to environmental liabilities.

    Because of the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment. These include laws and regulations that govern:

  •
  discharges to the air, water and land;
  •
  the handling and disposal of solid and hazardous substances and wastes; and
  •
  remediation of contamination associated with release of hazardous substances at our facilities and at off-site disposal locations.

    Risk of environmental liability is inherent in our business. As a result, we cannot assure you that material environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Based on currently available information, we believe that we are substantially in compliance with applicable environmental regulations at our facilities. However, we cannot assure you of our compliance with them in the future. While we believe that compliance with the environmental laws and regulations to which we are subject will not have a material effect upon us, we cannot assure you that this will be the case.

    From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties, including without limitation, the effect of releases from underground storage tanks. We have facilities that have been in operation for decades and are constructed on fill that includes, among other materials, battery materials containing various heavy metals. We have accepted a deed restriction on one such property in lieu of conducting remedial activities, and may consider similar actions at other properties if appropriate. Although we are currently engaged in investigative or remedial projects at a few of our facilities, we do not expect that such projects will cause us to incur material expenditures.

    Our former manganese processing facility in Covington, Tennessee was accepted by the Tennessee Department of Environment and Conservation ("TDEC") into TDEC's Voluntary Cleanup, Oversight and Assistance Program in February 1999. Under Tennessee's voluntary cleanup program, we negotiated a Consent Order and Agreement, dated February 12, 1999, with the TDEC, covering investigation, and if necessary, remediation of the facility. Groundwater monitoring conducted pursuant to the post-closure maintenance of solid waste at the facility, and recent groundwater testing beneath former process areas of the facility, indicated elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the facility. We have completed closure of lagoons on the property and have completed the remediation of a stream that borders the facility. Upon successful completion of the requirements of the Consent Order and Agreement, we expect that no further action will be required at the facility. While remediation costs are uncertain at this time, we do not expect the matter to have a material adverse financial impact on us.

    In addition, on February 9, 2001, the Wisconsin Department of Natural Resources approved our request to proceed under Wisconsin's Voluntary Party Liability Exemption program to investigate and, if necessary, remediate environmental matters at our Wonewoc, Wisconsin manufacturing facility. Investigative work to date suggests there may be battery materials containing various heavy metals in fill on the property. However, we do not expect this matter to result in material expenditures.

    We have been and are subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, commonly referred to as

S–12

"CERCLA," or similar state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. We do not believe that any of our pending CERCLA or similar state matters, either individually or in the aggregate, will have a material impact on us. We may be named as a potentially responsible party at additional sites in the future, and the costs associated with these additional sites may be material.

    In addition, certain of our battery manufacturing facilities have been operating for decades. Over such time, we and other prior operators of such facilities have generated and disposed of wastes such as manganese, cadmium and mercury, which are or may be considered hazardous. We have not conducted invasive testing to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, we cannot assure you that material liabilities will not arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on us.

We have incurred, and may incur, a significant amount of debt which we may not be able to repay.

    As of April 1, 2001, we had total indebtedness of $310.7 million and total shareholders' equity of $81.2 million. We intend to use the net proceeds from our sales of common stock in this offering, together with borrowings under our credit facilities, to finance the repurchase of our 10 1/4% Series B Senior Subordinated Notes due November 2006. After giving effect to the receipt and application of the net proceeds to the repurchase of the Notes, the write-off of prepaid fees associated with the Notes and the additional borrowings under our credit facilities, we would have had total indebtedness of $251.6 million and total shareholders' equity of $140.1 million. Subject to the restrictions contained in the Second Amended and Restated Credit Agreement governing our senior credit facilities and currently contained in the Indenture governing our outstanding Series B Senior Subordinated Notes, we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other corporate purposes.

    We must dedicate a significant portion of our cash flow from operations to pay principal of, and interest on, our indebtedness. This reduces the amount of funds that we have available for working capital, capital expenditures and other purposes. Our ability to make scheduled payments on our outstanding indebtedness will depend on our future operating performance. This, in turn, will be affected by prevailing economic conditions and financial, competitive, regulatory and similar factors that are beyond our control. Based on our current levels of operations, we believe that our cash flow from operations, together with our external sources of cash, will be adequate to make required payments on our debt, whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

    We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Any inability of ours to service our indebtedness or obtain additional financing, as needed, would have a material adverse effect on us.

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Our debt obligations contain restrictive covenants that may limit our ability to conduct our business.

    The Second Amended and Restated Credit Agreement governing our senior credit facilities contains, and the Indenture governing our outstanding Series B Senior Subordinated Notes currently contains, restrictive covenants that may limit our ability to conduct our business. The restrictive covenants include, among others, those restricting additional liens, additional borrowings, the sale of assets, mergers and consolidations, the payment of dividends, transactions with affiliates, the making of certain investments and certain other fundamental changes. On May 31, 2001, we commenced a tender offer to purchase for cash all of our outstanding Series B Senior Subordinated Notes. In connection with the tender offer, we solicited from the holders of the Notes consents to proposed amendments to the Indenture under which the Notes were issued. On June 14, 2001, we announced that the consent solicitation expired and that we received consents sufficient to amend the Indenture. We have executed a supplemental indenture incorporating the amendments, which will become operative when the tendered Notes are accepted for payment, resulting in the removal of these restrictive covenants. Our Second Amended and Restated Credit Agreement also contains restrictions on acquisitions and certain financial ratio tests including a leverage ratio and an interest coverage ratio. These restrictions could limit our ability to conduct our business. A failure to comply with the obligations contained in our Second Amended and Restated Credit Agreement or under our current Indenture could result in an event of default under such agreements, which could require us to immediately repay the related debt, which we may not be able to do.

Our foreign operations may expose us to a number of risks related to conducting business in foreign countries.

    Our foreign sales and certain of our expenses are transacted in foreign currencies. In the first six months of fiscal 2001, approximately 26% of our revenues and 23% of our expenses were denominated in currencies other than U.S. dollars. We expect that the amount of our revenues and expenses transacted in foreign currencies will increase as our Latin American operations grow. Our international operations, and exports and imports to and from foreign markets, are subject to a number of special risks. These risks include, but are not limited to, risks with respect to:

  •
  changes in currency exchange rates, which may affect our sales to, purchases from and loans to our subsidiaries as well as sales to, purchases from and bank lines of credit with, third-party customers, suppliers and creditors that are denominated in foreign currencies;
  •
  economic and political destabilization, governmental corruption and civil unrest;
  •
  restrictive actions by foreign governments (e.g., duties and quotas and restrictions on transfer of funds);
  •
  changes in foreign labor laws and regulations affecting our ability to hire and retain employees;
  •
  changes in U.S. and foreign laws regarding trade and investment;
  •
  changes in the economic conditions in these markets; and
  •
  difficulty in obtaining distribution and support.

    Significant increases in the value of the U.S. dollar in relation to certain foreign currencies could have a material adverse effect on us. While we generally hedge a portion of our foreign currency exposure, we are still vulnerable to the effects of currency exchange rate fluctuations.

    In many developing countries in which our business is operated there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the U.S. As such economies develop, it is possible that new regulations may increase the expense and risk of doing business in such countries. In addition, social legislation in many countries in which our business operates may result in significantly higher expenses associated with terminating employees or distributors and with closing manufacturing facilities.

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Our dependence on, and the price of, raw materials may adversely affect our profits.

    The principal raw materials used to produce our products—including zinc powder, electrolytic manganese dioxide powder and steel—are sourced on a global or regional basis, and the prices of those raw materials are susceptible to currency fluctuations due to transportation, government regulations, price controls, economic climate or other unforeseen circumstances. We regularly engage in forward purchase and hedging transactions to effectively manage our anticipated production requirements for the next six to twelve months, our raw material costs and our inventory, but there is no guarantee that those efforts will be effective and, if we are unable to pass on raw materials price increases to our customers, our future profitability may be materially adversely affected. We believe that adequate supplies of the raw materials required for our operations are available at the present time, but we cannot predict the future availability or prices of such materials.

Third-party infringement claims against us could adversely affect our business.

    Although we believe that our current products do not infringe upon the valid proprietary rights of others, from time to time we have received claims that we are infringing upon the intellectual property of others and it is possible that third parties will assert infringement claims against us in the future. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into licensing or other agreements in order to secure continued access to required technology. Licensing or other agreements, if required, may not be available on terms acceptable to us or at all. Claims of infringement may also require us to pay significant damages or subject us to an injunction against the sale or use of our products. In the event of a ruling against us on any such claim, a license or similar agreement may not be available to us on reasonable terms.

Sales of our products are seasonal and may cause our quarterly operating results and working capital requirements to fluctuate.

    Sales of our products are seasonal. Our highest sales occur during the holiday season in our fiscal quarter ending on or about December 31. During our past three fiscal years, our sales in the quarter ended on or about December 31 have represented an average of 30% of our annual net sales. Adverse business or economic conditions during this period could adversely affect results of operations for the full year. Such seasonality could cause our quarterly operating results and working capital requirements to fluctuate. Our financial results for a particular quarter may not be indicative of results for an entire year, and our revenues and/or expenses may vary from quarter to quarter.

Existing shareholders are able to exercise significant control over us, including the composition of our Board of Directors.

    As of the date of this prospectus supplement, Thomas H. Lee Equity Fund III, L.P. and other affiliates of Thomas H. Lee Company beneficially own 42% of our outstanding common stock. As a result of this stock ownership, Thomas H. Lee Company and its affiliates are able to exercise significant control over us, including the election of our board of directors. Two of our directors, Mr. Schoen and Mr. Smith, are also affiliates of Thomas H. Lee Company. Thomas H. Lee Company and its affiliates also are able to exercise significant control over any action by us that requires shareholder approval, including the adoption of amendments to our articles of incorporation and the approval of mergers or the sale of all or substantially all of our assets. This control will continue after these offerings. Our ability to take some of these actions is limited further by the terms of our outstanding indebtedness.

Future sales of our common stock may cause our stock price to decline.

    If our shareholders sell substantial amounts of our common stock in the public market, or the perception that such sales may occur exists, the market price of our common stock could decline. The approximately 7.8 million shares of common stock sold in our initial public offering in November 1997 and the approximately 6.4 million shares of common stock sold by certain of our shareholders in a secondary offering in June 1998 are freely tradable in the public market, except to the extent that these

S–15

shares are held by our affiliates. Additionally, all of the 7,500,000 shares which may be sold under this prospectus supplement to purchasers other than our affiliates will be freely tradable in the public market. Any shares of common stock held by our affiliates may generally only be sold in compliance with Rule 144 under the Securities Act of 1933. As of May 15, 2001, approximately 12 million outstanding shares of common stock were held by our affiliates. Substantially all of our remaining outstanding shares of common stock may be freely sold without volume restrictions pursuant to Rule 144(k) or Rule 701 under the Securities Act of 1933. We, our executive officers and directors and the selling shareholders have agreed that, subject to certain limited exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to those lock-up agreements at any time without notice.

    Under the terms of a Shareholders Agreement we entered into with certain of our shareholders, dated as of September 12, 1996, as amended as of (i) August 1, 1997, (ii) January 8, 1997 and (iii) January 1, 2001, at any time when affiliates of Thomas H. Lee Company and their permitted transferees own in the aggregate at least 25% of the shares of our common stock that they acquired in our 1996 recapitalization, they have the right to require us to file a registration statement under the Securities Act of 1933 to register the sale of all or any part of their shares of our common stock on three occasions at our expense. If Thomas H. Lee Company and its affiliates own less than 25% but more than 10% of the shares that they acquired in our 1996 recapitalization, we are obligated to effect only one such registration.

    Additionally, affiliates of Thomas H. Lee Company and the other shareholders that are party to the Shareholders Agreement have the right, subject to certain limitations, to include their shares in certain registered offerings that we initiate, including this offering. Shareholders that are party to the Shareholders Agreement are offering 4,000,000 shares for sale in this offering. This right of these shareholders to include shares in registered offerings includes offerings that we initiate for our own account or for the account of other shareholders. In certain circumstances, we may defer these registrations. The underwriters in these offerings also have the right, subject to certain limitations, to limit the number of shares included by these shareholders in any registration. In general, we are required to bear the expense of all of these registrations, except for transfer taxes.

    The sale of shares held by our shareholders upon the exercise of their registration rights under the Shareholders' Agreement could have an adverse effect on our ability to raise equity capital in the public markets.

Anti-takeover and other provisions of Wisconsin law could delay or prevent a change in control, which could adversely affect the price of our stock.

    The corporation law of the State of Wisconsin and our articles of incorporation and by-laws each contain certain provisions which may, in effect, discourage, delay or prevent a change of control of us or unsolicited acquisition proposals from taking place. In certain circumstances and subject to certain limitations under provisions of Wisconsin law, shareholders may be liable for unpaid wages of our employees.

USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the 3,500,000 shares of common stock to be sold by us in this offering will be approximately $64,500,000, based on a public offering price per share of $19.50 and after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

    We intend to use the net proceeds from our sales of common stock in this offering, together with borrowings under our credit facilities, to finance the repurchase of our outstanding 10 1/4% Series B

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Senior Subordinated Notes due November 2006. On May 31, 2001, we commenced a tender offer to purchase for cash all of our outstanding Series B Senior Subordinated Notes. In connection with the tender offer, we solicited from the holders of the Notes consents to proposed amendments to the Indenture under which the Notes were issued. On June 14, 2001, we announced that the consent solicitation expired and that we received consents sufficient to amend the Indenture. We have executed a supplemental indenture incorporating the amendments, which will become operative when the tendered Notes are accepted for payment. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 50 basis points over the yield on the pricing date of the 6 1/4% U.S. Treasury Notes due October 31, 2001, less a consent payment of $30.00 per $1,000 principal amount to holders of Notes who tendered their Notes and delivered their consents prior to the expiration of the consent solicitation. The pricing date will be June 25, 2001, unless the offer is extended. The tender offer will expire at 11:59 p.m. New York City time, on June 27, 2001, unless extended or earlier terminated.

    Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

    Our existing term loan facility bears interest, at our option, based on Bank of America's reference rate as publicly announced from time to time, or its interbank offshore offering rate, plus, in either case, a margin based upon our leverage. The term loan facility matures on August 9, 2004.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock is listed on the New York Stock Exchange under the symbol "ROV." The following table sets forth the high and low sales price per share of our common stock for the periods indicated.

	High	Low
Fiscal Year ended September 30, 1999
Quarter ended January 3, 1999	$28.00	$15.50
Quarter ended April 4, 1999	28.63	22.13
Quarter ended July 4, 1999	31.31	20.31
Quarter ended September 30, 1999	24.13	18.81
Fiscal Year ended September 30, 2000
Quarter ended January 2, 2000	26.75	16.88
Quarter ended April 2, 2000	26.00	17.25
Quarter ended July 2, 2000	24.50	16.88
Quarter ended September 30, 2000	29.13	16.88
Fiscal Year ending September 30, 2001
Quarter ended December 31, 2001	18.81	11.69
Quarter ended April 1, 2001	20.78	13.63
Quarter ending July 2, 2001 (through June 20, 2001)	25.25	16.93

    On June 20, 2001, the closing sale price of our common stock on the New York Stock Exchange was $19.83 per share. On June 15, 2001, the number of holders of record of our common stock was 263.

    We have not declared or paid any cash dividends in the past. We currently intend to retain any future earnings for reinvestment in our business. In addition, our debt obligations restrict our ability to pay dividends to our shareholders. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, contractual restrictions and such other factors as our board of directors deems relevant.

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CAPITALIZATION

    The following table sets forth our unaudited capitalization as of April 1, 2001:

  •
  on an actual basis; and
  •
  on an as adjusted basis to give effect to the issuance and sale by us of shares of common stock in this offering, and the application of the net proceeds, together with borrowings under our credit facilities, to the repurchase of our Series B Senior Subordinated Notes and the write-off of prepaid fees associated with the Notes, after payment of certain expenses.

    You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and other financial information included elsewhere in this prospectus supplement.

	April 1, 2001
	Actual	As Adjusted
	(unaudited) (In millions, except share data)
Debt:
Revolving Credit Facility	$196.2	$202.1
Term Loan Facility	40.4	40.4
Series B Senior Subordinated Notes, due November 1, 2006, with interest at 10 1/4% payable semi-annually	65.0	—
Capitalized lease obligations	0.6	0.6
Notes and obligations, weighted average interest rate of 8.47% at April 1, 2001	8.5	8.5

Total Debt	$310.7	$251.6
Shareholders' Equity:
Preferred stock, $.01 par value: 5,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $.01 par value: 150,000,000 shares authorized, 57,392,903 shares issued, actual; 60,892,903 shares issued, as adjusted; 27,856,723 shares outstanding, actual; 31,816,070 shares outstanding, as adjusted	0.6	0.6
Additional paid-in capital	109.1	173.6
Retained earnings	110.8	105.2
Accumulated other comprehensive income	(1.5)	(1.5)
Notes receivable from officers/shareholders	(3.8)	(3.8)
Less treasury stock, at cost, 29,536,180 shares	(130.1)	(130.1)
Less unearned restricted stock compensation	(3.9)	(3.9)

Total Shareholders' Equity	$81.2	$140.1

Total Capitalization	$391.9	$391.7

    The actual information set forth in the table excludes:

  •
  3,957,395 shares of common stock issuable upon the exercise of stock options outstanding as of April 1, 2001 at a weighted average exercise price of $12.48 per share, of which 1,932,617 shares of common stock are vested at such date, and
  •
  784,840 shares of common stock reserved as of April 1, 2001 for future grants under our stock option plans and other stock incentive plans.

    The as adjusted information in the table:

  •
  gives effect to the exercise by selling shareholders in connection with this offering of options to purchase an aggregate of 459,347 shares of common stock,
  •
  excludes 3,498,048 shares of common stock issuable upon the exercise of stock options outstanding as of April 1, 2001 at a weighted average exercise price of $13.51 per share, of which 1,473,270 shares of common stock are vested at such date, and
  •
  excludes 784,840 shares of common stock reserved as of April 1, 2001 for future grants under our stock option plans and other stock incentive plans.

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SELECTED FINANCIAL DATA

    The following selected historical financial data as of the three fiscal years ended September 30, 1998, 1999 and 2000 is derived from our audited consolidated financial statements included elsewhere in this prospectus supplement. The selected historical financial data as of the second quarter of fiscal 2000 and fiscal 2001 and the first six months of fiscal 2000 and fiscal 2001, is derived from our unaudited condensed consolidated financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods indicated. The following selected financial data should be read in conjunction with our consolidated financial statements and related notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

				Six Months Ended		Fiscal Quarter Ended
	Fiscal Year Ended September 30,
				April 2, 2000(1)	April 1, 2001(1)	April 2, 2000(1)	April 1, 2001(1)
	1998	1999	2000
	(In millions, except per share, % margin and market share data)
Statement of Operations Data:
Net sales	$495.7	$564.3	$703.9	$351.5	$328.8	$140.1	$145.2
Cost of goods sold	258.3	293.9	358.2	183.6	167.3	72.7	75.8
Other special charges(2)	—	1.3	—	—	16.3	—	0.2

Gross profit	237.4	269.1	345.7	167.9	145.2	67.4	69.2
Selling expense	148.9	160.2	195.1	94.6	94.8	39.6	40.8
General and administrative expense	32.4	37.4	50.5	25.3	24.0	11.9	11.6
Research and development expense	9.4	9.8	10.8	5.3	6.0	2.7	3.0
Other special charges(3)(4)	6.2	8.1	—	—	—	—	—

Income from operations(5)	40.5	53.6	89.3	42.7	20.4	13.2	13.8
Interest expense	15.7	16.3	30.6	15.3	15.4	7.1	7.2
Other (income) expense, net	(0.2)	(0.3)	0.7	0.4	1.1	0.5	0.2

Income before income taxes and extraordinary item	25.0	37.6	58.0	27.0	3.9	5.6	6.4
Income tax expense	8.6	13.5	19.6	9.4	1.5	1.9	2.3

Income before extraordinary item	16.4	24.1	38.4	17.6	2.4	3.7	4.1
Extraordinary item(6)	(2.0)	—	—	—	—	—	—

Net income	$14.4	$24.1	$38.4	$17.6	$2.4	$3.7	$4.1

Basic net income per common Share(5)	$0.54	$0.88	$1.39	$0.64	$0.09	$0.13	$0.15

Diluted net income per common Share(5)	$0.51	$0.83	$1.32	$0.60	$0.08	$0.13	$0.14

Weighted average common shares	26.5	27.5	27.5	27.5	27.6	27.5	27.6
Weighted average common and common equivalent shares	28.1	29.2	29.1	29.1	28.6	29.1	28.7
Other Financial and Operating Data:
Adjusted income from operations	$46.7	$63.0	$89.3	$42.7	$36.7	$13.2	$14.0
% Margin	9.4%	11.2%	12.7%	12.1%	11.2%	9.4%	9.6%
Adjusted EBITDA(7)	$59.2	$76.8	$108.6	$52.4	$46.1	$17.6	$18.9
% Margin	11.9%	13.6%	15.4%	14.9%	14.0%	12.6%	13.0%
U.S. Market Share(8)	13.5%	17.1%	19.5%	18.7%	19.3%
Segment Revenue(9)
North America	85%	85%	76%	76%	74%	73%	73%
Latin America	—	3	16	16	18	18	18
Europe/ROW	15	12	8	8	8	9	9

	100%	100%	100%	100%	100%	100%	100%

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				Six Months Ended
	Fiscal Year Ended September 30,
				April 2, 2000	April 1, 2001
	1998	1999	2000
	(In millions)
Balance Sheet Data:
Working capital	$81.6	$104.4	$104.7	$103.9	$131.1
Total assets	283.9	532.9	569.0	507.0	533.3
Total debt	152.3	330.3	317.6	304.9	310.7
Shareholders' equity	21.9	46.5	80.7	63.2	81.2

(1)
Reflects the adoption of EITF 00-22, Issue 3 related to volume-based sales incentives resulting in the reclassification of certain selling expenses as a reduction of revenue of $2.5 million and $2.4 million, respectively, in the fiscal quarters ended April 2, 2000 and April 1, 2001 and $5.9 million and $4.8 million, respectively, in the six months ended April 2, 2000 and April 1, 2001. The reclassifications had no impact on net income or earnings per share.

(2)
The other special charge of $1.3 million in fiscal 1999 was related to the discontinuation of silver cell manufacturing at our Portage, Wisconsin facility. During fiscal 2001, we recorded special charges of $16.3 million related to: (i) an organizational restructuring in the U.S, (ii) manufacturing and distribution cost rationalization initiatives in our Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the ongoing closure of our Wonewoc, Wisconsin manufacturing facility and (iv) the rationalization of inefficient manufacturing processes at our Fennimore, Wisconsin manufacturing facility and the rationalization of packaging operations and product lines. The amount recorded includes $5.1 million of employee termination benefits for approximately 360 employees, $10.4 million of equipment, inventory and other asset write-offs and $0.8 million of other expenses.

(3)
In the fiscal year ended September 30, 1998, we recorded net special charges of $6.2 million including (i) $2.0 million associated with consolidating domestic battery packaging operations and outsourcing the manufacture of heavy duty batteries, (ii) $2.2 million associated with closing our Appleton, Wisconsin manufacturing plant and consolidating it into our Portage, Wisconsin manufacturing plant, (iii) $5.3 million associated with closing our Newton Aycliffe, United Kingdom facility, phasing out direct distribution in the United Kingdom and closing one of our German sales offices, (iv) a $2.4 million gain on the sale of our previously closed Kinston, North Carolina facility, (v) income of $1.2 million in connection with the settlement of deferred compensation agreements with certain former employees, (vi) $0.8 million associated with a secondary offering of common stock completed in June 1998 and (vii) miscellaneous credits of $0.4 million.

(4)
In the fiscal year ended September 30, 1999, we recorded special charges of $8.1 million including (i) $2.5 million of employee termination benefits related to organizational restructuring, (ii) $2.1 million of charges associated with the termination of non-performing foreign distributors and exiting the respective territory, (iii) $1.9 million of costs related to the previously announced closing of our Appleton, Wisconsin facility, (iv) $0.8 million related to the closing of our Newton Aycliffe, United Kingdom facility and (v) $0.8 million of one-time expenses associated with our Latin American acquisition.

(5)
Includes expenses related to special charges in the fiscal years ended September 30, 1998 and 1999, the fiscal quarter ended April 1, 2001 and the six months ended April 1, 2001. Income from operations before these non-recurring charges was as follows:

				Six Months Ended		Fiscal Quarter Ended
	Fiscal Year Ended September 30,
				April 2, 2000	April 1, 2001	April 2, 2000	April 1, 2001
	1998	1999	2000
	(In millions)
Income from operations	$40.5	$53.6	$89.3	$42.7	$20.4	$13.2	$13.8
Other special charge portion of cost of goods sold	—	1.3	—	—	16.3	—	0.2
Other special charges	6.2	8.1	—	—	—	—	—

Adjusted income from operations	$46.7	$63.0	$89.3	$42.7	$36.7	$13.2	$14.0

(6)
In the fiscal year ended September 30, 1998, we recorded extraordinary expense of $2.0 million net of income taxes for the premium on the repurchase or redemption of the senior term notes in connection with our initial public offering completed in November 1997.

(7)
EBITDA represents income from operations plus other (income) expense, net plus depreciation and amortization (excluding amortization of debt issuance costs). We believe that EBITDA and related measures are commonly used by certain investors and analysts to analyze and compare, and provide useful information regarding, our ability to service its indebtedness. However, the following factors should be considered in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in

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  analyzing our operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of our operating performance or measures of our liquidity. Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented herein may not be comparable to other similarly titled measures of other companies.

  EBITDA includes other special charges during the fiscal years ended September 30, 1998 and 1999, the fiscal quarter ended April 1, 2001 and the six months ended April 1, 2001. EBITDA before these other special charges was as follows:

				Six Months Ended		Fiscal Quarter Ended
	Fiscal Year Ended September 30,
				April 2, 2000	April 1, 2001	April 2, 2000	April 1, 2001
	1998	1999	2000
	(In Millions)
EBITDA	$53.0	$67.4	$108.6	$52.4	$29.8	$17.6	$18.7
Other special charges portion of cost of goods sold	—	1.3	—	—	16.3	—	0.2
Other special charges	6.2	8.1	—	—	—	—	—

Adjusted EBITDA	$59.2	$76.8	$108.6	$52.4	$46.1	$17.6	$18.9

(8)
ACNielsen general battery unit market share for the 52-week period ended September 30, 1998, 1999 and 2000, April 2, 2000 and April 1, 2001.

(9)
We manage operations in three reportable segments based upon geographic area: North America, which includes the U.S. and Canada; Latin America, which includes Mexico, Central America, and South America; and Europe/Rest of World ("Europe/ROW"), which includes the United Kingdom, Europe and all other countries in which we do business.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion in conjunction with "Selected Financial Data" and our consolidated financial statements and the related notes included in this prospectus supplement.

Introduction

    Our operating performance depends upon a number of factors. The most important of these factors are:

  •
  general retailing trends, especially in the mass merchandiser segment of the retail market;

  •
  our overall product mix among various specialty and general household batteries and battery-powered lighting devices, which sell at different price points and profit margins;

  •
  our overall competitive position, which is affected by both our and our competitors' introduction of new products and promotions and our relative pricing and battery performance; and

  •
  changes in operating expenses.

    We manage our business according to the following geographic areas: (1) North America, which includes the U.S. and Canada, (2) Latin America, which includes Mexico, Central America and South America and (3) Europe/Rest of World (which we refer to as Europe/ROW), which includes the United Kingdom, Europe and all other countries in which we do business.

Results of Operations

    The following table sets forth the percentage relationship of certain items in our statement of operations to net sales for the periods presented:

	Fiscal Year Ended
	September 30, 1998	September 30, 1999	September 30, 2000
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	52.1	52.1	50.9
Special charges	—	0.2	—
Gross profit	47.9	47.7	49.1
Selling expenses	30.0	28.4	27.7
General and administrative expense	6.6	6.6	7.2
Research and development expenses	1.9	1.7	1.5
Other special charges	1.3	1.5	—
Income from operations	8.2%	9.5%	12.7%

Fiscal Quarter and Six Months Ended April 1, 2001 Compared to Fiscal Quarter and Six Months Ended April 2, 2000

    Net Sales.  Net sales for the three months ended April 1, 2001 (the "Fiscal 2001 Quarter") increased $5.1 million, or 3.6%, to $145.2 million from $140.1 million in the three months ended April 2, 2000 (the "Fiscal 2000 Quarter"). The increase was driven by growth in general battery and hearing aid battery sales, partially offset by decreases in lighting products primarily reflecting the impacts of Y2K loading last year and retailer inventory reductions compounded by lower sales of specialty batteries to original equipment manufacturer, or OEM, customers in the personal computer, telecommunications and electronics industries.

    Net sales for the six months ended April 1, 2001 (the "Fiscal 2001 Six Months") decreased $22.7 million, or 6.5%, to $328.8 million from $351.5 million in the six months ended April 2, 2000 (the

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"Fiscal 2000 Six Months"). The decrease was driven by decreased sales of alkaline and lighting products, primarily reflecting the impacts of Y2K loading last year, a weak storm season and retailer inventory reductions compounded by softness in sales of specialty batteries to OEM customers in the personal computer, telecommunications and electronics industries. Offsetting the weakness in sales was hearing aid batteries, which increased $3.5 million, or 10.9%.

    Net Income.  Net income for the Fiscal 2001 Quarter increased $0.4 million, or 10.8%, to $4.1 million from $3.7 million in the Fiscal 2000 Quarter. The increase reflects the favorable margin impact of sales growth in North America and Latin America, partially offset by weakness in Europe/ROW and operating expense increases.

    Net income for the Fiscal 2001 Six Months decreased $15.2 million to $2.4 million from $17.6 million in the Fiscal 2000 Six Months. The decrease reflects the impact of a $16.3 million restructuring charge, sales softness in North America and Europe/ROW and unfavorable currency devaluation partially offset by lower operating expenses.

    Segment Results.  We manage our operations in three reportable segments based upon geographic area: North America; Latin America; and Europe/ROW. We evaluate segment profitability based on income from operations before corporate expense which includes corporate purchasing expense, general and administrative expense and research and development expense.

	Fiscal Quarter		Six Months
North America
	2000	2001	2000	2001
Revenue from external customers	$101.9	$106.0	$266.0	$242.9
Profitability	13.7	15.8	42.6	38.7
Profitability as a percentage of net sales	13.4%	14.9%	16.0%	15.9%
Assets	$248.8	$248.5	$248.8	$248.5

    Our sales to external customers increased $4.1 million, or 4.0%, to $106.0 million in the Fiscal 2001 Quarter from $101.9 million the previous year due primarily to increased sales of alkaline, rechargeable and heavy duty batteries compounded by strong sales of hearing aid batteries partially offset by weakness in lighting products and speciality batteries. Alkaline sales increases of $6.1 million, or 11.4%, were primarily attributable to distribution gains and strong sales in the mass merchandiser and OEM trade channels. Rechargeable batteries sales increases of $1.3 million, or 19.4%, were driven by strong growth of nickel metal hydride batteries and new distribution at a major mass retailer. Heavy duty batteries sales increases of $2.6 million, or 38.7%, were primarily driven by product line expansion at a key mass retailer. Hearing aid battery sales increases of $2.4 million, or 23.8%, primarily reflect strong growth in the professional hearing aid trade channel and expanded retail distribution. Lighting product sales decreases of $2.7 million, or 17.4%, were driven by weakness in the lights product line and in lantern battery sales reflecting the lingering effects of not being able to repeat last year's Y2K buying binge. Speciality batteries sales decreases versus last year primarily reflect softness in camcorder battery and lithium battery sales of $2.2 million and $3.6 million, respectively. These decreases primarily reflect the transition to a camcorder licensing agreement with Entity Technology Limited and general softness in demand from OEM customers in the personal computer, telecommunications and electronics industries.

    In the Fiscal 2001 Six Months, our sales to external customers decreased $23.1 million, or 8.7%, to $242.9 million from $266.0 million the previous year due primarily to decreased sales of alkaline batteries, lighting products and specialty batteries, partially offset by increased sales of hearing aid batteries. Alkaline sales decreases of $11.5 million, or 7.5%, were driven by the impacts of Y2K on last year's sales volumes, a strong hurricane season in the first quarter of fiscal 2000 and lower promotional activity at certain food retailers, partially offset by distribution gains and strong sales in the mass merchandiser and OEM trade channels. Lighting product sales decreases of $10.3 million, or 26.5%,

S–23

were driven by weakness in the lights product line and in lantern battery sales reflecting the impact of the Y2K phenomenom and the lack of a strong storm season, which resulted in strong sales of lighting and related products last year. Specialty batteries sales versus last year primarily reflect softness in camcorder battery and lithium battery sales of $4.4 and $5.4 million, respectively, reflecting the transition to the licensing agreement with Entity Technology Limited, timing of promotions at a key electronics retailer and general softness in lithium battery demand from OEM customers in the personal computer, telecommunications and electronics industries. Hearing aid battery sales increases of $4.3 million, or 22.5%, primarily reflect strength in the professional channel and expanded distribution in fiscal 2001.

    Our profitability increased $2.1 million, or 15.3%, to $15.8 million in the Fiscal 2001 Quarter from $13.7 million in the Fiscal 2000 Quarter. The increase in profitability in the Fiscal 2001 Quarter was primarily attributable to the sales expansion and favorable gross profit margins reflecting a favorable product mix partially offset by increased distribution expenses. Our profitability margins increased 150 basis points to 14.9% from 13.4% in the previous year. The increase primarily reflects favorable gross profit margins attributed to a favorable product mix and price increases implemented last year compounded by lower operating expenses as a percentage of sales.

    In the Fiscal 2001 Six Months, our profitability decreased $3.9 million, or 9.2%, to $38.7 million from $42.6 million. The decrease in profitability in the Fiscal 2001 Six Months was primarily attributable to the sales shortfall partially offset by improved gross profit margins, reflecting a favorable product mix, price increases and operating expense decreases. Our profitability margins were relatively unchanged from the previous year.

    There were no significant changes in our assets from the previous year.

	Fiscal Quarter		Six Months
Latin America
	2000	2001	2000	2001
Revenue from external customers	$25.2	$26.6	$56.2	$60.4
Profitability	4.6	4.5	10.3	11.4
Profitability as a percentage of net sales	18.3%	16.9%	18.3%	18.9%
Assets	$186.2	$206.3	$186.2	$206.3

    Our sales to external customers increased $1.4 million, or 5.6% to $26.6 million in the Fiscal 2001 Quarter from $25.2 million and increased $4.2 million, or 7.5% to $60.4 million in the Fiscal 2001 Six Months from $56.2 million the previous year due primarily to increased sales of alkaline batteries partially offset by a slowing economic environment and the unfavorable impacts of currency devaluation of $0.7 million and $1.4 million, respectively. Alkaline sales increases of $1.6 million and $4.8 million in the Fiscal 2001 Quarter and Fiscal 2001 Six Months, respectively, were driven by new distribution of alkaline batteries in mass merchandiser chains, compounded by expansion of distribution into the southern region of South America in fiscal 2000. Heavy duty battery sales were slightly unfavorable versus last year.

    Our profitability declined slightly in the Fiscal 2001 Quarter and increased $1.1 million, or 10.7%, in the Fiscal 2001 Six Months versus the Fiscal 2000 Six Months. The increase in profitability in the Fiscal 2001 Six Months is primarily attributable to the expansion of sales and gross profit, partially offset by higher operating expenses reflecting the expansion into the southern region of South America in Fiscal 2000.

    Our profitability margins as a percent of net sales decreased 140 basis points in the Fiscal 2001 Quarter primarily reflecting an increase in selling and promotional expenses associated with the expanded distribution into the southern region of South America which offset improved gross profit margins, reflecting a favorable product mix and the benefits of price increases implemented during fiscal 2000. Our profitability margins as a percent of net sales increased 60 basis points in the Fiscal

S–24

2001 Six Months, primarily reflecting a favorable product mix and the benefits of price increases partially offset by an increase in selling and promotional expenses.

    Our assets increased $20.1 million, or 10.8%, to $206.3 million in the Fiscal 2001 Quarter from $186.2 million the previous year. The increase was primarily attributable to an increase in accounts receivable of $15.3 million and an increase in inventory of $2.1 million reflecting expanded distribution with mass merchandisers and expansion into the southern region of South America.

	Fiscal Quarter		Six Months
Europe/ROW
	2000	2001	2000	2001
Revenue from external customers	$13.0	$12.6	$29.3	$25.5
Profitability	2.0	1.1	4.0	1.3
Profitability as a percentage of net sales	15.4%	8.7%	13.7%	5.1%
Assets	$30.2	$27.8	$30.2	$27.8

    Our sales to external customers decreased $0.4 million, or 3.1%, to $12.6 million in the Fiscal 2001 Quarter from $13.0 million and decreased $3.8 million, or 13.0%, to $25.5 million in the Fiscal 2001 Six Months from $29.3 million the previous year primarily reflecting the impacts of currency devaluation of $1.0 million and $3.0 million, respectively. Excluding the effects of foreign exchange, Europe/ROW sales for the Fiscal 2001 Quarter and Fiscal 2001 Six Months experienced volume gains in alkaline and hearing aid battery sales.

    Our profitability decreased $0.9 million to $1.1 million in the Fiscal 2001 Quarter and $2.7 million to $1.3 million in the Fiscal 2001 Six Months reflecting the impact of currency devaluation on gross profit compounded by higher selling and distribution costs partially offset by gross profit margin improvement reflecting a favorable product mix. Our profitability margins decrease, as a percentage of sales, is attributable to the fixed nature of our operating expenses over lower sales volumes.

    Our assets decreased $2.4 million, or 7.9%, to $27.8 million from $30.2 million the previous year due primarily to a decrease in inventory of $2.3 million primarily reflecting improvements in inventory management and weaker sales.

    Corporate Expense.  Our corporate expense increased $0.3 million, or 4.3%, to $7.3 million in the Fiscal 2001 Quarter from $7.0 million in the Fiscal 2000 Quarter and $0.6 million, or 4.2%, to $14.8 million in the Fiscal 2001 Six Months from $14.2 million in the Fiscal 2000 Six Months. These increases were primarily attributable to higher research and development expenses of $0.3 million and $0.7 million, respectively, reflecting an increase in technology royalties and other expenses partially offset by lower legal and other administrative expenses. As a percentage of total sales, our corporate expense was 5.0% in the Fiscal 2001 Quarter and Fiscal 2000 Quarter and 4.5% in the Fiscal 2001 Six Months and 4.0% in the Fiscal 2000 Six Months.

    Special Charges.  We recorded special charges of $0.2 million in the Fiscal 2001 Quarter primarily reflecting expenses associated with the ongoing shutdown of our Wonewoc, Wisconsin manufacturing facility. In the Fiscal 2001 Six Months, we recorded special charges of $16.3 million related to: (i) an organizational restructuring in the U.S., (ii) manufacturing and distribution cost rationalization initiatives in our Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the ongoing closure of our Wonewoc, Wisconsin manufacturing facility and (iv) the rationalization of uneconomic manufacturing processes at our Fennimore, Wisconsin manufacturing facility and rationalization of packaging operations and product lines. The amount recorded includes $5.1 million of employee termination benefits for approximately 360 employees, $10.4 million of equipment, inventory and other asset write-offs and $0.8 million of other expenses.

    Income from Operations.  Our income from operations increased $0.6 million, or 4.5%, to $13.8 million in the Fiscal 2001 Quarter from $13.2 million the previous year. This increase was

S–25

primarily due to increased profitability in North America and was partially offset by the impacts of currency devaluation in Europe/ROW and the impact of special charges of $0.2 million recognized in the Fiscal 2001 Quarter. Excluding the impact of the special charges, income from operations increased $0.8 million, or 6.0%.

    In the Fiscal 2001 Six Months, our income from operations decreased $22.3 million, or 52.2%, to $20.4 million from $42.7 million the previous year. These decreases were primarily due to decreased profitability in North America and Europe/ROW, currency devaluation in Europe/ROW and special charges of $16.3 million. Excluding the impact of the special charges, income from operations decreased $6.0 million, or 14.1%.

    Interest Expense.  Interest expense increased $0.1 million to $7.2 million in the Fiscal 2001 Quarter and increased $0.1 million to $15.4 million in the Fiscal 2001 Six Months versus the comparable periods in the prior year.

    Other Expense (Income).  Other expense decreased $0.3 million to a $0.2 million net expense in the Fiscal 2001 Quarter and increased $0.7 million to a $1.1 million net expense in the Fiscal 2001 Six Months. The decrease in net expense in the Fiscal 2001 Quarter primarily reflects increased interest income and lower foreign exchange losses. The increase in net expense in the Fiscal 2001 Six Months primarily reflects increased foreign exchange losses, primarily in Latin America, partially offset by higher interest income.

    Income Tax Expense.  Our effective tax rate was 36.0% for the Fiscal 2001 Quarter compared to 35.0% in the Fiscal 2000 Quarter and 40.0% in the Fiscal 2001 Six Months compared to 35.0% in the Fiscal 2000 Six Months. The increase in effective tax rate for the quarter and six months primarily reflects a larger percentage of our income being derived from foreign jurisdictions.

Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

Highlights of Consolidated Operating Results

    Net Sales.  Our net sales increased $139.6 million, or 24.7%, to $703.9 million in fiscal 2000 from $564.3 million in the prior year. Significant sales gains reflected the full-year impact of the ROV Limited acquisition and strong sales increases in alkaline and rechargeable batteries in North America partially offset by decreased sales of hearing aid batteries.

    Net Income.  Our net income for fiscal 2000 increased $14.3 million, or 59.3%, to $38.4 million from $24.1 million the previous year. This increase is due primarily to the impact of increased sales, primarily reflecting the full year impact of the ROV Limited acquisition, improved gross profit margins, lower operating expenses as a percentage of net sales partially offset by higher interest expense and unfavorable foreign exchange. The improvement in gross profit margins is primarily attributed to previously announced cost rationalization initiatives, a favorable shift in product mix and the absence of special charges in fiscal 2000.

    Segment Results.  We evaluate segment profitability based on income from operations before corporate expense which includes corporate purchasing expense, general and administrative expense and research and development expense. All depreciation and amortization included in income from operations is related to a segment. Total segment assets are set forth in Note 12 of Notes to Consolidated Financial Statements included elsewhere in this prospectus supplement.

North America	1999	2000
Revenue from external customers	$478.3	$535.8
Profitability	77.8	95.6
Profitability as a percentage of net sales	16.3%	17.8%

S–26

    Our revenue from external customers increased $57.5 million, or 12.0%, to $535.8 million in fiscal 2000 from $478.3 million the previous year due primarily to increased sales of alkaline, rechargeable and heavy duty batteries partially offset by softness in hearing aid battery sales. Alkaline sales increases of $51.2 million, or 19.8%, were driven by strong promotional programs, new customers, expanded distribution with existing customers and the favorable impact of price increases. Rechargeable sales increases of $6.9 million, or 29.7%, were primarily driven by the introduction of nickel metal hydride rechargeable batteries at a major mass merchandiser. Heavy duty sales increases of $3.1 million, or 8.6%, reflect the full year impact of gaining exclusivity at a major mass merchandiser. Sales of hearing aid batteries decreased $3.1 million, or 6.9%, primarily as the result of planned inventory reduction at several professional and retail distribution accounts, a reduction in promotional programs and softness in the hearing aid device market.

    Our profitability increased $17.8 million, or 22.9%, to $95.6 million in fiscal 2000 from $77.8 million in fiscal 1999. This increase was primarily attributed to sales volume increases, improved gross profit margins and operating expenses that decreased as a percentage of sales. The improvement in gross profit margins was primarily the result of previously announced cost rationalization initiatives and a shift in product mix. Operating expenses decreased as a percentage of sales primarily reflecting a gain recognized on the sale of certain camcorder battery assets and a corresponding license to utilize the RAYOVAC trade name offset by higher promotional and distribution expenses.

Latin America	1999	2000
Revenue from external customers	$19.3	$112.2
Profitability	3.5	20.1
Profitability as a percentage of net sales	18.1%	17.9%

    In August 1999, we acquired the consumer battery business of ROV Limited in Latin America. ROV Limited was our customer before the acquisition. Total revenue for the region for fiscal 1999 includes two months of sales for the Latin American business and ten months of sales to ROV Limited as an external customer. The fiscal 1999 and fiscal 2000 sales in the region were predominantly heavy duty batteries.

    The sales growth in Latin America primarily reflects the full year impact of the Latin America business, new distribution in Mexico, Central America and the southern region of South America, price increases in certain countries implemented in the second quarter of fiscal 2000 and distribution of alkaline batteries and lighting products in mass merchandiser chains.

    Our profitability was $20.1 million, which was 17.9% of net sales for fiscal 2000. Our operating expense in Latin America was lower, as a percent of sales, than in North America. This difference is attributed primarily to spending less in marketing and advertising as a result of selling fewer alkaline and more heavy duty batteries.

Europe/ROW	1999	2000
Revenue from external customers	$66.7	$55.9
Profitability	9.9	6.1
Profitability as a percentage of net sales	14.8%	10.9%

    Our revenue from external customers decreased $10.8 million, or 16.2%, to $55.9 million in fiscal 2000 from $66.7 million the previous year due primarily to the impacts of currency devaluation, the exit of certain private label alkaline battery business in Europe/ROW, the termination of certain non-performing foreign distributors and sales volume softness in Europe/ROW negatively impacting our hearing aid and watch battery business.

S–27

    Our profitability decreased $3.8 million, or 38.4%, to $6.1 million, reflecting the impact of currency devaluation and higher operating expenses as a percentage of sales partially offset by a favorable shift in product mix away from our lower-margin private label alkaline battery business.

    Corporate Expense.  Our corporate expense increased $4.2 million, or 14.9%, to $32.4 million in fiscal 2000 from $28.2 million the prior year. These increases were primarily due to increased travel expense, higher legal fees primarily attributable to a patent infringement lawsuit, higher professional expenses and increased research and development expenses. As a percentage of total sales, our corporate expense was 4.6% compared to 5.0% in the previous year.

    Special Charges.  In fiscal 2000 we recorded no special charges. In fiscal 1999, we recorded special charges of $8.1 million in addition to the $1.3 million recorded in cost of sales. The $8.1 million includes (1) $2.5 million associated with restructuring the organization to streamline and better serve global markets and operating efficiencies, (2) $2.1 million associated with the termination of non-performing foreign distributors and exiting the respective territory, (3) $1.9 million of costs associated with the previously announced closing of our Appleton, Wisconsin plant and its consolidation into our Portage, Wisconsin facility, (4) $0.8 million of costs associated with the closing of our Newton Aycliffe, United Kingdom facility and (5) $0.8 million of one-time expenses associated with the Latin American acquisition.

    Income from Operations.  Our income from operations increased $35.7 million, or 66.6%, to $89.3 million in fiscal 2000 from $53.6 million the previous year. This increase was primarily due to increased sales primarily reflecting the Latin America acquisition and a strong North American business, increased gross profit and lower special charges partially offset by increased operating expenses.

    Interest Expense.  Interest expense increased $14.2 million, or 86.6%, to $30.6 million in fiscal 2000 from $16.4 million in the prior fiscal year primarily due to financing costs associated with the Latin America acquisition and higher general market interest rates.

    Income Tax Expense.  Our effective tax rate for fiscal 2000 was 33.8% compared to 35.8% for fiscal 1999. The rate in the current year was impacted by a lower foreign tax rate primarily reflecting the impact of the Latin America business.

Fiscal Year Ended September 30, 1999 Compared to Fiscal Year Ended September 30, 1998

Highlights of Consolidated Operating Results

    Net Sales.  Our net sales increased $68.6 million, or 13.8%, to $564.3 million in fiscal 1999 from $495.7 million in the prior year. Significant sales gains were recorded in alkaline, heavy duty and specialty batteries and lighting products, while sales of hearing aid batteries reflected a more modest increase year over year.

    Net Income.  Our net income for fiscal 1999 increased $9.7 million, or 67.4%, to $24.1 million from $14.4 million the previous year. This increase is due primarily to the impact of increased sales and reduced operating expenses as a percentage of net sales.

North America	1998	1999
Revenue from external customers	$422.4	$478.3
Profitability	61.4	77.8
Profitability as a percentage of net sales	14.5%	16.3%

    Our revenue from external customers increased $55.9 million, or 13.2%, to $478.3 million in fiscal 1999 from $422.4 million the previous year due primarily to increased sales of alkaline batteries,

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specialty batteries and lighting products. Alkaline sales increases were driven by strong promotional programs, new customers and expanded distribution with existing customers. A full year's impact of our Direct Power Plus acquisition contributed to the increase in sales of specialty batteries. Our sales of lighting products increased due primarily to a strong hurricane season and continued growth in our economy flashlight products.

    Our profitability increased $16.4 million, or 26.7%, to $77.8 million in fiscal 1999 from $61.4 million in fiscal 1998. This increase was primarily attributed to the sales increase and net sales growing faster than expenses.

Latin America	1998	1999
Revenue from external customers	—	$19.3
Profitability	—	3.5
Profitability as a percentage of net sales	—	18.1%

    In August 1999, we acquired the consumer battery business of ROV Limited in Latin America. ROV Limited was our customer before the acquisition. Total revenue for the region for fiscal 1999 includes two months of sales of the Latin American business and ten months of sales to ROV Limited as an external customer. Prior year sales in the region, for which the amount was not material, are included in North America.

    Our profitability was $3.5 million, which was 18.1% of net sales for fiscal 1999. Our operating expense in Latin America was lower, as a percent of sales, than in North America. This difference is attributed primarily to spending less in marketing and advertising as a result of selling fewer alkaline and more zinc carbon batteries.

Europe/ROW	1998	1999
Revenue from external customers	$73.4	$66.7
Profitability	9.1	9.9
Profitability as a percentage of net sales	12.4%	14.8%

    Our revenue from external customers decreased $6.7 million, or 9.1%, to $66.7 million in fiscal 1999 from $73.4 million the previous year, due primarily to decreased sales of alkaline and heavy duty batteries. We have experienced some lost distribution and discontinued some unprofitable private label business.

    Our profitability increased $0.8 million, or 8.8%, due primarily to improved product mix and reduced operating expenses. Our restructuring program announced in fiscal 1998 contributed to the reduced operating expenses in fiscal 1999.

    Corporate Expense.  Our corporate expense increased $4.4 million, or 18.5%, to $28.2 million in fiscal 1999 from $23.8 million the prior year. As a percentage of total sales, our corporate expense was 5.0% compared to 4.8% in the previous year. This increase was primarily due to increased travel expense, professional fees related to the implementation of our new computer systems and increased research and development expense.

    Special Charges.  We recorded special charges of $8.1 million in fiscal 1999 in addition to the $1.3 million recorded in cost of sales. The $8.1 million includes (1) $2.5 million associated with restructuring the organization to streamline and better serve global markets and operating efficiencies, (2) $2.1 million associated with the termination of non-performing foreign distributors and exiting the respective territory, (3) $1.9 million of costs associated with the previously announced closing of our Appleton, Wisconsin plant and its consolidation into our Portage, Wisconsin facility, (4) $0.8 million of costs associated with the closing of our Newton Aycliffe, United Kingdom facility and (5) $0.8 million of one-time expenses associated with the Latin American acquisition.

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    In fiscal 1998, we recorded net special charges of $6.2 million which included $10.3 million related to (1) closing our Newton Aycliffe and Appleton facilities, (2) phasing out direct distribution in the United Kingdom, (3) consolidating domestic battery packaging and outsourcing the manufacture of heavy duty batteries and (4) secondary offering expenses. These charges were partially offset by a gain on the sale of our Kinston, North Carolina facility and a credit related to the settlement of deferred compensation agreements with certain former employees.

    Income from Operations.  Our income from operations increased $13.1 million, or 32.3%, to $53.6 million in fiscal 1999 from $40.5 million the previous year. This increase was primarily due to increased sales and gross profit partially offset by increased expenses and special charges.

    Interest Expense.  Interest expense increased $0.7 million, or 4.5%, to $16.4 million in fiscal 1999 from $15.7 million in the prior year primarily due to financing costs associated with the Latin American acquisition.

    Income Tax Expense.  Our effective tax rate for fiscal 1999 was 35.8% compared to 33.9% for fiscal 1998. The lower rate for fiscal 1998 was impacted by a lower state tax rate and a lower foreign tax rate as compared to our U.S. Federal statutory rate.

    Extraordinary Item.  We recorded extraordinary expense of $2.0 million, net of tax, in fiscal 1998 for the premium payment on the redemption of a portion of our Series B Senior Subordinated Notes.

Adoption of New Accounting Pronouncements

    In January 2001, the EITF reached a consensus on Issue 3 of EITF Issue 00-22, "Accounting for Points and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future." Issue 3 addresses the recognition, measurement and income statement classification for offers to a customer to rebate or refund a specified amount of cash that may be redeemed if the customer completes a specified volume of transactions. The consensus was effective for quarters ending after February 15, 2001. We adopted the consensus reached on Issue 3 in our second fiscal quarter of 2001. The adoption and subsequent restatement of the Fiscal 2001 and Fiscal 2000 Quarter and Six Months resulted in the reclassification of certain selling expenses as a reduction in revenue and had no impact on pre-tax income, net income or earnings per share.

    Effective October 1, 2000, we adopted SFAS 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the change in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

    The adoption of SFAS 133 resulted in a pre-tax reduction to other comprehensive income of $0.3 million ($0.2 million after tax). The reduction to other comprehensive income is primarily attributable to losses of approximately $0.5 million for foreign exchange forward cash flow hedges partially offset by gains of approximately $0.2 million on interest rate swap cash flow hedges. The net derivative losses included in other comprehensive income as of October 1, 2000 will be reclassified into earnings during the twelve months ending September 30, 2001.

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Liquidity and Capital Resources

    For the Fiscal 2001 Six Months, operating activities provided $11.1 million in net cash compared with $33.0 million the previous year. Operating cash flow decreases versus the previous year primarily reflect lower operating earnings attributable to our decrease in sales compounded by working capital increases which were $9.1 million more than the previous year. Working capital increases reflect increased investments in accounts receivable and prepaid expenses, partially offset by lower inventory investments and higher accrued liabilities.

    Our sales are seasonal. Our highest sales occur in the fiscal quarter ending on or about December 31 during the holiday season. Our lowest sales occur in the fiscal quarter ending on or about March 31. During the past three completed fiscal years, our sales in the quarter ended on or about December 31 have represented an average of 30% of annual net sales. As a result of this seasonality, our working capital requirements and revolving credit borrowings are typically higher in the third and fourth calendar quarters of each year.

    Net cash used by investing activities decreased $2.9 million in the Fiscal 2001 Six Months versus the same period a year ago, primarily reflecting lower capital expenditures. Expenditures in the current year were primarily for improvements to alkaline battery manufacturing and information systems hardware and software. We currently expect capital spending for fiscal 2001 to be approximately $20.0 million due to alkaline capacity expansion, alkaline vertical integration programs and enhancements to our warehouse and distribution systems.

    During the Fiscal 2001 Six Months we granted approximately 0.8 million options to purchase shares of common stock to various employees. All grants have been at an exercise price equal to the market price of the common stock on the date of the grant. On October 1, 2000, we also granted under our 1997 incentive plan approximately 277,000 shares of restricted stock to certain members of management. Approximately 210,000 of these shares will vest on September 30, 2003, provided the recipient is still employed by us. The remainder vests one-third each year for the next three years. The total market value of the restricted shares on date of grant totaled approximately $4.7 million and has been recorded as restricted stock as a separate component of shareholders' equity. Unearned compensation is being amortized to expense over the three-year vesting period.

    We believe that cash flow from operating activities and periodic borrowings under our credit facilities will be adequate to meet our short-term and long-term liquidity requirements prior to the maturity of those credit facilities, although no guarantee can be given in this regard. Our current credit facilities include a revolving credit facility of $250.0 million and a term loan of $75.0 million. As of April 1, 2001, $40.4 million of the term loan remained outstanding and $196.2 million was outstanding under the revolving facility with approximately $17.9 million of the remaining availability utilized for outstanding letters of credit.

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Impact of Recently Issued Accounting Standards

    In April 2001, the EITF reached a consensus on Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." This Issue addresses when consideration from a vendor to a retailer or distributor in connection with the purchase of the vendor's products to promote sales of the vendor's products should be classified in the vendor's income statement as a reduction of revenue or expense. We are required to adopt this consensus in our second fiscal quarter of 2002. We do not currently believe its adoption will have a material impact on our consolidated financial statements.

    In July and September 2000, the EITF reached a consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." This Issue addresses the income statement classification for shipping and handling fees and costs. We will adopt this consensus in our fourth fiscal quarter of 2001. The impact of this consensus on our consolidated financial statements is still being evaluated. We do not currently believe its adoption will have a material impact on our consolidated financial statements.

    In May 2000, the EITF reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives." This Issue addresses the recognition, measurement, and income statement classification for various types of sales incentives including discounts, coupons, rebates and free products. In April 2001, the EITF delayed the implementation of EITF 00-14 until no later than quarters beginning after December 15, 2001. We are required to adopt this consensus in our second fiscal quarter of 2002. The impact of this consensus on our consolidated financial statements is still being evaluated. We do not currently believe its adoption will have a material impact on the consolidated financial statements.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB 101). The SAB summarizes certain of the SEC's views in applying U.S. generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB 101B, which delays the implementation date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. In October 2000, the SEC issued frequently asked questions and answers about how guidance in accounting standards and SAB 101 would apply to particular transactions. The amendment in June 2000 delayed the effective date for us until the fourth fiscal quarter of 2001, which is when we will adopt the bulletin. The impact of adopting SAB 101 is still being evaluated. We do not currently believe its adoption will have a material impact on our consolidated financial statements.

Market Risk Factors

    We have market risk exposure from changes in interest rates, foreign currency exchange rates and commodity prices. We use derivative financial instruments for purposes other than trading to mitigate the risk from such exposures.

    A discussion of our accounting policies for derivative financial instruments is included in Note 2 to the Notes to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

Interest Rate Risk

    We have bank lines of credit at variable interest rates. The general level of U.S. interest rates, LIBOR, IBOR and, to a lesser extent, European Base rates, primarily affects interest expense. We use interest rate swaps to manage such risk. The swaps are designated as cash flow hedges with the fair value recorded in other comprehensive income and as a hedge asset or liability as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or accounts receivable and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated.

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Foreign Exchange Risk

    We are subject to risk from sales to, purchases from and loans to our subsidiaries as well as sales to, purchases from and bank lines of credit with, third-party customers, suppliers and creditors, respectively, denominated in foreign currencies. Foreign currency sales are made primarily in Pounds Sterling, Canadian Dollars, Euro, German Marks, French Francs, Italian Lira, Spanish Pesetas, Dutch Guilders, Mexican Pesos, Guatemalan Quetzals, Dominican Pesos, Venezuelan Bolivars, Argentine Pesos, Chilean Pesos and Honduran Lempira. Foreign currency purchases are made primarily in Pounds Sterling, German Marks, French Francs, Mexican Pesos, Dominican Pesos, Guatemalan Quetzals and Honduran Lempira. We manage our foreign exchange exposure from forecasted sales, accounts receivable, forecasted purchases, accounts payable, intercompany loans, firm purchase commitments and credit obligations through the use of naturally occurring offsetting positions (borrowing in local currency) and forward foreign exchange contracts. Forward foreign exchange contracts to hedge forecasted transactions are designated as cash flow hedges with the fair value recorded in other comprehensive income and as a hedge asset or liability as applicable. Once the forecasted transaction has been recognized as a sale or purchase and a related asset or liability recorded in the balance sheet, the gain or loss on the related derivative hedge contract is re-classified from other comprehensive income into earnings as an offset to the change in value of the asset or liability. Forward foreign exchange contracts to hedge firm purchase commitments are designated as fair value hedges with the fair value recorded in earnings and as a hedge asset or liability as applicable.

Commodity Price Risk

    We are exposed to fluctuation in market prices for purchases of zinc metal-based items used in the manufacturing process. We hedge a portion of this risk through the use of commodity swaps. The swaps are designated as cash flow hedges with the fair value recorded in other comprehensive income and as a hedge asset or liability as applicable. The fair value of the swaps is reclassified from other comprehensive income into earnings when the hedged forecasted purchase of zinc metal-based items also affects earnings.

Sensitivity Analysis

    The analysis below is hypothetical and should not be considered a projection of future risks. Earnings projections are before tax.

    As of April 1, 2001, the potential change in fair value of outstanding interest rate derivative instruments, assuming a 1% unfavorable shift in the underlying interest rates, would be a loss of $1.5 million. The net impact on reported earnings, after also including the reduction in one year's interest expense on the related debt due to the same shift in interest rates, would be a net gain of $1.0 million.

    As of April 1, 2001, the potential change in fair value of outstanding foreign exchange rate derivative instruments, assuming a 10% unfavorable change in the underlying foreign exchange rates, would be a loss of $0.9 million. The net impact on future cash flows, after also including the gain in value on the related accounts receivable payment obligations outstanding at April 1, 2001 due to the same change in exchange rates, would be a net gain of $1.6 million.

    As of April 1, 2001, the potential change in fair value of outstanding commodity price derivative instruments, assuming a 10% unfavorable change in the underlying commodity prices, would be a loss of $1.1 million. The net impact on reported earnings, after also including the reduction in cost of one year's purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.4 million.

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BUSINESS

    We are the leading value brand battery manufacturer and the fastest-growing manufacturer of general batteries in the U.S. We are also the leading worldwide manufacturer of hearing aid batteries and the leading manufacturer of zinc carbon household batteries marketed in North America and Latin America. In addition, we are a leading marketer of rechargeable batteries and battery-powered lighting products in the U.S.

    RAYOVAC is a well-recognized brand name in the battery industry that was first used as a trademark for batteries in 1921. We attribute the longevity and strength of the RAYOVAC brand name to our high quality products and to the success of our marketing and merchandising initiatives. We market all of our branded products under the RAYOVAC name and selected products under sub-brand names, including MAXIMUM, RENEWAL, LOUD 'N CLEAR, PROLINE and RAYOVAC ULTRA.

    We have established our position as the leading value brand in the North American general alkaline battery market by focusing on mass merchandisers. Since September 30, 1996, we have increased our market share in the mass merchandiser channel from 27% to 34%. We believe we have maintained and built upon our industry position by:

  •
  offering consumers batteries with quality and performance characteristics that are competitive with those offered by other principal manufacturers, but at lower prices;

  •
  partnering with our customers and providing category management support with innovative in-store merchandising, promotions and packaging; and

  •
  offering retailers increased profit potential through lower inventory costs, attractive margins and more rapid product turnover.

    Over the last several years, we have further penetrated the mass merchandiser channel while broadening our business in other distribution channels to include: home centers; warehouse clubs; food, drug and convenience stores; electronics specialty stores and department stores; hardware and automotive centers; specialty retailers; hearing aid professionals; industrial distributors; government agencies; and original equipment manufacturers.

Operating Segments

    Our business is organized according to three geographic regions: (1) North America, which includes the U.S. and Canada, (2) Latin America, which includes Mexico, Central America and South America and (3) Europe/Rest of World (which we refer to as Europe/ROW), which includes the United Kingdom, Europe and all other countries in which we do business. Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each operating segment is responsible for implementing the defined strategic initiatives and achieving the financial objectives. Each geographic region has a general manager responsible for all the sales and marketing initiatives for all product lines within that region.

Our Business Strategy

    Our business strategy focuses on continuing to:

  •
  increase consumer awareness of the RAYOVAC brand name and the quality, performance and value of our products through focused marketing and advertising;

  •
  grow our market share by expanding distribution into new channels, increasing sales to under-penetrated channels and customers, launching new products and selectively pursuing acquisitions and alliances;

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  •
  reduce costs by rationalizing manufacturing and distribution, optimizing existing plant capacity, outsourcing products where appropriate, decreasing working capital and reducing corporate overhead; and

  •
  concentrate research and development resources on our key products, while developing new technologies.

    The success of our business strategy is evidenced by our consistent improvement in operating results over the past five years. From the twelve months ended September 30, 1996 through the twelve months ended April 1, 2001, we have grown net sales and adjusted income from operations from $417.9 million to $675.3 million and $27.0 million to $83.3 million, respectively. This growth represents an 11.3% and 28.4% compound annual growth rate in net sales and adjusted income from operations, respectively. In addition, adjusted income from operations margins have improved by 580 basis points, from 6.5% for the twelve months ended September 30, 1996 to 12.3% for the twelve months ended April 1, 2001.

    Our growth reflects, in part, our successful efforts to expand into new distribution channels and further penetrate existing channels. We have implemented this business strategy by aligning our marketing department, sales organization, supply chain and support functions into channel focused teams to better serve our diverse customer needs, utilizing channel-specific marketing strategies, sales promotions and customer service initiatives. In addition, we continue to implement broad new marketing initiatives, which include our partnership with well-recognized spokesmen, such as Michael Jordan for our alkaline products and Arnold Palmer for our hearing aid products. We are also focusing our advertising on the improved performance of our products and expanding our packaging designs that enhance customer convenience. As a result, from fiscal 1996 through April 1, 2001, we estimate that we have increased the number of stores that sell our products from 36,000 to over 100,000, and, in the same time period, have expanded our general battery market share in the U.S. from 15.9% to 19.3% and increased our global leading market share in hearing aid batteries from 46% to 60%.

    Our increasing profitability is, in part, the result of our success in rationalizing our costs and selectively outsourcing the manufacture or packaging of certain products. We have restructured our operations to improve our production and capacity efficiencies, reduce costs, upgrade technology and equipment and improve customer service. After we complete the closure of our Wonewoc, Wisconsin facility, we will have reduced the number of our manufacturing facilities from six to two in North America, from five to three in Latin America and from two to one in Europe. We also have consolidated our North American packaging operations from six locations to one location at our Madison, Wisconsin plant. We have discontinued the manufacture of certain products which we can more cost-effectively outsource to third-party manufacturers, allowing us to better maintain flexibility to meet changes in customer demand. We also have implemented additional restructuring programs designed to reduce costs and improve efficiency in general administrative functions. We believe that these restructuring programs have substantially reduced our manufacturing and administrative costs.

Our Growth Strategy

    We have developed strategies to increase our sales, profits and market share. To implement our growth strategy, we intend to:

    Continue to Strengthen the RAYOVAC Brand Name.  We are committed to further strengthening the RAYOVAC brand name. Our marketing and advertising initiatives are designed to increase consumer awareness of the RAYOVAC brand and to increase our retail sales by heightening customers' perceptions of the quality, performance and value of our products. These initiatives have increased domestic awareness of the RAYOVAC brand from approximately 75% in 1997 to over 90% in 2000. An advertising tracking study conducted for us in January 2001 found that 83% of persons familiar with our batteries considered them to be a "good value," up from 69% in July 1997.

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    Expand Retail Distribution.  We believe that our value brand positioning and innovative merchandising programs make us an attractive supplier to all trade channels. Accordingly, we have expanded our traditional focus on mass merchandisers to include other retail channels, including hardware/home centers, warehouse clubs and food, drug and convenience stores. The mass merchandiser channel, where we have our strongest presence, with a 34% U.S. market share, is the fastest-growing channel for the general battery category and provides opportunities for continued growth for us through incremental market share gains and the global expansion of new and existing customers. Other retail channels, which currently represent less than 15% of our general battery sales, represent an additional $1.9 billion of annual general battery category sales, or 57% of the U.S. general battery market. While we have successfully increased the number of our customer relationships in these other retail channels, they continue to represent important and under-penetrated opportunities for us.

    Address the Varied Performance and Pricing Needs of Battery Consumers and Retailers.  The general battery market is becoming increasingly segmented as premium batteries are introduced to target high-drain devices, standard alkaline batteries continue to address consumers' everyday needs and lower performance products are aimed at dollar stores and discount retailers. We offer consumers a variety of battery solutions across these segments, including our RAYOVAC ULTRA rechargeable nickel metal hydride batteries, our MAXIMUM alkaline batteries and our heavy duty batteries. We have focused and positioned our full range of offerings to appeal to the large segment of the population that desires value priced products that are similar in quality and performance to the products of our competitors. We also offer consumers innovative packaging solutions and provide retailers an attractive overall value proposition. Our customer solutions have allowed some of our retailers to grow their battery business faster than the industry category as a whole over the last year.

    Further Capitalize on Our Worldwide Leadership in Hearing Aid Batteries.  We strive to increase our worldwide market share in the hearing aid battery category by leveraging our existing strength in the segment, maintaining our dedicated sales and marketing organization and capitalizing on our leading technology. In fiscal 2000, we launched the new RAYOVAC ULTRA zinc air hearing aid battery, which is currently the world's longest-lasting hearing aid battery in the most commonly-used battery sizes. This new product continues our history of innovation in the hearing aid industry. We have increased our worldwide market share of the hearing aid battery market from 46% for the twelve months ended September 30, 1996 to 60% for the twelve months ended April 1, 2001.

    Increase Our Presence in Latin America and Europe.  We have a strong presence in Latin America and have made sizable distribution gains in the region over the last 18 months, adding over 800 major retail accounts that represent more than 4,100 stores. We plan to continue our growth in Latin America by continuing our geographic expansion, increasing alkaline penetration, introducing lighting and specialty products and continuing to offer a full range of battery solutions.

    In Europe, we continue to increase our presence by implementing retailer and consumer initiatives similar to those used in North America. We intend to increase our battery business in Europe by leveraging our strong relationships with global retailers, supporting our customers with innovative packaging and merchandising programs and selectively pursuing strategic acquisition opportunities.

    Enter New Markets.  We intend to continue to expand our business into new markets for batteries and related products both domestically and internationally by developing new products internally or through selective acquisitions and by pursuing joint ventures or other strategic marketing opportunities. Our acquisitions may include expansion into new technologies, product lines or geographic markets and may be of significant size.

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Recent Developments

    New Distribution Arrangements.  In fiscal 2001, we have established several significant new distribution arrangements. These include:

  •
  Home Depot.  In May 2001, we were selected by The Home Depot, Inc., the world's largest home improvement retailer, to supply our alkaline batteries to approximately 458 Home Depot stores in 24 states and our rechargeable alkaline and nickel metal hydride batteries and battery rechargers to all of Home Depot's approximately 1,077 U.S. stores.

  •
  Kingfisher.  In April 2001, we announced that we had been selected by Kingfisher plc, one of the top five retail consortiums in the world, to be the exclusive supplier of branded, value-priced alkaline batteries and heavy duty batteries in approximately 2,000 locations in Europe, Asia, North America and South America. Kingfisher affiliated stores include Woolworths, B&Q, Darty and Comet.

  •
  Toys R Us.  In January 2001, we signed an agreement with Toys R Us Inc. to supply alkaline batteries in all approximately 800 Toys R Us stores.

  •
  Latin American Distribution.  In Latin America, we recently obtained distribution arrangements in Argentina with Ahold, a food retailer; in Mexico with Woolworths, a discount retailer; in Argentina, Venezuela and Columbia with Makro, a superstore retailer; in Venezuela and Argentina with Casino, a superstore retailer; and in Central America with Pricesmart, a warehouse club.

    New Product Introductions and Improvements.  We have launched several new products and product improvements in fiscal 2001. These include:

  •
  a new, longer-lasting 1600 mAh rechargeable nickel metal hydride battery capable of being recharged 500 to 1,000 times. We believe that this new product lasts up to twice as long as alkaline products in selected high-drain devices and offers consumers a high quality product at an exceptional value;

  •
  the first one-hour nickel metal hydride battery charger for today's popular 1600 mAh batteries, which charges several times faster than any competitive charger; and

  •
  patented reclosable packaging, which offers consumers increased convenience by allowing them to keep batteries organized and accessible after the package has been opened and provides retailers innovative solutions to offer consumers.

    We also anticipate the launch of an improved RAYOVAC ULTRA zinc air hearing aid battery in the fall of 2001. This improved battery is expected to offer higher operating voltage that will improve device performance without sacrificing the life of the battery, providing enhanced value to consumers.

    License and Development Agreement with AER Energy.  In April 2001, we signed a license agreement with AER Energy Resources, Inc. to license its zinc air battery technology as well as to obtain design and development services. We believe that this agreement will allow us to continue to develop innovative battery solutions capable of providing consumers with greater power and longer battery life.

    Restructuring Initiatives.  In fiscal 2001, we announced the following restructuring initiatives designed to improve operating efficiencies, align manufacturing capacity to market demands and better utilize our resources:

  •
  the implementation of an administrative realignment, primarily in the U.S. and Latin America;

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  •
  the restructuring of our manufacturing and distribution activities in our Honduras, Mexico and European operations;

  •
  the closing of our Wonewoc, Wisconsin manufacturing facility, which is expected to be completed in August 2001;

  •
  the discontinuation of certain inefficient processes at our Fennimore, Wisconsin facility; and

  •
  the rationalization of certain packaging operations and product lines.

Battery Industry

    The U.S. battery industry had aggregate sales in 2000 of approximately $6.6 billion as set forth below.

2000 U.S. Battery Industry Sales	(In billions)
Retail:
General	$3.3
Hearing aid	0.2
Other Specialty	2.3
Industrial, OEM and Government	0.8

Total	$6.6

The U.S. battery industry has experienced steady growth as set forth below. The compound annual unit sales growth for this market since 1990 is 5.5%.

Retail General Battery Market
Units, Dollars
(In millions)

    The U.S. battery industry has three leading manufacturers: Duracell, Energizer and Rayovac. Each of these firms manufactures and markets a wide variety of batteries. Together, these three firms accounted for approximately 90% of the U.S. retail general battery market in calendar 2000. Retail sales of general and specialty batteries represent the largest portion of the U.S. battery industry, accounting for approximately 85% of U.S. battery industry sales in 2000. Batteries are popular with many retailers because they provide attractive profit margins. As batteries are an impulse purchase item, increasing display locations in stores tends to generate increased sales.

    The growth in retail sales of general batteries in the U.S. is largely due to (1) the popularity and proliferation of battery-powered devices, such as toys, personal digital assistants, digital cameras, camcorders, pocket televisions, remote controls, personal radios, pagers, portable compact disc players and electronic and video games, (2) the miniaturization of battery-powered devices, which has resulted

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in consumption of a larger number of smaller batteries and (3) increased purchases of multiple-battery packages for household "pantry" inventory. These factors have increased the average household usage of batteries from an estimated 23 batteries per year in 1986 to an estimated 44 batteries per year in 2000.

    Similar to general retailing trends, increased battery sales through mass merchandisers and warehouse clubs have driven the overall growth of retail battery sales. Mass merchandisers accounted for 52% of the total increase in general battery retail dollar sales from 1993 through 2000 and, together with warehouse clubs, accounted for 44% of total retail battery sales in 2000.

    In 2000, retail sales of hearing aid batteries were approximately $200 million in the U.S. and $600 million worldwide. Over the last five years, retail sales of hearing aid batteries have grown at a compound annual rate of 4% worldwide. Growth in the hearing aid battery market has been driven by an aging population, increases in hearing instrument device sales driven by technological advances, including miniaturization, which provides higher cosmetic appeal and improved amplification, and higher replacement rates of smaller hearing instruments.

Our Products

    We develop, manufacture and/or market a wide variety of batteries and battery-powered lighting devices. Our broad line of products includes:

  •
  general batteries, including alkaline, heavy duty, rechargeable alkaline and nickel metal hydride batteries, and chargers for rechargeable batteries;

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  specialty batteries, including hearing aid, watch, photo, keyless entry, personal computer clock and memory back-up batteries and rechargeable batteries for cordless telephones; and

  •
  lighting products and lantern batteries

    Our general batteries (D, C, AA, AAA and 9-volt sizes) are used in devices such as cell phones, personal digital assistants, digital cameras, pocket televisions, radios, remote controls, personal radios, pagers, portable compact disc players, electronic and video games and battery-powered toys, as well as a variety of battery-powered industrial applications. Our button cell specialty batteries are used in smaller devices, such as hearing aids and watches. Our lithium coin cells are used in cameras, calculators, communication equipment, medical instrumentation and personal computer clocks and memory back-up systems. Our lantern batteries are used almost exclusively in battery-powered lanterns. Our lighting products include flashlights, lanterns and similar portable products.

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    Net sales data for our products as a percentage of net sales for fiscal 1998, fiscal 1999 and fiscal 2000 are set forth below.

	Percentage of Net Sales
	Fiscal Year Ended September 30,
Product Type	1998	1999	2000
Battery Products
Alkaline	49.1%	50.1%	47.7%
Heavy Duty	7.8	9.9	20.5
Rechargeable	5.4	4.5	4.6
Hearing Aid	14.8	13.3	9.6
Specialty and Other Batteries	9.1	8.6	6.2

Battery Products Total	86.2	86.4	88.6
Lighting Products and Lantern Batteries	13.8	13.6	11.4

Total	100.0%	100.0%	100.0%

    A description of our major battery products including their typical uses is set forth below.

	General Batteries			Hearing Aid Batteries	Other Specialty Batteries			Lantern Batteries

Technology:	Alkaline	Zinc	Nickel Metal Hydride	Zinc Air	Lithium	Silver	Nickel Metal Hydride	Zinc

Types/ Common Name:	- Disposable - Rechargeable	Heavy Duty (Zinc Chloride and Zinc Carbon)	Rechargeable	—	—	—	Rechargeable	Lantern (Alkaline, Zinc Chloride and Zinc Carbon)

Brand; Sub-brand Names:	RAYOVAC; MAXIMUM, RENEWAL	RAYOVAC	RAYOVAC, RAYOVAC ULTRA Rechargeable	RAYOVAC; LOUD 'N CLEAR, PROLINE, EXTRA, RAYOVAC ULTRA, AIR 4000, XCELL and AIRPOWER	RAYOVAC	RAYOVAC	RAYOVAC ULTRA Rechargeable	RAYOVAC

Sizes:	D, C, AA, AAA, 9-volt for both Alkaline and Zinc AA, AAA, 9-volt for Nickel Metal Hydride			5 Sizes	5 primary sizes	10 primary sizes	Packs	Standard lantern

Typical Uses:	All standard household applications including electronic toys, pagers, CD and cassette players, remote controls, digital cameras and a wide variety of industrial applications			Hearing aids	Personal computer clocks and memory back-up	Watches	Cordless phones	Beam lanterns, camping lanterns

    Alkaline Batteries.  We produce a full line of alkaline batteries, including D, C, AA, AAA and 9-volt size batteries for both consumer and industrial customers. Our alkaline batteries are marketed and sold primarily under the MAXIMUM brand, although we also engage in limited private label manufacture of alkaline batteries. AA and AAA size batteries are often used with smaller electronic

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devices such as remote controls, photography equipment, pagers, portable compact disc players and electronic and video games. C and D size batteries are generally used in devices such as flashlights, lanterns, radios, cassette players and battery-powered toys. 9-volt size batteries are generally used in fire alarms, smoke detectors and communication devices.

    Heavy Duty Batteries.  Heavy duty batteries include zinc chloride and zinc carbon batteries designed for low and medium-drain battery-powered devices such as lanterns, flashlights, radios and remote controls. We currently source our heavy duty batteries from our Mexico manufacturing facilities and outside suppliers.

    Rechargeable Batteries.  During fiscal 2001, we introduced a new, longer-lasting 1600 mAh rechargeable nickel metal hydride battery capable of being recharged 500 to 1,000 times. We believe that this new product lasts up to twice as long as alkaline products in selected high-drain devices and offers consumers a high quality product at an exceptional value. Also during fiscal 2001, we introduced the first one-hour nickel metal hydride battery charger for today's popular 1600 mAh batteries, which charges several times faster than any competitive charger. We also offer our RENEWAL rechargeable battery, which is the leading rechargeable alkaline battery in the U.S. market. RENEWAL batteries offer a value proposition to consumers because they can be recharged up to 100 times, providing many times the life of disposable alkaline batteries at a somewhat higher retail price. We market our rechargeable alkaline batteries based primarily on their money-saving benefits.

    Hearing Aid Batteries.  We are currently the largest worldwide seller of hearing aid batteries. Our strong market position is the result of the advanced technological capabilities and consistent product performance of our hearing aid battery products and our strong distribution system and extensive marketing program for these products. Hearing aid batteries are produced in several sizes and are designed for use with various types and sizes of hearing aids. We produce five sizes and two types of zinc air button cells for use in hearing aids. Zinc air is a highly reliable, high energy density, lightweight battery system. Our RAYOVAC ULTRA zinc air hearing aid battery is the world's longest-lasting hearing aid battery in the most commonly-used battery sizes. We also sell these batteries under the LOUD 'N CLEAR, PROLINE, EXTRA, XCELL, AIR 4000 and AIRPOWER brand names and under several private labels, including Beltone, Miracle Ear, Siemens and Starkey. We were the pioneer and currently are the leading manufacturer of the smallest (5A and 10A size) hearing aid batteries.

    Specialty and Other Batteries.  Our other specialty battery products include non-hearing aid button cells, lithium coin cells, photo batteries and keyless entry batteries. We market button and coin cells for use in watches, cameras, calculators, communications equipment and medical instrumentation. We market our lithium coin cells, which are high-quality lithium batteries with certain performance advantages over other lithium battery systems, for use in calculators and personal computer clocks and memory back-up systems. Our lithium coin cells have outstanding shelf life and excellent performance.

    Lighting Products and Lantern Batteries.  We are a leading marketer of battery-powered lighting products, including flashlights, lanterns and similar portable devices for the retail and industrial markets.

Merchandising and Advertising

    Key elements of our merchandising and advertising strategies include:

  •
  building the awareness and image of the RAYOVAC brand name;

  •
  focusing on our latest MAXIMUM alkaline product improvements;

  •
  improving consumer perceptions of the quality and performance of our products;

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  •
  upgrading and unifying product packaging and extending our innovative new reclosable packaging features throughout our product line;

  •
  expanding on our position as the value brand; and

  •
  regularly introducing new products, especially rechargeable batteries and lighting products.

    We position our products to appeal to the large segment of the population that desires value brand products which are of quality and performance similar to the products of our major competitors in the general battery market, but which are offered at a lower price. One pricing strategy we use to demonstrate our value positioning is offering more batteries than our brand name competitors for the same price. We also work with individual retail channel participants to develop unique merchandising programs and promotions and to provide retailers with attractive profit margins to encourage retailer brand support.

    North America.  For the last five years we have focused our advertising efforts on our MAXIMUM alkaline products, including a major national advertising campaign utilizing Michael Jordan as our spokesman. This campaign has increased awareness of the RAYOVAC brand and heightened consumers' perceptions of the quality, performance and value of our products. We conduct annual advertising tracking studies which have demonstrated that we are significantly improving consumer perceptions on each of these measures, as well as overall awareness of the Rayovac brand.

    To market our hearing aid battery products, we continue to use a campaign featuring Arnold Palmer, a binaural hearing aid wearer and user of RAYOVAC hearing aid batteries, as our spokesman. Mr. Palmer has been extremely effective in promoting the use of hearing aids, expanding the market and communicating the specific product benefits of our hearing aid batteries. To reach the largest potential market for hearing aid batteries, we have also developed a corporate print advertising campaign to be used in selected publications. We pioneered the use of multi-packs for hearing aid batteries and intend to further expand multi-pack distribution in additional professional and retail channels. We believe that we have developed strong relationships with hearing aid manufacturers and audiologists, the primary sellers of hearing aids, and will continue to seek opportunities to further penetrate the professional market for hearing aid products.

    We have redesigned our product graphics and packaging of other specialty battery products to achieve a uniform brand appearance with our other products and to generate greater brand awareness and loyalty. In addition, we plan to continue to develop relationships with manufacturers of communications equipment and other products in an effort to expand our share of the non-hearing aid button cell market. For example, we are actively engaged in discussions with several OEM companies to supply batteries for tire-pressure monitors, which could be a fast growing market given current concerns with tire safety. We also believe there is significant opportunity for growth in the photo and keyless entry battery markets and we seek to further penetrate the replacement market for these products.

    We have established our position in the lighting products market based on innovative product features, consistent product quality and creative product packaging. In addition, we endeavor to regularly introduce new products to stimulate consumer demand and promote impulse purchases. During fiscal 2000, we launched our line of Harley Davidson flashlights, as well as our line of Ducks Unlimited flashlights featuring a compass that is built into the light. We continue to focus significant resources on new product development for lighting products.

    Latin America.  We have accomplished a successful integration of the Latin America battery business that we acquired from ROV Limited in August 1999. We have followed our strategy employed in North America of product positioning, pricing and advertising and promotion programs in Latin America. Over the past 18 months, we have made distribution gains, adding over 800 major retail accounts that represent more than 4,100 stores.

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    We believe that we can capitalize on significant growth opportunities in Latin America by offering additional Rayovac products through existing distribution channels and through geographic expansion. In addition, we have a manufacturing base in Latin America which allows us to produce batteries and service retailers in this fast-growing region.

    Currently less than 10% of our Latin America sales are from alkaline products. We believe approximately 30% of all batteries sold in Latin America are alkaline products, providing us with an opportunity to expand alkaline sales. We also believe there are growth opportunities within current distribution channels to sell additional products.

    During fiscal 2000, we expanded geographically into the southern region of South America with our alkaline and heavy duty batteries. We will continue to build on our strong market position for heavy duty batteries in Central America, the Dominican Republic, Mexico and Venezuela.

    Europe/ROW.  Our marketing strategy in Europe is to capitalize on our strength in hearing aid products, maintain our momentum in the northern European market and partner with our large global customers to expand distribution as they expand. We continue to evaluate initiatives that would allow us to expand our current distribution in other foreign markets via strategic alliances.

    We continue to support our leading hearing aid battery position in Europe using our corporate advertising campaign featuring Arnold Palmer and our strong relationship with manufacturers of hearing aids. Our momentum in parts of Europe has been achieved through innovative packaging and merchandising solutions, including our unique reclosable packaging design, which we will use to further expand distribution.

Sales and Distribution

    North America.  We align our sales force by distribution channel. We maintain separate sales forces primarily to service:

  •
  our retail sales and distribution channels, and

  •
  our hearing aid professionals, industrial distributor and original equipment manufacturer sales and distribution channel.

In addition, we use a network of independent brokers to service participants in selected distribution channels.

    Wal-Mart Stores, our largest mass merchandiser customer, represented 19%, 20% and 21% of our consolidated net sales in fiscal 1998, 1999 and 2000, respectively. Our sales to Wal-Mart Stores primarily occur in North America.

    Latin America.  We align our sales force by distribution channel. We maintain two separate sales groups: one group that directly services large retailers and food and drug chains located mainly in urban areas and a second group that services through distributors and wholesalers, secondary channels, such as photo, grocery, hardware, stationary, industrial and other retailers located in both urban and rural areas. This sales structure enables us to focus on the rapid expansion of the alkaline category while consolidating our leadership position in the heavy duty category.

    Europe/ROW.  We maintain a separate sales force in Europe to promote the sale of all of our products. We have adopted the successful strategies, programs, unique products and category management expertise utilized in our North American business in our European business.

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Manufacturing and Raw Materials

    We manufacture batteries in the U.S., Latin America and the United Kingdom. Our Latin American operations were part of our acquisition of ROV Limited's battery business in August 1999. Over the last five years, we have closed our Newton Aycliffe, United Kingdom; Kinston, North Carolina; Appleton, Wisconsin; Tegucigalpa, Honduras and Valencia, Venezuela facilities and shifted their manufacturing operations to our other facilities. We have also converted our Madison, Wisconsin manufacturing facility to a packaging operation and outsourced the manufacture of certain battery and lighting products. These efforts have increased our plant capacity utilization and eliminated some of our underused manufacturing capacity. In January 2001, we announced that we would be closing our lantern battery and flashlight assembly plant in Wonewoc, Wisconsin. This plant shutdown is expected to be completed by August 2001.

    During the past five years, we have expended significant resources on capital improvements, including the modernization of many of our manufacturing lines and manufacturing processes. These manufacturing improvements have enabled us to increase the quality and service life of our alkaline and zinc air batteries and to increase our manufacturing capacity. In May 2001, we installed a new high-speed alkaline battery production line at our Fennimore, Wisconsin plant. This line increased our production capacity for AA-size batteries and upgraded our product technology. Since fiscal 1996, our investment in new manufacturing technology, modernization and production capacity at our Fennimore plant has exceeded $20 million.

    Zinc powder, electrolytic manganese dioxide powder and steel are the most significant raw materials we use to manufacture batteries. There are a number of worldwide sources for all necessary raw materials that we use to manufacture batteries. We believe that we will continue to have access to adequate quantities of these materials at competitive prices. Based on our anticipated production requirements of zinc powder, we regularly engage in forward purchases and hedging transactions to effectively manage raw material costs and inventory relative to anticipated production requirements. For additional discussion of risks we face relating to raw materials, you should also read the section of this prospectus supplement entitled "Risk Factors—Our dependence on, and the price of, raw materials may adversely effect our profits."

Research and Development

    Our research and development strategy is to focus on alkaline and zinc air performance improvements and product development. In fiscal 2000, we also increased our emphasis on nickel metal hydride battery technology and related battery chargers, which resulted in our introduction of the first one-hour charger for today's popular 1600 mAh nickel metal hydride batteries.

    We enhance our internal research and development efforts by purchasing or licensing state-of-the-art manufacturing technology from third parties. Our alkaline technology agreement with Matsushita Battery Industrial Co., Ltd. has resulted in significant performance improvements in addition to improvements and cost reductions generated by our own engineers and scientists. We also recently signed a license agreement with AER Energy Resources to license zinc air battery technology as well as to obtain design and development services. Our research contracts with the U.S. government to develop new battery technology provide us with additional development opportunities.

    Our research and development group includes approximately 100 employees. Some of our research and development expenditures are funded by U.S. government contracts. In fiscal 2000, 1999 and 1998 we invested $10.8 million, $9.8 million and $9.4 million, respectively, in research and development. We believe that these investments will allow us to continue to develop innovative battery solutions capable of providing consumers with greater power and longer battery life.

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Patents, Trademarks and Licenses

    Our success and ability to compete depends, in part, upon our technology. We rely upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants, to establish and protect our technology and other intellectual property rights.

    We own or license from third parties a considerable number of patents and patent applications throughout the world, primarily for battery product improvements, additional features and manufacturing equipment. In March 1998, we announced the extension of our existing alkaline battery technology agreement with Matsushita. Under this agreement, we license Matsushita's highly advanced designs, technology and manufacturing equipment, including any related updates or innovations, through March 2003. After that time, we are entitled to license the designs, technology and manufacturing equipment as it exists at that date through March 2022.

    We also use a number of trademarks in our business, including RAYOVAC, MAXIMUM, RENEWAL, LOUD 'N CLEAR, PROLINE, RAYOVAC ULTRA, WORKHORSE, ROUGHNECK, SPORTSMAN, AIR 4000, XCELL, EXTRA and AIRPOWER. We rely on both registered and common law trademarks in the U.S. to protect our trademark rights. The RAYOVAC mark is also registered in countries outside the U.S., including Europe, Latin America and Asia. We do not, however, have any right to the trademark RAYOVAC in Brazil, where the mark is owned by an independent third-party battery manufacturer.

    We also have obtained a non-exclusive license to use certain technology underlying our rechargeable alkaline battery line to manufacture rechargeable alkaline batteries in the U.S., Puerto Rico and Mexico and to sell and distribute batteries worldwide based on this licensed technology. This license terminates in 2015 with the expiration of the last-expiring patent covering the licensed technology.

Competition

    We believe that the markets for our products are highly competitive. Duracell and Energizer are our primary battery industry competitors in the U.S. Both Duracell and Energizer have substantially greater market share and financial and other resources than we do. Because of their greater market size, they have advantages in distribution and in negotiating leverage with retailers. Private label offerings by major retailers, by which the retailers purchase batteries from existing manufacturers and sell them under their own brands at non-premium prices, may also be a source of competition. As of May 5, 2001, less than 3% of general battery dollar sales by mass merchants and approximately 10% of general batteries sold in all channels of trade in the U.S. were private label batteries.

    Duracell and Energizer have introduced new lines of premium-priced alkaline batteries positioned as providing increased performance over their respective regular branded products in certain high-drain battery-powered devices, including cellular phones, digital cameras and palm-sized computers. In this regard, Duracell introduced its Duracell Ultra product in May 1998, and Energizer introduced its Energizer e2 product in 2000. These products are priced at a significant premium to standard alkaline products, as well as to Duracell's and Energizer's regular battery brands. To date, Duracell's initiative does not appear to have increased the total Duracell brand market share as Duracell Ultra gains appear to have been offset by declines in the regular Duracell line, and Energizer's e2 product has captured less than 3% of the U.S. alkaline battery market.

    We compete in this premium battery segment with our rechargeable nickel metal hydride batteries. As these batteries can provide twice the performance of premium-priced alkaline batteries in selected high-drain devices, such as digital cameras, many manufacturers of these high-drain devices recommend

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nickel metal hydride batteries over alkaline. This has led to very rapid growth for the nickel metal hydride segment and for our batteries in particular.

    Energizer has also increased efforts to obtain distribution behind a price brand marketed as Eveready Alkaline, which competes primarily on price. This initiative has been in place in Canada for a number of years with limited success, and the current effort to expand in the U.S. has gained only limited distribution and market share.

    In early calendar 2001, Duracell announced plans to increase its efforts to market its regular "coppertop" product line. Duracell claims it will be enhancing some performance characteristics of the product and will be naming it "Duracell Coppertop." In the spring of 2001, Energizer also announced its plans to make certain improvements to its regular Energizer brand and to name the product "Energizer Max."

    Internationally, the general battery market is as highly competitive as, and has a greater number of competitors than, the U.S. market. Competition is centered around pricing, product performance, promotion and distribution strategies.

    Despite this competitive market, our unit and dollar general battery market share in the U.S. has increased over the 52-week period ended May 5, 2001, both in the mass merchant and total market. We also continue to upgrade and invest in our alkaline technology to remain competitive. We expect to continue to invest in new upgrades for our alkaline product line over the next several years to improve product performance and expand manufacturing capacity.

Environmental Compliance

    Due to the nature of the operations we conduct, our facilities are subject to a broad range of federal, state, local and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at our facilities and off-site disposal locations. Except as discussed in the section of this prospectus supplement entitled "Legal Proceedings," we believe that compliance with the federal, state, local and foreign regulations to which we are subject will not have a material effect upon our capital expenditures, earnings and competitive position. For additional information on legal proceedings involving us relating to environmental matters, you may refer to the section of this prospectus supplement entitled "Legal Proceedings."

Employees

    As of May 20, 2001, we had approximately 2,870 full-time employees. A significant number of our factory employees are represented by eight labor unions. We believe our relationship with our employees is good. There has not been a work stoppage at a domestic facility since 1981 and since 1991 in the United Kingdom. See Note 2(e) of the Notes to Consolidated Financial Statements included elsewhere in this prospectus supplement for more information about our collective bargaining agreements with our employees.

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Properties and Equipment

    The following table sets forth information regarding our manufacturing sites:

Location	Product Manufactured	Owned/Leased	Square Feet
North America:
Fennimore, WI	Alkaline batteries and RENEWAL rechargeable batteries	Owned	176,000
Portage, WI	Zinc air button cells; Lithium coin cells and alkaline computer batteries	Owned	101,000
Wonewoc, WI(1)	Battery-powered lighting products and lantern batteries	Leased	90,000
Latin America:
Mexico City, Mexico	Zinc carbon batteries	Owned	103,000
Guatemala City, Guatemala	Zinc carbon batteries	Owned	105,000
Santo Domingo, Dominican Republic	Zinc carbon batteries	Owned	57,000
Europe/ROW:
Washington, UK	Zinc air button cells	Leased	63,000

(1)
In January 2001, we announced that we would be closing our lantern battery and flashlight assembling plant in Wonewoc, Wisconsin. This plant shutdown is expected to be completed by August 2001.

    We also lease approximately 250,000 square feet of space in Madison, Wisconsin for our corporate headquarters and technology center.

    The following table sets forth information regarding our packaging and distribution sites by segment:

Location	Owned/Leased	Square Feet
North America
Madison, WI	Owned	158,000
Middleton, WI	Leased	220,000
Lavergne, TN	Leased	65,000
Hayward, CA	Leased	38,000
Mississiauga, Ontario, Canada	Leased	32,000
Latin America:
Chiquimula, Guatemala	Leased	6,000
Guatemala City, Guatemala	Leased	30,000
Quetzaltenango, Guatemala	Leased	5,000
San Jose, Costa Rica	Leased	11,000
San Miguel, El Salvador	Leased	10,000
San Pedro Sula, Honduras	Leased	13,000
Santa Tecia, El Salvador	Leased	15,000
Tegucigalpa, Honduras	Leased	14,000
Europe/ROW:
Billinghausen, Germany	Owned	5,000

    We believe that our facilities, in general, are adequate for our present and currently foreseeable needs.

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Legal Proceedings

    We are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot currently be determined, other than the matters set forth below, we are not party to any pending legal proceedings which, in the opinion of management, are material to our business or financial condition.

    Our facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment, including those governing discharges to the air and water and land, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. We have a proactive environmental management program that includes the use of periodic comprehensive environmental audits to detect and correct practices that may violate environmental laws or that are inconsistent with best management practices. Based on information currently available to our management, we believe that we are substantially in compliance with applicable environmental regulations at our facilities. There are no pending proceedings against us alleging that we are or have been in violation of environmental laws, and we are not aware of any such proceedings contemplated by governmental authorities. We are, however, subject to certain proceedings under CERCLA or analogous state laws, as described below.

    We have from time to time been required to address the effect of historic activities on the environmental condition of our properties, including without limitation, the effect of releases from underground storage tanks. Several of our facilities have been in operation for decades and are constructed on fill that includes, among other materials, used batteries containing various heavy metals. We have accepted a deed restriction on one such property in lieu of conducting remedial activities, and may consider similar actions at other properties if appropriate. Although we are currently engaged in investigative or remedial projects at a few of our facilities, we do not expect that such projects will cause us to incur material expenditures.

    Our former manganese processing facility in Covington, Tennessee was accepted into TDEC's Voluntary Cleanup, Oversight and Assistance Program in February 1999. Under Tennessee's voluntary cleanup program, we negotiated a Consent Order and Agreement with the TDEC, dated February 12, 1999, covering investigation, and if necessary, remediation of the facility. Groundwater monitoring conducted pursuant to the post-closure maintenance of solid waste at the facility, and recent groundwater testing beneath former process areas of the facility, indicated elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the facility. We have completed closure of lagoons on the property and have completed the remediation of a stream that borders the facility.

    Upon successful completion of the requirements of the Consent Order and Agreement, we expect that no further action will be required at the facility. While remediation costs are uncertain at this time, we do not expect the matter to have a material adverse financial impact on us.

    In addition, on February 9, 2001, the Wisconsin Department of Natural Resources approved our request to proceed under Wisconsin's Voluntary Party Liability Exemption program to investigate and, if necessary, remediate environmental matters at our Wonewoc, Wisconsin manufacturing facility. Investigative work to date suggests there may be battery materials containing various heavy metals in fill on the property. However, we do not expect this matter to result in material expenditures.

    We are also subject to proceedings related to our disposal of industrial and hazardous waste at off-site disposal locations, under CERCLA or analogous state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for the costs incurred in responding to the release or threatened release of hazardous substances from such sites. Current and former owners and operators of such sites, and transporters of waste who participated in the selection of such sites,

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are also strictly liable for such costs. Liability under CERCLA is "joint and several," so that a responsible party under CERCLA theoretically may be held liable for all of the costs incurred at a particular site. However, as a practical matter, liability at such sites generally is allocated among all of the viable responsible parties. Some of the most significant factors for allocating liabilities to persons that disposed of wastes at Superfund sites are the relative volume of waste such persons sent to the site and the toxicity of such waste. We do not believe that any of our pending proceedings under CERCLA or analogous state laws will have a material impact on our operations, financial condition or liquidity, and we are not aware of any such matters contemplated by governmental agencies that will have such an impact.

    As of April 1, 2001, we have reserved $2.6 million for known on-site and off-site environmental liabilities. We believe these reserves are adequate, although there can be no assurance that this amount will ultimately be adequate to cover such environmental liabilities. We may also be named as a potentially responsible party at additional sites in the future, and the costs associated with such additional or existing sites may be material. In addition, certain of our facilities have been in operation for decades and, over such time, we and other prior operators of such facilities have generated and disposed of wastes utilized in the battery manufacturing process which are or may be considered hazardous, such as cadmium and mercury.

    In addition, we filed suit in September 1999 against one of our insurance carriers seeking insurance coverage for environmental claims asserted against us at a CERCLA site in Bergen County, New Jersey and the City Disposal Site in Stoughton, Wisconsin. We settled both of these cases prior to fiscal 2000 and are seeking recovery of amounts paid. The insurance recovery case, Rayovac Corporation v. Employers Insurance of Wausau, is pending in Dane County Circuit Court in Madison, Wisconsin and is in its early stages. While we believe that we have meritorious claims for coverage of certain of the environmental claims against us, there can be no assurance that our claim will be successful.

    In March 2001, Jose Antonio Arzu Irigoyen, a Guatemalan citizen, obtained the functional equivalent of an injunction in the Court of First Instance of Guatemala, Civil Division, against one of our Guatemalan subsidiaries. The injunction prohibits our subsidiary from disposing of 73,710 shares of stock of Banco Industrial, S.A. The value of these shares is estimated to be approximately $1.3 million to $1.5 million. We are currently in negotiations to resolve this matter and dispose of the shares held by our subsidiary.

    On April 11, 2001, Eveready Battery Company, Inc. filed a complaint against us in U.S. District Court for the Northern District of Ohio, Eastern Division, alleging that we have infringed on a patent held by Eveready relating to mercury-free alkaline batteries. Eveready is seeking injunctive relief as well as treble damages and other costs and expenses. We have not been served with the complaint in this matter. We believe we have meritorious defenses to the claims presented in the complaint and, should we ultimately be served, we intend to dispute the allegations and otherwise defend our position. We cannot estimate at this time the effect, if any, that this claim may have on our business or financial condition. For a general discussion of the risks we face relating to claims of this nature, you should read the section of this prospectus supplement entitled "Risk Factors—Third-party infringement claims against us could adversely affect our business."

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MANAGEMENT

    The following table shows information about our directors and executive officers as of the date of this prospectus supplement:

Name	Age	Position and Office(s)
David A. Jones	51	Chairman of the Board and Chief Executive Officer
Kent J. Hussey	55	President, Chief Operating Officer and Director
Stephen P. Shanesy	44	Executive Vice President of Global Brand Management
Merrell M. Tomlin	49	Executive Vice President of Sales
Randall J. Steward	47	Executive Vice President of Administration and Chief Financial Officer
Kenneth V. Biller	53	Executive Vice President of Operations
Luis A. Cancio	61	Executive Vice President—Latin America
John S. Lupo	54	Director
Scott A. Schoen	42	Director
Thomas R. Shepherd	70	Director
Warren C. Smith, Jr.	44	Director
Philip F. Pellegrino	60	Director

    Mr. Jones has served as Chairman of our Board of Directors and our Chief Executive Officer since September 12, 1996. From September 1996 to April 1998, Mr. Jones also served as our President. Between February 1995 and March 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc., a manufacturer and marketer of infrared ear thermometers for consumer and professional use. From 1989 to September 1994, he served as President and Chief Executive Officer of The Regina Company, a manufacturer of vacuum cleaners and other floor care equipment. In addition, Mr. Jones serves as a director of United Industries Corp., Tyson Foods, Inc. and SCI Systems, Inc. Mr. Jones has over 30 years of experience working in the consumer products industry.

    Mr. Hussey is a director of Rayovac and has served as our President and Chief Operating Officer since April 1998. Prior to that time and since joining us in October 1996, Mr. Hussey was our Executive Vice President of Finance and Administration, our Chief Financial Officer and a director. From 1994 to 1996, Mr. Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals and from 1991 to July 1994 he served as Vice President and Chief Financial Officer of The Regina Company. Mr. Hussey also serves as a director of American Woodmark Corporation.

    Mr. Shanesy has been our Executive Vice President of Global Brand Management since April 1998. Prior to that time and from December 1997, Mr. Shanesy served as our Senior Vice President of Marketing and the General Manager of General Batteries and Lights. From December 1996 to December 1997, Mr. Shanesy was our Senior Vice President of Marketing and the General Manager of General Batteries. Prior to joining us, from 1993 to 1996, Mr. Shanesy was Vice President of Marketing of Oscar Mayer.

    Mr. Tomlin has been our Executive Vice President of Sales since October 1998. Mr. Tomlin joined Rayovac in October 1996 as Senior Vice President of Sales. From March 1996 to September 1996, Mr. Tomlin served as Vice President of Sales of Braun of North America/Thermoscan and from August 1995 to March 1996, he served as Vice President Sales of Thermoscan, Inc. Prior to that time, Mr. Tomlin was Vice President of Sales of various divisions of Casio Electronics.

    Mr. Steward was named our Executive Vice President of Administration and Chief Financial Officer in October 1999. Mr. Steward joined us in March of 1998 as our Senior Vice President of Corporate Development and was named Senior Vice President of Finance and Chief Financial Officer in April 1998, a position he held until October 1999. From October 1997 to March 1998, Mr. Steward

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worked as an independent consultant, primarily with Thermoscan, Inc. and Braun AG, assisting with financial and operational issues. From March 1996 to September 1997, Mr. Steward served as President and General Manager of Thermoscan, Inc. From January 1992 to March 1996, he served as Executive Vice President of Finance and Administration and Chief Financial Officer of Thermoscan, Inc.

    Mr. Biller was named our Executive Vice President of Operations in October 1999. From August 1998 to October 1999, he was our Senior Vice President of Operations and from January to August 1998, he was our Senior Vice President of Manufacturing/Supply Chain. Prior to that time and since 1996, Mr. Biller was our Senior Vice President and General Manager of Lighting Products & Industrial and, since 1995, was our Vice President and General Manager of Lighting Products & Industrial. Mr. Biller joined us in 1972 and has held numerous positions with us, including Director of Technology/Battery Products and Vice President of Manufacturing.

    Mr. Cancio was named our Executive Vice President—Latin America on October 15, 2000. He joined Rayovac in August 1999 as our Senior Vice President and General Manager of Latin America and served in that position until October 2000. In April 1997, Mr. Cancio became a founding principal of XCELL Group LLC, a private investment firm, and remains a director of that firm. From 1980 to 1996 he held positions of increasing responsibility at Duracell International Inc., beginning as Vice President in Latin America and ending his tenure as Senior Vice President in other international markets.

    Mr. Lupo has been a director of Rayovac since July of 1998 and is a principal in the consulting firm Renaissance Partners, LLC, which he joined in February 2000. From October 1998 until November 1999, he served as Executive Vice President for Sales and Marketing for Bassett Furniture Industries, Inc. From April 1998 to October 1998, Mr. Lupo served as a consultant in the consumer products industry. Prior to that time and since August 1996, Mr. Lupo served as Senior Vice President and Chief Operating Officer for the international division of Wal-Mart Stores, Inc. From October 1990 to August 1996, Mr. Lupo served as Senior Vice President—General Merchandise Manager of Wal-Mart Stores, Inc.

    Mr. Schoen has been a director of Rayovac since our September 1996 recapitalization. He is a Managing Director of Thomas H. Lee Partners, L.P., which he joined in 1986. In addition, Mr. Schoen is a Vice President of Thomas H. Lee Advisor I and Thomas H. Lee Advisors II. Mr. Schoen is also a Trustee of the THL Equity Trust III, the general partner of THL Equity Advisors III Limited Partnership, which is the general partner of Thomas H. Lee Equity Fund III, L.P. He is also a Managing Director and Member of THL Equity Advisors IV, LLC, which is the general partner of Thomas H. Lee Equity Fund IV, L.P. Mr. Schoen is also a director of Syratech Corporation, TransWestern Communications Corp., United Industries Corp., Wyndham International Inc. and several private corporations.

    Mr. Shepherd has been a director of Rayovac since our September 1996 recapitalization. Mr. Shepherd is Chairman of TSG Equity Partners, LLC, and is also a director of The Vermont Teddy Bear Co. Inc. and various private corporations. He currently serves as a Special Partner of Thomas H. Lee Partners, L.P. and he has been engaged as a consultant to Thomas H. Lee Company since 1986. From 1986 through 1998, Mr. Shepherd served as a Managing Director of Thomas H. Lee Company. In addition, Mr. Shepherd is an officer of various other affiliates of Thomas H. Lee Partners, L.P.

    Mr. Smith has been a director of Rayovac since our September 1996 recapitalization. He is a Managing Director of Thomas H. Lee Partners, L.P., which he joined in 1990. Mr. Smith also serves as a Managing Director of TH Lee.Putnam Internet Fund Advisors, LLC, the general partner of TH Lee.Putnam Internet Fund Advisors, L.P., the general partner of TH Lee.Putnam Internet Partners, L.P. In addition, Mr. Smith is a Managing Director of TH Lee Global Internet Advisors, LLC, the general partner of TH Lee Global Internet Managers, L.P., which in turn serves as manager to TH Lee.Putnam Internet Partners, L.P. In addition, Mr. Smith is a Vice President of Thomas H. Lee Advisor I and T.H.

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Lee Mezzanine II. Mr. Smith is also a Managing Director and Member of THL Equity Advisors III Limited Partnership, which is the general partner of Thomas H. Lee Equity Fund III, L.P. and a Managing Director and Member of THL Equity Advisors IV, LLC, which is the general partner of Thomas H. Lee Equity Fund IV, L.P. Mr. Smith is also a director of Finlay Enterprises, Inc., Finlay Fine Jewelry Corporation, Eye Care Centers of America, Inc. and various private corporations.

    Mr. Pellegrino has served as a director since November 7, 2000. He currently serves as Senior Vice President and President of Sales for Kraft Foods and has held that position since September 2000. From 1995 to September 2000, he served as Senior Vice President of Sales and Customer Service for Kraft, a majority-owned subsidiary of Philip Morris Companies, Inc. He has been employed by Kraft Foods or its subsidiary, Oscar Mayer, since 1964 in various management and executive positions.

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PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock as of May 15, 2001 by:

  •
  each person who beneficially owns more than 5% of the outstanding shares of our common stock;
  •
  each of our shareholders selling shares in this offering;
  •
  our chief executive officer and each of the other four most highly compensated executive officers at the end of fiscal 2000;
  •
  each of our directors; and
  •
  all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 27,856,723 shares of common stock outstanding as of the close of business on May 15, 2001. The percentage of beneficial ownership after the offering gives effect to the issuance of the 3,500,000 shares offered by us and to the exercise by selling shareholders in connection with the offering of options to purchase an aggregate of 459,347 shares of common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of May 15, 2001 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of all individuals in the table is 601 Rayovac Drive, Madison, Wisconsin 53711.

	Shares of Common Stock Beneficially Owned Prior to the Offering				Shares of Common Stock Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number of Shares	Number of Shares Subject to Options(1)	Percent	Shares Being Offered Hereby	Number of Shares	Number of Shares Subject to Options(1)	Percent
Directors, Executive Officers and 5% Shareholders(2)
Thomas H. Lee Equity Fund III, L.P.(3)(4) 75 State Street, Suite 2600 Boston, MA 02109	9,928,579	—	35.6%	2,842,641	7,085,938	—	22.3%
Thomas H. Lee Foreign Fund III, L.P.(3)(5) 75 State Street, Suite 2600 Boston, MA 02109	615,051	—	2.2	176,094	438,957	—	1.4
Thomas H. Lee Investors Limited Partnership(6) 75 State Street, Suite 2600 Boston, MA 02109	1,042,405	—	3.7	298,449	743,956	—	2.3
David A. Jones(7)	108,755	729,261	2.9	247,165	75,114	515,737	1.8
Kent J. Hussey(8)	82,068	197,734	1.0	100,000	82,068	97,734	*
Stephen P. Shanesy(9)	52,941	108,908	*	65,722	33,138	62,989	*
Merrell M. Tomlin(10)	36,216	108,908	*	60,402	32,700	52,022	*
Randall J. Steward(11)	43,787	96,088	*	10,000	43,787	86,088	*
Kenneth V. Biller(12)	87,415	108,908	*	73,992	38,207	84,124	*
Luis A. Cancio(13)	35,309	34,375	*	—	35,309	34,375	*
Scott A. Schoen(3)(14)(15)	52,020	—	*	14,894	37,126	—	*
Thomas R. Shepherd(14)(16)	26,189	—	*	7,498	18,691	—	*
Warren C. Smith, Jr.(3)(14)(17)	43,687	—	*	12,508	31,179	—	*
John S. Lupo	2,500	5,000	*	—	2,500	5,000	*
Philip F. Pellegrino	1,000	2,000	*	—	1,000	2,000	*
All directors and executive officers as a group (12 persons)(18)	571,887	1,391,182	6.7	592,181	430,819	940,069	4.2

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Other Officers(19)
Gerald A. Albright	2,754	6,000	*	466	2,288	6,000	*
Chris F. Brooks	10,799	8,812	*	3,090	7,709	8,812	*
Kenneth G. Drescher	619	29,559	*	7,500	—	22,678	*
Patrick L. Gore	1,379	37,188	*	500	879	37,188	*
Robert D. Long	1,447	750	*	537	910	750	*
Randall A. Raymond	5,000	9,750	*	1,000	4,000	9,750	*
Dale R. Tetzlaff	74,897	33,750	*	36,364	38,533	33,750	*
Stephen L. Tuscic	9,769	19,250	*	5,820	4,683	18,516	*
Former Officers(19)
Arthur S. Homa 15895 W. 67th Place Arvada, CO 80007	26,816	—	*	8,342	18,474	—	*
Roger F. Warren 1052 Sleepy Hollow Road Golden, CO 80401	186,044	136,738	1.2	6,115	179,929	136,738	*
Other Selling Shareholders(19)
38 other selling shareholders who are selling an aggregate of 56,648 shares of common stock in this offering and will beneficially own on an aggregate basis less than 1% of our outstanding common stock after the offering	147,844	15,186	*	56,648	91,196	15,186	*

*
Indicates less than 1% of the total number of outstanding shares of common stock.
(1)
Indicates the number of shares of common stock issuable upon the exercise of options exercisable within 60 days of May 15, 2001.
(2)
Determinations as to the identity of 5% shareholders, other than our affiliates, is based upon SEC filings and other publicly available information.
(3)
THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of the Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas H. Lee, Scott A. Schoen, Warren C. Smith, Jr. and other managing directors of Thomas H. Lee Partners, L.P., as Trustees of Equity Trust, and Thomas H. Lee as sole shareholder of Equity Trust, may be deemed to be beneficial owners of the shares of common stock held by such funds. Each of these persons disclaims beneficial ownership of all shares. As noted elsewhere in this prospectus supplement, Messrs. Schoen and Smith are members of our board of directors.
(4)
The number of shares being offered hereby does not include an additional 735,679 shares which may be sold by Thomas H. Lee Equity Fund III, L.P. if the underwriters exercise the over-allotment option granted to them by the selling shareholders. If the underwriters exercise this over-allotment option in full, this shareholder will beneficially own 19.8% of our outstanding common stock after the offering.
(5)
The number of shares being offered hereby does not include an additional 45,574 shares which may be sold by Thomas H. Lee Foreign Fund III, L.P. if the underwriters exercise the over-allotment option granted to them by the selling shareholders. If the underwriters exercise this over-allotment option in full, this shareholder will beneficially own 1.2% of our outstanding common stock after the offering.
(6)
THL Investment Management Corp., the general partner of Thomas H. Lee Investors Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., may also be deemed to be beneficial owners of the shares of common stock held by Thomas H. Lee Investors Limited Partnership. THL Investment Management Corp. disclaims beneficial ownership of such shares. Thomas H. Lee disclaims beneficial ownership of such shares except to the extent of his direct pecuniary interest. The number of shares being offered hereby does not include an additional 77,239 shares which may be sold by Thomas H. Lee Investors Limited Partnership if the underwriters exercise the over-allotment option granted to them by the selling shareholders. If the underwriters exercise this over-allotment option in full, this shareholder will beneficially own 2.1% of our outstanding common stock after the offering.
(7)
The number of shares beneficially owned does not include 232,316 additional shares subject to options which are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned includes 68,905 restricted shares whose restrictions have not lapsed as of May 15, 2001 and 3,999 shares held in our 401(k) plan. The number of shares beneficially owned prior to this offering also includes 2,957 shares representing Mr. Jones' proportional interest in the Thomas H. Lee Equity Fund III, L.P. The number of shares being offered hereby includes 847 shares beneficially owned by Mr. Jones and offered by Thomas H. Lee Equity Fund III, L.P. The number of shares being offered hereby does not include an additional 189,872 shares which may be sold by Mr. Jones if the underwriters exercise the over-allotment option granted to them by the selling shareholders. If the underwriters exercise this over-allotment option in full, Mr. Jones will beneficially own 1.2% of our outstanding common stock after the offering.

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(8)
The number of shares beneficially owned does not include 158,125 additional shares subject to options that are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned prior to this offering includes 48,234 restricted shares whose restrictions have not lapsed as of May 15, 2001 and 891 shares held in our 401(k) plan.
(9)
The number of shares beneficially owned does not include 115,039 additional shares subject to options that are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned includes 33,138 restricted shares whose restrictions have not lapsed as of May 15, 2001. The number of shares being offered hereby does not include an additional 9,436 shares which may be sold by Mr. Shanesy if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(10)
The number of shares beneficially owned does not include 115,039 additional shares subject to options that are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned includes 32,700 restricted shares whose restrictions have not lapsed as of May 15, 2001. The number of shares being offered hereby does not include an additional 8,298 shares which may be sold by Mr. Tomlin if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(11)
The number of shares beneficially owned does not include 127,859 additional shares subject to options that are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned includes 31,387 restricted shares whose restrictions have not lapsed as of May 15, 2001.
(12)
The number of shares beneficially owned does not include 115,039 additional shares subject to options that are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned includes 31,387 restricted shares whose restrictions have not lapsed as of May 15, 2001 and 4,820 shares held in our 401(k) plan. The number of shares being offered hereby does not include an additional 11,938 shares which may be sold by Mr. Biller if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(13)
The number of shares beneficially owned does not include 165,625 additional shares subject to options that are not exercisable within 60 days of May 15, 2001. The number of shares of common stock beneficially owned includes 31,387 restricted shares whose restrictions have not lapsed as of May 15, 2001 and 1,022 shares held in our 401(k) plan.
(14)
Represents the proportional interest of such individual in Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and Thomas H. Lee Investors Limited Partnership. In the case of Mr. Smith, the number of shares beneficially owned prior to the offering also include 9,786 shares which Mr. Smith may be deemed to beneficially own as a result of Mr. Smith's children's proportional beneficial interest in Thomas H. Lee Investors Limited Partnership. The number of shares beneficially owned after the offering includes 6,984 shares which Mr. Smith may be deemed to beneficially own as a result of Mr. Smith's children's proportional beneficial interest in Thomas H. Lee Investors Limited Partnership.
(15)
The number of shares being offered hereby does not include an aggregate of an additional 3,855 shares which are beneficially owned by Mr. Schoen and may be sold by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and Thomas H. Lee Investors Limited Partnership if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(16)
The number of shares being offered hereby does not include an aggregate of an additional 1,941 shares which are beneficially owned by Mr. Shepherd and may be sold by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and Thomas H. Lee Investors Limited Partnership if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(17)
The number of shares being offered hereby does not include an aggregate of an additional 3,237 shares which are beneficially owned by Mr. Smith and may be sold by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and Thomas H. Lee Investors Limited Partnership if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(18)
The number of shares of common stock beneficially owned includes 277,138 restricted shares whose restrictions have not lapsed as of May 15, 2001 and 10,732 shares held in our 401(k) plan. The number of shares being offered hereby does not include an additional 229,585 shares which may be sold by all directors and executive officers as a group if the underwriters exercise the over-allotment option granted to them by the selling shareholders.
(19)
The number of shares being offered hereby does not include an aggregate of an additional 46,964 shares which may be sold by the individuals named under the headings Other Officers, Former Officers and Other Selling Shareholders if the underwriters exercise the over-allotment option granted to them by the selling shareholders.

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CERTAIN U.S. FEDERAL TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders. In general, a non-U.S. holder is any holder other than:

  •
  a citizen or resident of the U.S.;
  •
  a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any state;
  •
  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
  •
  a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address aspects of U.S. federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular non-U.S. holder (e.g. certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, persons holding our common stock as part of a hedging, conversion or straddle transaction or holders whose functional currency is not the U.S. dollar). Accordingly, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of holding and disposing of shares of our common stock.

Dividends

    In general, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount or a lower rate prescribed by an applicable income tax treaty. However, dividends that are either effectively connected with a trade or business carried on by the non-U.S. holder within the U.S., and, where a tax treaty applies, that are attributable to a permanent establishment in the U.S. maintained by the non-U.S. holder are not subject to the withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, as the case may be.

    In order for dividends paid to a non-U.S. holder to be exempt from withholding under the effectively connected income exemption, the holder must comply with certification and disclosure requirements. In some circumstances, a foreign corporation that receives effectively connected dividends may be subject to an additional branch profits tax at a 30% rate or a lesser applicable treaty rate.

    For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, a non-U.S. holder must generally provide certification as to such holder's entitlement to treaty benefits. Special rules exist to determine whether, for treaty applicability purposes, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

Gain on Sale or Other Disposition of Common Stock

    In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of such holder's shares of our common stock unless:

  •
  the gain either is effectively connected with a trade or business carried on by the non-U.S. Holder within the U.S. or, if certain income tax treaties apply, is attributable to a permanent

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    establishment in the U.S. maintained by the non-U.S. holder (and, in either case, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation);

  •
  the non-U.S. holder is an individual who holds shares of our common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other tests are met; or
  •
  we are or have been a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes at any time within the shorter of the five year period preceding such disposition or such non-U.S. holder's holding period.

    We believe that we are not a USRPHC; however, no assurances can be given that we will not become a USRPHC in the future. If we are or were to become a USRPHC at any time during this period, gains realized upon a disposition of our common stock by a non-U.S. holder who did not directly or indirectly own more than 5% of our common stock during this period would generally not be subject to U.S. federal income tax, provided that our common stock is regularly traded on an established securities market.

    Special rules may apply to non-U.S. holders, such as controlled foreign corporations, passive foreign investment companies, foreign personal holding companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended. These entities should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Estate Tax

    Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the U.S. at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

    We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to these dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

    A non-U.S. holder will be entitled to an exemption from information reporting requirements and backup withholding tax on dividends that we pay on our common stock if the non-U.S. holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption. Payments by a U.S. office of a broker of the proceeds of a sale of our common stock are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption.

    Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our common stock by foreign offices of U.S. brokers, or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against non-U.S. holder's U.S. federal income tax liability, if the required information is furnished to the Internal Revenue Service.

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UNDERWRITING

    Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC are acting as the underwriters. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we and the selling shareholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Salomon Smith Barney Inc.	1,650,000
Credit Suisse First Boston Corporation	1,650,000
Lehman Brothers Inc.	1,650,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,650,000
UBS Warburg LLC	900,000

Total	7,500,000

    The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

    The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.555 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

    The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,125,000 additional shares of common stock from the selling shareholders at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option, the selling shareholders will sell those additional shares in proportion to the number of shares they are selling in this offering. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

    We, our executive officers and directors and the selling shareholders have agreed that, subject to certain limited exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

    The common stock is listed on the New York Stock Exchange under the symbol "ROV."

    The following table shows the underwriting discounts that we and the selling shareholders are to pay to the underwriters in connection with this offering. The amounts to be paid by the selling

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shareholders are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock from the selling shareholders.

	Per Share	Total
Discount paid by
Rayovac	$0.925	$3,237,500
Discounts paid by selling shareholders
No exercise	$0.925	$3,700,000
Full exercise	$0.925	$4,740,625

    In connection with this offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that the total expenses of this offering payable by us will be approximately $800,000. Of this amount, approximately $300,000 is allocable to expenses associated with the sale of the selling shareholders' shares.

    The underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    This prospectus supplement and the accompanying prospectus may be made available in electronic format on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

    We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

S–59

LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby and certain legal matters will be passed upon for Rayovac by James T. Lucke, general counsel to Rayovac. Certain legal matters will be passed upon for the selling shareholders, other than affiliates of Thomas H. Lee Company, by DeWitt, Ross & Stevens, S.C., Madison, Wisconsin. Certain other legal matters will be passed upon for Rayovac and the selling shareholders who are affiliates of Thomas H. Lee Company by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

EXPERTS

    KPMG LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements are incorporated by reference in reliance on the report of KPMG LLP, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference rooms.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2000 filed with the SEC on December 19, 2000;
  •
  Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 filed with the SEC on February 14, 2001;
  •
  Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001 filed with the SEC on May 14, 2001;
  •
  Current Report on Form 8-K filed with the SEC on June 14, 2001;
  •
  Current Report on Form 8-K filed with the SEC on June 19, 2001; and
  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 17, 1997, including any amendments or reports filed for the purpose of updating the descriptions.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

  Rayovac Corporation
  601 Rayovac Drive
  Madison, Wisconsin 53711-2497
  Attention: John Daggett
  Telephone: (608) 275-3340

S–60

RAYOVAC CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F–1

Independent Auditors' Report

The Board of Directors
Rayovac Corporation:

    We have audited the accompanying consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rayovac Corporation and subsidiaries as of September 30, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

                      /s/ KPMG LLP
                      KPMG LLP

Milwaukee, Wisconsin
November 3, 2000

F–2

RAYOVAC CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 1999 and 2000

(In thousands, except per share amounts)

	1999	2000
Assets
Current assets:
Cash and cash equivalents	$11,065	$9,757
Receivables:
Trade accounts receivable, net of allowance for doubtful receivables of $1,253 and $1,020, respectively	138,155	147,767
Other	3,166	5,900
Inventories	81,618	100,676
Deferred income taxes	9,271	6,074
Prepaid expenses and other	13,578	20,996

Total current assets	256,853	291,170

Property, plant and equipment, net	110,778	111,897
Deferred charges and other	24,146	33,781
Intangible assets	128,850	122,114
Debt issuance costs	12,274	10,054

Total assets	$532,901	$569,016

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$22,895	$44,815
Accounts payable	85,524	97,857
Accrued liabilities:
Wages and benefits	11,481	12,012
Accrued interest	5,109	5,790
Recapitalization and other special charges	6,482	978
Other	20,966	25,028

Total current liabilities	152,457	186,480
Long-term debt, net of current maturities	307,426	272,815
Employee benefit obligations, net of current portion	12,860	15,365
Deferred income taxes	8,619	8,242
Other	5,079	5,418

Total liabilities	486,441	488,320

Shareholders' equity:
Common stock, $.01 par value, authorized 150,000 shares; issued 56,970 and 57,101 shares, respectively; outstanding 27,490 and 27,570 shares, respectively	570	571
Additional paid-in capital	103,577	104,197
Retained earnings	70,100	108,450
Accumulated other comprehensive income	2,199	650
Notes receivable from officers/shareholders	(890)	(3,190)

	175,556	210,678
Less treasury stock, at cost, 29,480 and 29,531 shares, respectively	(129,096)	(129,982)

Total shareholders' equity	46,460	80,696

Total liabilities and shareholders' equity	$532,901	$569,016

See accompanying notes to consolidated financial statements.

F–3

RAYOVAC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 1998, 1999 and 2000

(In thousands, except per share amounts)

	1998	1999	2000
Net sales	$495,733	$564,302	$703,933
Cost of goods sold	258,293	293,858	358,226
Other special charges	—	1,300	—

Gross profit	237,440	269,144	345,707

Operating expenses:
Selling	148,875	160,223	195,067
General and administrative	32,413	37,366	50,546
Research and development	9,424	9,785	10,763
Other special charges	6,183	8,132	—

	196,895	215,506	256,376

Income from operations	40,545	53,638	89,331
Interest expense	15,670	16,354	30,626
Other (income) expense, net	(155)	(314)	753

Income before income taxes and extraordinary item	25,030	37,598	57,952
Income tax expense	8,660	13,462	19,602

Income before extraordinary item	16,370	24,136	38,350
Extraordinary item, loss on early extinguishment of debt, net of income tax benefit of $1,263	(1,975)	—	—

Net income	$14,395	$24,136	$38,350

Basic net income per common share:
Income before extraordinary item	$0.62	$0.88	$1.39
Extraordinary item	(0.08)	—	—

Net income	$0.54	$0.88	$1.39

Weighted average shares of common stock outstanding	26,477	27,486	27,504

Diluted net income per common share:
Income before extraordinary item	$0.58	$0.83	$1.32
Extraordinary item	(0.07)	—	—

Net income	$0.51	$0.83	$1.32

Weighted average shares of common stock and equivalents outstanding	28,091	29,233	29,069

See accompanying notes to consolidated financial statements.

F–4

RAYOVAC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended September 30, 1998, 1999 and 2000

(In thousands except per share amounts)

	Years Ended September 30,
	1998	1999	2000
Net income	$14,395	$24,136	$38,350
Other comprehensive income:
Foreign currency translation adjustment	230	166	(1,964)
Minimum pension liability adjustment	(678)	342	638

Other comprehensive (loss) income before tax	(448)	508	(1,326)
Income tax benefit (expense) related to minimum pension liability	237	(120)	(223)

Comprehensive income, net of tax	$14,184	$24,524	$36,801

See accompanying notes to consolidated financial statements.

F–5

RAYOVAC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended September 30, 1998, 1999 and 2000

(In thousands, except per share amounts)

					Accumulated Other Comprehensive Income
	Common Stock				Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment		Notes Receivable from Officers/ Shareholders
			Additional Paid-In Capital	Retained Earnings					Stock Held in Trust	Treasury Stock	Total Shareholders' Equity
	Shares	Amount					Total
Balances at September 30, 1997	20,581	$500	$15,974	$31,569	$2,270	$(248)	$2,022	$(1,658)	$(962)	$(128,040)	$(80,595)
Net income	—	—	—	14,395	—	—	—	—	—	—	14,395
Sale of common stock	6,823	68	87,092	—	—	—	—	—	—	—	87,160
Sale of common stock by trust	—	—	—	—	—	—	—	—	817	—	817
Treasury stock acquired	(27)	—	—	—	—	—	—	—	—	(432)	(432)
Exercise of stock options	94	1	238	—	—	—	—	—	—	—	239
Notes receivable from officers/shareholders	—	—	—	—	—	—	—	768	—	—	768
Adjustment of additional minimum pension liability	—	—	—	—	—	(441)	(441)	—	—	—	(441)
Translation adjustment	—	—	—	—	230	—	230	—	—	—	230
Unrealized (gain)/loss on stock held in trust	—	—	—	—	—	—	—	—	(267)	—	(267)

Balances at September 30, 1998	27,471	569	103,304	45,964	2,500	(689)	1,811	(890)	(412)	(128,472)	21,874
Net income	—	—	—	24,136	—	—	—	—	—	—	24,136
Sale of common stock by trust	—	—	—	—	—	—	—	—	394	—	394
Treasury stock acquired	(20)	—	—	—	—	—	—	—	—	(624)	(624)
Exercise of stock options	39	1	273	—	—	—	—	—	—	—	274
Adjustment of additional minimum pension liability	—	—	—	—	—	222	222	—	—	—	222
Translation adjustment	—	—	—	—	166	—	166	—	—	—	166
Unrealized (gain)/loss on stock held in trust	—	—	—	—	—	—	—	—	18	—	18

Balances at September 30, 1999	27,490	570	103,577	70,100	2,666	(467)	2,199	(890)	—	(129,096)	46,460
Net income	—	—	—	38,350	—	—	—	—	—	—	38,350
Treasury stock acquired	(51)	—	—	—	—	—	—	—	—	(886)	(886)
Exercise of stock options	131	1	620	—	—	—	—	—	—	—	621
Notes receivable from officers/shareholders	—	—	—	—	—	—	—	(2,300)	—	—	(2,300)
Adjustment of additional minimum pension liability	—	—	—	—	—	415	415	—	—	—	415
Translation adjustment	—	—	—	—	(1,964)	—	(1,964)	—	—	—	(1,964)

Balances at September 30, 2000	27,570	$571	$104,197	$108,450	$702	$(52)	$650	$(3,190)	$—	$(129,982)	$80,696

See accompanying notes to consolidated financial statements.

F–6

RAYOVAC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended September 30, 1998, 1999 and 2000

(In thousands, except per share amounts)

	Years Ended September 30,
	1998	1999	2000
Cash flows from operating activities:
Net income	$14,395	$24,136	$38,350
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Extraordinary item, loss on early extinguishment of debt	3,238	—	—
Amortization	2,977	3,079	6,309
Depreciation	10,873	11,890	16,024
Deferred income taxes	2,361	1,038	2,905
(Gain) loss on disposal of fixed assets	(2,439)	162	(1,297)
Settlement of deferred compensation agreement	(1,243)	—	—
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	(19,362)	(29,267)	(15,697)
Inventories	(2,987)	(4,667)	(20,344)
Prepaid expenses and other assets	(7,989)	(9,075)	(5,416)
Accounts payable and accrued liabilities	(3,494)	12,242	22,126
Accrued recapitalization and other special charges	2,177	999	(5,147)

Net cash (used) provided by operating activities	(1,493)	10,537	37,813

Cash flows from investing activities:
Purchases of property, plant and equipment	(15,931)	(24,113)	(18,996)
Proceeds from sale of property, plant and equipment	3,678	26	1,051
Payment for acquisitions, net of cash acquired	(11,124)	(145,076)	—

Net cash used by investing activities	(23,377)	(169,163)	(17,945)

Cash flows from financing activities:
Reduction of debt	(140,024)	(102,974)	(215,394)
Proceeds from debt financing	81,928	275,125	203,189
Cash overdraft	(378)	2,745	(4,971)
Debt issuance costs	(150)	(5,904)	—
Premiums paid on extinguishment of debt	(3,238)	—	—
Proceeds from direct financing lease	200	200	—
Proceeds from (advances for) notes receivable from officers/shareholders	768	—	(2,300)
Issuance of stock	87,160	—	—
Acquisition of treasury stock	(343)	(390)	(886)
Exercise of stock options	149	40	621
Payments on capital lease obligation	(720)	(794)	(1,233)

Net cash provided (used) by financing activities	25,352	168,048	(20,974)

Effect of exchange rate changes on cash and cash equivalents	(21)	49	(202)

Net increase (decrease) in cash and cash equivalents	461	9,471	(1,308)
Cash and cash equivalents, beginning of year	1,133	1,594	11,065

Cash and cash equivalents, end of year	$1,594	$11,065	$9,757

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,767	$12,837	$27,691
Cash paid for income taxes	5,735	11,114	14,318

See accompanying notes to consolidated financial statements.

F–7

RAYOVAC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(1)  Description of Business

    Rayovac Corporation and its wholly owned subsidiaries (Company) manufacture and market batteries. Products include general (alkaline, rechargeables, heavy duty, lantern and general purpose), button cell and lithium batteries. The Company also produces a variety of battery powered lighting devices such as flashlights and lanterns. The Company's products are sold primarily to retailers in the United States, Canada, Latin America, Europe, and the Far East.

(2)  Significant Accounting Policies and Practices

    (a)  Principles of Consolidation and Fiscal Year End

    The consolidated financial statements include the financial statements of Rayovac Corporation and its wholly owned subsidiaries and are prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated. The Company's fiscal year ends September 30. References herein to 1998, 1999 and 2000 refer to the fiscal years ended September 30, 1998, 1999 and 2000.

     (b)  Revenue Recognition

    The Company recognizes revenue from product sales upon shipment to the customer which is the point at which all risks and rewards of ownership of the product is passed. The Company is not obligated to allow for returns.

     (c)  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    At the beginning of 2000, the Company made certain changes in accounting estimates including a change in the estimated useful life of permanent fixtures provided to retail outlets which will now be amortized over an estimated useful life of one to two years rather than expensed when shipped. In addition, the Company now expenses maintenance materials when used rather than when purchased. These changes in estimates increased 2000 net income by approximately $2,500.

     (d)  Cash Equivalents

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

     (e)  Concentrations of Credit Risk, Major Customers and Employees

    The Company has one customer that represented over 10% of its net sales. The Company derived 19%, 20% and 21% of its net sales from this customer during 1998, 1999 and 2000, respectively.

F–8

    A significant number of the Company's factory employees are represented by labor unions. The Company believes its relationship with its employees is good and there have been no work stoppages involving Company employees since 1981 in North America and since 1991 in the United Kingdom.

    The Company has entered into collective bargaining agreements with expiration dates as follows:

Location	Expiration Date
Washington, UK Production	November 2000
Guatemala City, Guatemala	March 2001
Mexico City, Mexico	February 2002
Portage, WI	July 2002
Hayward, CA	May 2003
Madison, WI	August 2003
Fennimore, WI	March 2005

    Approximately 46% of the total labor force is covered by collective bargaining agreements. Bargaining agreements that expire in 2001 represent approximately 4% of the total labor force. Negotiations are ongoing to extend the agreement covering 21 employees at our Washington, UK production facility. The existing agreement provides for automatic weekly renewals and the Company anticipates an agreement will be finalized in the second quarter of fiscal 2001.

     (f)  Displays and Fixtures

    The costs of temporary displays are capitalized and recorded as a prepaid asset and charged to expense when shipped to a customer location. Permanent fixtures are capitalized and amortized over an estimated useful life of one to two years. Such prepaid assets amount to approximately $1,839 and $3,304 as of September 30, 1999 and 2000, respectively.

     (g)  Inventories

    Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for approximately 81% and 78% of the inventories at September 30, 1999 and 2000, respectively. Costs for other inventories have been determined primarily using the average cost method.

     (h)  Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:

Building and improvements	20-30 years
Machinery, equipment and other	2-15 years

    The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to

F–9

future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (i)  Intangible Assets

    Intangible assets are recorded at cost and are amortized, using the straight-line method, over their estimated useful lives. Excess cost over fair value of net assets acquired (goodwill) is amortized over 15 to 40 years. The trade name is being amortized over 40 years. Other intangibles are amortized over 3 to 17 years. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the remaining balance over its remaining life can be recovered through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized carrying value of intangible assets will not be recovered, an adjustment would be made to reduce the carrying value to an amount equal to projected future cash flows discounted at the Company's incremental borrowing rate. Cash flow projections are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

     (j)  Debt Issuance Costs

    Debt issuance costs are capitalized and amortized to interest expense over the lives of the related debt agreements.

     (k)  Accounts Payable

    Included in accounts payable at September 30, 1999 and 2000, is approximately $7,843 and $2,456, respectively, of book overdrafts on disbursement accounts which were replenished when checks were presented for payment.

     (l)  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (m)  Foreign Currency Translation

    Assets and liabilities of the Company's foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of accumulated other comprehensive income. Exchange losses on foreign currency

F–10

transactions aggregating $334, $708 and $1,334 for 1998, 1999 and 2000, respectively, are included in other (income) expense, net, in the Consolidated Statements of Operations.

     (n)  Advertising Costs

    The Company incurred expenses for advertising of $33,441, $33,292 and $34,011 in 1998, 1999 and 2000, respectively. The Company expenses advertising production costs the first time the advertising takes place.

     (o)  Research and Development Costs

    Research and development costs are charged to expense in the year they are incurred.

     (p)  Net Income Per Common Share

    Basic net income per common share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Basic net income per common share does not consider common stock equivalents. Diluted net income per common share reflects the dilution that would occur if convertible debt securities and employee stock options were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the net income of the entity. The computation of diluted net income per common share uses the "if converted" and "treasury stock" methods to reflect dilution. The difference between the numbers of shares used in the two calculations is due to assumed conversion of employee stock options where the exercise price is less than the market price of the underlying stock.

    Net income per common share is calculated based upon the following shares:

	1998	1999	2000
Basic	26,477	27,486	27,504
Effect of assumed conversion of stock options	1,614	1,747	1,565

Diluted	28,091	29,233	29,069

     (q)  Derivative Financial Instruments

    Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

    The Company uses interest rate swaps to manage its interest rate risk. The net amounts to be paid or received under interest rate swap agreements designated as hedges are accrued as interest rates change, and are recognized over the life of the swap agreements, as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the counter-parties are included in accrued liabilities or accounts receivable. The Company has entered into a series of interest rate swap agreements which effectively fix the interest rate on floating rate debt at a rate of 6.404% for a notional principal amount of $75,000 through

F–11

October 2002. The unrealized portion of the fair value of these contracts at September 30, 2000 was $210.

    The Company enters into forward foreign exchange contracts to mitigate the risk from anticipated settlement in local currencies of inter-company purchases and sales. These contracts generally require the Company to exchange foreign currencies for U.S. dollars. The contracts are marked to market, and the related adjustment is recognized in other expense (income). The related amounts payable to, or receivable from, the counter-parties are included in accounts payable or accounts receivable. The Company has $3,760 of such forward exchange contracts at September 30, 2000. The unrealized portion of the fair value of the contracts at September 30, 2000 was immaterial.

    The Company enters into forward foreign exchange contracts to hedge the risk from anticipated settlement in local currencies of trade sales. These contracts generally require the Company to exchange foreign currencies for Pounds Sterling. The related amounts receivable from the trade customers are included in accounts receivable. The Company has approximately $1,466 of such forward exchange contracts at September 30, 2000. The unrealized portion of the fair value of the contracts at September 30, 2000, was $81.

    The Company enters into forward foreign exchange contracts to hedge the risk from anticipated settlement in local currencies of trade purchases. These contracts generally require the Company to exchange foreign currencies for U.S. Dollars. The Company has approximately $10,900 of such forward exchange contracts denominated in Mexican Pesos at September 30, 2000. The unrealized portion of the fair value of the contracts at September 30, 2000, was ($613).

    The Company is exposed to risk from fluctuating prices for zinc used in the manufacturing process. The Company hedges some of this risk through the use of commodity swaps, calls and puts. The swaps effectively fix the floating price on a specified quantity of a commodity through a specified date. Buying calls allows the Company to purchase a specified quantity of a commodity for a fixed price through a specified date. Selling puts allows the buyer of the put to sell a specified quantity of a commodity to the Company for a fixed price through a specific date. The maturity of, and the quantities covered by, the contracts highly correlate to the Company's anticipated purchases of the commodities. The cost of the calls, and the premiums received from the puts, are amortized over the life of the contracts and are recorded in cost of goods sold, along with the effects of the swap, put and call contracts. At September 30, 2000, the Company had entered into a series of swaps for zinc with a contract value of $7,843 for the period October 2000 through September 2001. While these transactions have no carrying value, the unrealized portion of the fair value of these contracts at September 30, 2000, was immaterial.

     (r)  Fair Value of Financial Instruments

    The carrying amounts of financial instruments approximate the fair value of those instruments except for the $65,000 of Senior Subordinated Notes due November 2006 with interest payable semi-annually at 10 1/4%. The fair value of these notes at September 30, 2000 was $66,944 (See also note 2(q)).

F–12

     (s)  Environmental Expenditures

    Environmental expenditures which relate to current ongoing operations or to conditions caused by past operations are expensed. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable and can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers.

     (t)  Reclassifications

    Certain prior year amounts have been reclassified to conform with the current year presentation.

     (u)  Impact of Recently Issued Accounting Standards

    Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of October 1, 2000. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Adoption of these new accounting standards will result in a cumulative after-tax reduction in other comprehensive income of approximately $155 in the first quarter of fiscal 2001. The adoption will also result in $299 of hedge assets and $627 of hedge liabilities recorded on the balance sheet.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB 101). An amendment in June 2000 delayed the effective date for the Company until the fourth quarter of 2001, which is when the Company will adopt the bulletin. The impact of adopting SAB 101 is still being evaluated and the Company does not currently believe its adoption will have a material impact on the consolidated financial statements.

    In May 2000, the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives". This Issue addresses the recognition, measurement, and income statement classification for various types of sales incentives including discounts, coupons, rebates and free products. The Company will adopt this consensus in the fourth quarter of 2001. The impact of this consensus on the Company's consolidated financial statements is still being evaluated and the Company does not currently believe its adoption will have a material impact on the consolidated financial statements.

F–13

(3)  Inventories

    Inventories consist of the following:

	September 30,
	1999	2000
Raw material	$29,014	$31,355
Work-in-process	15,888	11,650
Finished goods	36,716	57,671

	$81,618	$100,676

(4)  Property, Plant and Equipment

    Property, plant and equipment consist of the following:

	September 30,
	1999	2000
Land, building and improvements	$34,726	$37,638
Machinery, equipment and other	157,307	168,068
Construction in process	26,328	23,159

	218,361	228,865
Less accumulated depreciation	107,583	116,968

	$110,778	$111,897

    Machinery, equipment and other includes capitalized leases, net of amortization, totaling $1,913 and $1,283 at September 30, 1999 and 2000, respectively.

(5)  Intangible Assets

    Intangible assets consist of the following:

	September 30,
	1999	2000
Excess cost over fair value of assets acquired (goodwill)	$36,874	$33,878
Trade name	90,000	90,000
Non-competition agreement	1,730	730
Underfunded pension	2,263	2,660
Proprietary technology	525	525

	131,392	127,793
Less: Accumulated amortization	2,542	5,679

	$128,850	$122,114

F–14

(6)  Debt

    Debt consists of the following:

	September 30,
	1999	2000
Revolving credit facility	$181,300	$175,700
Term loan facility	75,000	62,830
Series B Senior Subordinated Notes, due November 1, 2006, with interest at 10 1/4% payable semi-annually	65,000	65,000
Capitalized lease obligations	1,098	1,019
Notes and obligations, weighted average interest rate of 8.49% at September 30, 2000	7,923	13,081

	330,321	317,630
Less current maturities	22,895	44,815

Long-term debt	$307,426	$272,815

    On September 12, 1996, the Company executed a Credit Agreement ("Old Agreement") with a group of financial institutions and other accredited investors. The Old Agreement provided for senior bank facilities, including term and revolving credit facilities in an aggregate amount of $170,000. The term facility included three tranches totaling $105,000 and the revolving credit facility provided for aggregate working capital loans up to $65,000 reduced by outstanding letters of credit ($10,000 limit) and other existing credit facilities and outstanding obligations.

    On December 30, 1997, the Company entered into an Amended and Restated Credit Agreement ("First Restated Agreement"). The First Restated Agreement provided for senior bank facilities, including revolving and acquisition credit facilities in an aggregate amount of $160,000. The revolving credit facility provided for aggregate working capital loans up to $90,000 reduced by outstanding letters of credit ($10,000 limit) and other existing credit facilities and outstanding obligations. The acquisition facility provided for aggregate qualifying acquisition loans up to $70,000.

    On August 9, 1999, the Company entered into an Amended and Restated Credit Agreement ("Second Restated Agreement"). The Second Restated Agreement provides for senior bank facilities, including term and revolving credit facilities in an aggregate amount of $325,000. Interest on borrowings is computed, at the Company's option, based on the base rate, as defined ("Base Rate"), or the Interbank Offering Rate ("IBOR"). The Company recorded $3,700 of fees paid as a result of the amendments as a debt issuance cost which is being amortized over the remaining life of the Second Restated Agreement.

    The term facility initially totaled $75,000. The facility provides for quarterly amortization totaling $10,000 in 2000, $15,000 in 2001, 2002 and 2003, and $20,000 in 2004. The term facility also provides for annual prepayments, over and above the normal amortization. Such payments would be a portion of "Excess Cash Flow" (EBITDA less certain operating expenditures including scheduled principal payments of long-term debt). The revolving credit facility provides for aggregate working capital loans up to $250,000 reduced by outstanding letters of credit (initially limited to $20,000) and other existing credit facilities and outstanding obligations.

F–15

    On July 28, 2000, the Company Amended the Second Restated Agreement ("First Amendment"). This First Amendment provides for letters of credit of up to $40,000, loans to employees in the ordinary course of business of up to $10,000 and capital expenditures of up to $40,000 in fiscal years 2001, 2002 and 2003. The Company recorded $25 of fees paid as a result of the amendment as a debt issuance cost which is being amortized over the remaining life of the Second Restated Agreement.

    Interest on these borrowings is at the Base Rate plus a margin (0.00% to 0.75%) per annum (10.00% at September 30, 2000) or IBOR plus a margin (0.75% to 1.75%) per annum (8.27% at September 30, 2000). The Company had outstanding letters of credit of approximately $15,970 at September 30, 2000. A fee (0.75% to 1.75%) per annum (1.50% at September 30, 2000) is payable on the outstanding letters of credit. The Company also incurs a fee of 0.25% per annum of the average daily maximum amount available to be drawn on each letter of credit issued. If an equity offering is not completed by September 30, 2002, the revolving credit facility is reduced by $25,000 on September 30, 2002 and on 2003.

    The Second Restated Agreement contains financial covenants with respect to borrowings which include maintaining minimum interest coverage and maximum leverage ratios. The limits imposed by such ratios vary depending on whether or not the Company executes equity offerings during the term of the agreement. In addition, the Second Restated Agreement restricts the Company's ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures, and merge or acquire or sell assets. The Company is in compliance with the restrictive covenants of the Second Restated Agreement. The Company is required to pay a commitment fee (0.25% to 0.50%) per annum (0.375% at September 30, 2000) on the average daily-unused portion of the facilities. The facilities' margin and commitment fee may be adjusted if the Company's leverage ratio, as defined, increases or decreases. Borrowings under the Second Restated Agreement are collateralized by substantially all of the assets of the Company.

    The Series B Senior Subordinated Notes ("Notes") will mature on November 1, 2006. In connection with the Company's initial public offering of common stock, $35,000 of the outstanding Notes were redeemed in December 1997. The Company recorded the $3,238 premium paid as a result of the early redemption as an extraordinary item. On or after November 1, 2001, the Notes will be redeemable at the option of the Company, in whole or in part, at prescribed redemption prices plus accrued and unpaid interest.

    In connection with the acquisition of the consumer battery business of ROV Limited ("Acquisition"), the Company obtained the consent of the holders of the Notes to certain amendments to the Indenture governing these Notes. On February 26, 1999 the Company entered into a Supplemental Indenture ("First Supplemental Indenture") to allow the Company to finance the Acquisition entirely with senior secured debt. The amendments were to become effective upon the Company giving notice of its decision to consummate the Acquisition on or before April 30, 1999. Such notice was not given and the First Supplemental Indenture did not become effective.

    On August 6, 1999 the Company entered into a Second Supplemental Indenture ("Second Supplemental Indenture") to allow the Company to finance the Acquisition entirely with senior secured debt. As a result of The Second Supplemental Indenture, in addition to ROV Holding, Inc., the Company's directly and wholly owned subsidiaries Rovcal and Vidor Battery Company also became

F–16

joint and several guarantors. The Second Supplemental Indenture became effective upon notice by the Company of its intent to proceed with the amendments. Such notice was given on August 9, 1999. The Company recorded $2,200 of fees paid as a result of the amendments as a debt issuance cost which is being amortized over the remaining life of the Notes.

    Upon a change in control, the Company shall be required to repurchase all or any part of the Notes at a purchase price equal to 101% of the aggregate principal amount. The Company is also required to offer to repurchase all or a portion of the Notes upon consummation of an asset sale, as defined, in excess of $5,000.

    The terms of the Notes restrict or limit the ability of the Company and its subsidiaries to, among other things, (i) pay dividends or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) incur dividend and other payment restrictions affecting subsidiaries, (v) enter into mergers, consolidations, or sales of all or substantially all of the assets of the Company, (vi) make asset sales, (vii) enter into transactions with affiliates, and (viii) issue or sell capital stock of wholly owned subsidiaries of the Company. The Company is in compliance with the terms of the Notes. Payment obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis by the Company's directly and wholly owned subsidiaries, ROV Holding, Inc., Rovcal, and Vidor Battery Company, each a guarantor. Vidor Battery Company was dissolved and the assets transferred to the Company on September 2, 1999. The foreign subsidiaries of the Company currently do not guarantee the payment obligations under the Notes (Nonguarantor Subsidiaries), and are wholly owned directly or indirectly by ROV Holding, Inc. (See note 18).

    The aggregate scheduled maturities of debt are as follows:

2001	44,815
2002	15,159
2003	15,127
2004	177,529
2005	—
Thereafter	65,000

$317,630

    In 2000, the Company entered into capital leases with an aggregate obligation of $1,163. Aggregate capitalized lease obligations are payable in installments of $713 in 2001, $159 in 2002, $127 in 2003 and $20 in 2004. $85 payable in each of 2001 and 2002 is due in Mexican Pesos. $126 payable in 2001 is due in Chilean Pesos.

    The carrying values of the debt instruments noted above are approximately 99% of their estimated fair values.

F–17

RAYOVAC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(7)  Shareholders' Equity

    In January 1997, the Company established a trust to fund future payments under a deferred compensation plan. Certain employees eligible to participate in the plan assigned stock options to the plan. The trust exercised the options and purchased 160 shares of the Company's common stock. In June 1998, the trust sold 136 shares in connection with a secondary offering of common stock. The remaining 24 shares held by the trust at September 30, 1998, valued at $412, were sold during 1999.

    On November 21, 1997, the Company completed an initial public offering of approximately 6,800 shares of Common Stock. The net proceeds of approximately $87,900 after deducting the underwriting discounts and offering expenses were used to repurchase $35,000 principal amount of Notes, pay the associated premium, and repay approximately $49,700 of the Company's term loan facility.

    On June 30, 1998, the Thomas H. Lee Group and its affiliates sold approximately 5,300 shares and certain Rayovac officers and employees sold approximately 1,100 shares in a secondary offering of common stock. The Company did not receive any proceeds from the sale of the shares but incurred expenses for the offering of approximately $900.

(8) Stock Option Plans

    In 1996, the Company's Board of Directors ("Board") approved the Rayovac Corporation 1996 Stock Option Plan ("1996 Plan"). Under the 1996 Plan, stock options to acquire up to 3,000 shares of common stock, in the aggregate, may be granted to select employees and directors of the Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The time-vesting options become exercisable primarily in equal 20% increments over a five-year period. The performance-vesting options become exercisable at the end of ten years with accelerated vesting over each of the first five years if the Company achieves certain performance goals. Accelerated vesting may occur upon sale of the Company, as defined in the 1996 Plan. As of September 30, 2000, there were options with respect to 1,988 shares of common stock outstanding under the 1996 Plan.

    In 1997, the Board adopted the 1997 Rayovac Incentive Plan ("Incentive Plan"). The Incentive Plan replaces the 1996 Plan and no further awards will be granted under the 1996 Plan other than awards of options for shares up to an amount equal to the number of shares covered by options that terminate or expire prior to being exercised. Under the Incentive Plan, the Company may grant to employees and non-employee directors stock options, stock appreciation rights ("SARs"), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the Incentive Plan. Up to 3,000 shares of common stock may be issued under the Incentive Plan. The Incentive Plan expires in August 2007. As of September 30, 2000, there were options with respect to 1,288 shares of common stock outstanding under the Incentive Plan.

F–18

    A summary of the status of the Company's plans is as follows:

	1998		1999		2000
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding, beginning of period	2,318	$4.33	2,561	$7.17	2,832	$9.14
Granted	442	20.52	452	18.72	729	21.62
Exercised	(107)	3.81	(39)	4.39	(132)	4.71
Forfeited	(92)	4.39	(142)	5.18	(153)	8.39

Outstanding, end of period	2,561	$7.17	2,832	$9.16	3,276	$12.15

Options exercisable, end of period	828	$4.47	876	$6.05	1,325	$7.67

    The following table summarizes information about options outstanding and outstanding and exercisable as of September 30, 2000:

	Options Outstanding			Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$4.39	1,707	6 years	$4.39	1,044	$4.39
$15.875 - $23.375	1,472	8.4	20.26	273	19.61
$23.6875 - $29.50	97	8.9	25.80	8	27.15

    The Company has adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock plans. Accordingly, no compensation cost has been recognized for the stock option plans. If the Company had elected to recognize compensation cost for all of the plans based upon the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income per common share would have been reduced to the pro forma amounts indicated below:

	1998	1999	2000
Net income reported	$14,395	$24,136	$38,350
Pro forma net income	$13,645	$22,697	$35,887
Pro forma basic net income per common share	$0.52	$0.83	$1.30
Pro forma diluted net income per common share	$0.49	$0.78	$1.23

F–19

    The fair value of the Company's stock options used to compute pro forma net income and diluted net income per common share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	1998	1999	2000
Assumptions used:
Volatility	26.2%	28.0%	28.6%
Risk-free interest rate	5.01%	6.22%	6.17%
Expected life	8 years	8 years	8 years
Dividend yield	—	—	—
Weighted-average grant-date fair value of options granted during period	$8.99	$9.15	$10.49

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single value of its options and may not be representative of the future effects on reported net income or the future stock price of the Company. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period.

F–20

(9) Income Taxes

    Pretax income (income before income taxes and extraordinary item) and income tax expense consist of the following:

	1998	1999	2000
Pretax income:
United States	$19,352	$26,929	$30,383
Outside the United States	2,440	10,669	27,569

Total pretax income	$21,792	$37,598	$57,952

Income tax expense (benefit):
Current:
Federal	$3,533	$7,908	$7,850
Foreign	1,667	3,988	8,142
State	(164)	528	705

Total current	5,036	12,424	16,697

Deferred:
Federal	2,243	784	2,032
Foreign	(606)	55	731
State	724	199	142

Total deferred	2,361	1,038	2,905

	$7,397	$13,462	$19,602

    In June 1998, a tax benefit of $1,263 was recorded in conjunction with the loss on early extinguishment of debt.

    The following reconciles the Federal statutory income tax rate with the Company's effective tax rate:

	1998	1999	2000
Statutory Federal income tax rate	35.0%	35.0%	35.0%
FSC benefit	(1.6)	(0.7)	(0.6)
Effect of foreign items and rate differentials	0.8	1.6	(0.9)
State income taxes, net	4.1	1.2	1.0
Reduction of prior year tax provision	(2.8)	(2.0)	(1.3)
Other	(1.6)	0.7	0.6

	33.9%	35.8%	33.8%

F–21

    The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	September 30,
	1999	2000
Current deferred tax assets:
Other special charges	$2,205	$565
Inventories and receivables	2,091	2,815
Marketing and promotional accruals	1,009	3,492
Employee benefits	1,839	733
Environmental accruals	874	600
Other	1,253	1,572

Total current deferred tax assets	9,271	9,777

Current deferred tax liabilities:
Inventories	—	(4,395)
Other	—	(670)

Total current deferred tax liabilities	—	(5,065)

Net current deferred tax assets	$9,271	$4,712

Noncurrent deferred tax assets:
Employee benefits	2,296	2,725
Package design expense	1,279	1,226
Foreign tax credits	—	1,096
Other	1,319	1,118

Total noncurrent deferred tax assets	4,894	6,165

Noncurrent deferred tax liabilities:
Property, plant, and equipment	(12,923)	(11,548)
Other	(119)	(1,111)

Total noncurrent deferred tax liabilities	(13,042)	(12,659)

Net noncurrent deferred tax liabilities	$(8,148)	$(6,494)

    At September 30, 2000, net noncurrent deferred tax assets of $1,748 are included in Deferred charges and other and net current deferred tax liabilities of $1,362 are included in Other accrued liabilities on the Consolidated Balance Sheets. At September 30, 1999, net noncurrent deferred tax assets of $471 are included in Deferred charges and other on the Consolidated Balance Sheets.

    During 2000, the Company utilized state net operating loss carry-forwards of approximately $936. At September 30, 2000, the Company had no remaining state net operating loss carry-forwards.

    The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

F–22

    Provision has not been made for United States income taxes on a portion of the undistributed earnings of the Company's foreign subsidiaries (approximately $9,084 and $25,115 at September 30, 1999 and 2000, respectively), either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company intends to reinvest those earnings. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such earnings.

(10) Leases

    Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

2001	$6,099
2002	5,409
2003	4,552
2004	3,556
2005	3,453
Thereafter	20,871

$43,940

    The leases on the properties require annual lease payments of $3,229 subject to annual inflationary increases. All of the leases expire during the years 2001 through 2014.

    Total rental expenses were $7,397, $6,902, and $6,924 for 1998, 1999, and 2000 respectively.

(11) Employee Benefit Plans

  Pension Benefits

    The Company has various defined benefit pension plans covering substantially all of its domestic hourly employees and union members. Plans generally provide benefits of stated amounts for each year of service. The Company's practice is to fund pension costs at amounts within the acceptable ranges established by the Employee Retirement Income Security Act of 1974, as amended.

    The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management's intent that life insurance contracts owned by the Company will fund these agreements. Under the other agreements the Company has agreed to pay such deferral amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to designated beneficiary upon death. The Company established a rabbi trust to fund these agreements.

  Other Benefits

    The Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of

F–23

service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

	Pension Benefits		Other Benefits
	1999	2000	1999	2000
Change in benefit obligation
Benefit obligation at beginning of year	$50,198	$16,838	$2,218	$2,878
Service cost	495	506	236	335
Interest cost	1,431	1,239	156	209
Amendments	34	860	—	(94)
Actuarial (gain) loss	(573)	(1,039)	454	(230)
Benefits paid	(34,747)	(673)	(186)	(173)

Benefit obligation at end of year	$16,838	$17,731	$2,878	$2,925

Change in plan assets
Fair value of plan assets at beginning of year	$42,742	$9,955	$—	$—
Actual return on plan assets	735	604	—	—
Employer contribution	1,357	1,493	186	173
Benefits paid	(34,747)	(673)	(186)	(173)
Plan expenses paid	(132)	(121)	—	—

Fair value of plan assets at end of year	$9,955	$11,258	$—	$—

Funded status	$(6,883)	$(6,473)	$(2,878)	$(2,925)
Unrecognized net transition obligation	301	257	511	375
Unrecognized prior service cost	2,235	2,861	—	—
Unrecognized net actuarial (gain) loss	191	(410)	895	609
Adjustment for minimum liability	(2,730)	(2,712)	—	—

Accrued benefit cost	$(6,886)	$(6,477)	$(1,472)	$(1,941)

Weighted-average assumptions:
Discount rate	7.5%	8.0%	7.25%	7.5%
Expected return on plan assets	9.0%	8.5%	0.0%	0.0%
	Pension Benefits			Other Benefits
	1998	1999	2000	1998	1999	2000
Components of net periodic benefit cost
Service cost	$569	$495	$506	$245	$236	$335
Interest cost	3,783	1,431	1,239	173	156	209
Actual return on assets	(2,766)	(735)	(604)	—	—	—
Amortization of prior service cost	201	233	234	—	—	—
Recognized net actuarial (gain) loss	(905)	(347)	(272)	114	63	96

Net periodic benefit cost	$882	$1,077	$1,103	$532	$455	$640

F–24

    Pension plan assets and obligations are measured at June 30 each year. The contributions to the pension plans between July 1 and September 30 were $898 and $2,338 in 1999 and 2000, respectively.

    During 1997, the Company merged two of its defined benefit plans and ceased future benefit accruals. In 1999, the merged plans were liquidated and $34,120 in benefits were paid out.

    The Company has recorded an additional minimum pension liability of $2,730 and $2,712 at September 30, 1999 and 2000, respectively, to recognize the under funded position of certain of its benefit plans. An intangible asset of $2,263 and $2,660 at September 30, 1999 and 2000, respectively, equal to the unrecognized prior service cost of these plans, has also been recorded. The excess of the additional minimum liability over the unrecognized prior service cost of $467 at September 30, 1999 and $52 at September 30, 2000, has been recorded as a component of accumulated other comprehensive income.

    The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes annually from 3% to 6% of participants' compensation based on age, and may make additional discretionary contributions. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for the years ended September 30, 1999 and 2000, were $2,013 and $2,171, respectively.

    For measurement purposes, annual rates of increase of 8.0% in the per capita costs of covered health care benefits were assumed for 1998, 1999 and 2000, respectively, gradually decreasing to 5.5%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 2000, by $191 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended September 30, 2000, by $58. A discount rate of 7.25% and 7.5% was used to determine the accumulated postretirement benefit obligations as of September 30, 1999 and 2000, respectively.

(12) Segment Information

    The Company manages operations in three reportable segments based upon geographic area. North America includes the United States and Canada; Latin America includes Mexico, Central America, and South America; Europe/Rest of World ("Europe/ROW") includes the United Kingdom, Europe and all other countries in which the Company does business.

    The Company manufactures and markets dry cell batteries including alkaline, zinc carbon, alkaline rechargeable, hearing aid, and other specialty batteries and lighting products throughout the world. These product lines are sold in all geographic areas except Latin America where revenues have historically been derived primarily from zinc carbon and some alkaline batteries.

    Net sales and cost of sales to other segments have been eliminated. The gross contribution of inter segment sales is included in the segment selling the product to the external customer. Segment revenues are based upon the geographic area in which the product is sold.

F–25

    The reportable segment profits do not include interest expense, interest income, and income tax expense. Also, not included in the reportable segments, are corporate expenses including corporate purchasing expense, general and administrative expense and research and development expense. All depreciation and amortization included in income from operations is related to reportable segments. Costs are identified to reportable segments or corporate, according to the function of each cost center.

    The reportable segment assets do not include cash, deferred tax benefits, investments, long term intercompany receivables, most deferred charges, and miscellaneous assets. All capital expenditures are related to reportable segments. Variable allocations of assets are not made for segment reporting.

    Wal-Mart Store, Inc., the Company's largest mass merchandiser customer, represented 19%, 20% and 21% of its net sales during 1998, 1999, and 2000, respectively, primarily in North America.

  Revenues from external customers

	1998	1999	2000
North America	$422,350	$478,336	$535,839
Latin America	—	19,273	112,179
Europe/ROW	73,383	66,693	55,915

Total segments	$495,733	$564,302	$703,933

  Inter segment revenues

	1998	1999	2000
North America	$17,091	$17,162	$23,563
Latin America	—	—	1,293
Europe/ROW	1,432	1,096	1,058

Total segments	$18,523	$18,258	$25,914

  Depreciation and amortization

	1998	1999	2000
North America	$9,920	$11,430	$13,266
Latin America	—	703	5,253
Europe/ROW	2,410	1,324	1,504

Total segments	$12,330	$13,457	$20,023

F–26

  Segment profit

	1998	1999	2000
North America	$61,352	$77,785	$95,561
Latin America	—	3,535	20,061
Europe/ROW	9,129	9,942	6,085

Total segments	70,481	91,262	121,707
Corporate expenses	23,753	28,192	32,376
Special charges	6,183	9,432	—
Interest expense	15,670	16,354	30,626
Other (income) expense net	(155)	(314)	753

Income before income taxes and extraordinary items	$25,030	$37,598	$57,952

  Segment assets

	September 30,
	1998	1999	2000
North America	$227,163	$280,394	$294,210
Latin America	—	177,135	199,865
Europe/ROW	34,479	33,790	31,233

Total segments	261,642	491,319	525,308
Corporate	22,217	41,582	43,708

Total assets at year end	$283,859	$532,901	$569,016

  Expenditures for segment assets

	1998	1999	2000
North America	$14,529	$22,678	$14,668
Latin America	—	622	3,448
Europe/ROW	1,402	813	880

Total segments	$15,931	$24,113	$18,996

F–27

RAYOVAC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(12) Segment Information (Continued)

  Product Line Revenues

	1998	1999	2000
Alkaline	$243,400	$282,700	$335,500
Heavy Duty	38,800	55,700	144,400
Rechargeables	26,800	25,600	32,200
Hearing Aid batteries	73,400	74,900	67,800
Specialty and Other batteries	44,900	48,400	43,400
Lighting products and Lantern Batteries	68,400	77,000	80,600

Total revenues from external customers	$495,700	$564,300	$703,900

(13) Commitments and Contingencies

    In March 1998, the Company entered into an agreement to purchase certain equipment and to pay annual royalties. In connection with this 1998 agreement, which supersedes previous agreements dated December 1991, and March 1994, the Company committed to pay royalties of $2,000 in 1998 and 1999, $3,000 in 2000 through 2002, and $500 in each year thereafter, as long as the related equipment patents are enforceable (2022). The Company incurred royalty expenses of $2,000 for 1998, 1999 and $2,250 for 2000. Additionally, the Company has committed to purchase $83 of tooling at September 30, 2000.

    The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. In addition, the Company, together with other parties, has been designated a potentially responsible party of various third-party sites on the United States EPA National Priorities List (Superfund). The Company provides for the estimated costs of investigation and remediation of these sites when such losses are probable and the amounts can be reasonably estimated. The actual cost incurred may vary from these estimates due to the inherent uncertainties involved. The Company believes that any additional liability in excess of the amounts provided of $2,167, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, liquidity, or cash flow of the Company.

    The Company has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. In the opinion of management, such contingent liabilities are not likely to have a material adverse effect on the financial condition, liquidity or cash flow of the Company.

(14) Related Party Transactions

    The Company and Thomas H. Lee Company (THL Co.) are parties to a Management Agreement pursuant to which the Company has engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 2001. In consideration of ongoing consulting and management advisory services, the Company will pay THL Co. an aggregate annual fee of $360 plus expenses. The Company paid THL Co. aggregate fees and expenses of $408, $437 and $458 for 1998, 1999 and 2000, respectively.

F–28

    The Company has notes receivable from officers in the amount of $890 and $3,190 at September 30, 1999 and 2000, respectively, generally payable in FY2002 through FY2005, which bear interest at 6.6% to 8.0%. Since the officers utilized the proceeds of the notes to purchase common stock of the Company, directly or through the exercise of stock options, the notes have been recorded as a reduction of shareholders' equity.

(15) Other Special Charges

    During the period from July 1, 1996 through September 30, 1996, the Company recorded special charges as follows: (i) $2,700 of charges related to the exit of certain manufacturing operations, (ii) $1,700 of charges to increase net deferred compensation plan obligations to reflect curtailment of such plans; (iii) $1,500 of charges reflecting the present value of lease payments for land which management has determined will not be used for any future productive purpose; (iv) $6,900 in costs and asset write- downs principally related to changes in product pricing strategies adopted by management subsequent to the Recapitalization; and (v) $3,300 of employee termination benefits and other charges. Payment for these costs was or is expected to be as follows: $7,700 was paid prior to September 30, 1996; $5,600 was paid in 1997; $1,100 was paid in 1998; $700 was paid in 1999; $200 was paid in 2000 and $800 is expected to be paid thereafter. Future payments are primarily environmental-related costs of a former manufacturing site.

    During 1997, the Company recorded special charges as follows: (i) $2,500 of charges related to the exit of certain manufacturing and distribution operations at the Company's Kinston, North Carolina facility by early 1998, which includes $1,100 of employee termination benefits for 137 employees, (ii) $1,400 of employee termination benefits for 71 employees related to organizational restructuring in Europe and the exit of certain manufacturing operations in the Company's Newton Aycliffe, United Kingdom facility which the Company completed in 1998, (iii) $2,000 of charges for employee termination benefits for 77 employees related to organizational restructuring in the United States which the Company completed in 1998. The number of employees anticipated to be terminated was approximately equal to the actual numbers referenced above. The charges were partially offset by a

F–29

$2,900 million gain related to the curtailment of the Company's defined benefit pension plan covering all domestic non-union employees. A summary of the 1997 restructuring activities follows:

1997 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expenses accrued	$4,000	$600	$4,600
Change in estimate	500	600	1,100
Expensed as incurred	—	200	200
Expenditures	(3,300)	(700)	(4,000)

Balance September 30, 1997	$1,200	$700	$1,900
Change in estimate	(200)	(400)	(600)
Expenditures	(1,000)	(300)	(1,300)

Balance September 30, 1998	$—	$—	$—

    During 1998, the Company recorded special charges and credits as follows: (i) a credit of $1,243 related to the settlement of deferred compensation agreements with certain former employees, (ii) charges of $5,280 related to (a) the September 1998 closing of the Company's Newton Aycliffe, United Kingdom, packaging facility, (b) the phasing out of direct distribution through June 1998 in the United Kingdom, and (c) the September 1998 closing of one of the Company's German sales offices, which amounts include $1,771 of employee termination benefits for 73 employees, $1,457 of lease cancellation costs, and $1,032 of equipment and intangible asset write-offs, and $1,020 of other costs, (iii) charges of $2,184 related to the closing of the Company's Appleton, Wisconsin, manufacturing facility, which amount includes $1,449 of employee termination benefits for 153 employees, $200 of fixed asset write-offs and $535 of other costs, (iv) charges of $1,963 related to the exit of certain manufacturing operations at the Company's Madison, Wisconsin, facility, which amount includes $295 of employee termination benefits for 29 employees, $1,256 of fixed asset write-offs, and $412 of other costs, (v) a $2,435 gain on the sale of the Company's previously closed Kinston, North Carolina, facility,

F–30

(vi) charges of $854 related to the secondary offering of the Company's common stock, and (vii) miscellaneous credits of $420. A summary of the 1998 restructuring activities follows:

1998 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$3,700	$3,800	$7,500
Change in estimate	(100)	500	400
Expensed as incurred	200	1,300	1,500
Cash expenditures	(1,500)	(1,400)	(2,900)
Non-cash charges	—	(1,600)	(1,600)

Balance September 30, 1998	$2,300	$2,600	$4,900
Change in estimate	(500)	—	(500)
Expensed as incurred	300	2,800	3,100
Cash expenditures	(2,000)	(4,500)	(6,500)
Non-cash charges	—	(900)	(900)

Balance September 30, 1999	$100	$—	$100
Cash expenditures	(100)	—	(100)

Balance September 30, 2000	$—	$—	$—

    During 1999, the Company recorded special charges as follows: (i) $2,528 of employee termination benefits for 43 employees related to organizational restructuring in the U.S. and Europe, (ii) $1,300 of charges related to the discontinuation of the manufacturing of silver-oxide cells at the Company's Portage, Wisconsin, facility, and (iii) $2,100 of charges related to the termination of non-performing foreign distributors. The Company also recognized special charges of $803 related to the investigation of financing options and developing organizational strategies for the Latin American acquisition. A summary of the 1999 restructuring activities follows:

1999 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$2,500	$3,400	$5,900
Cash expenditures	(200)	—	(200)

Balance September 30, 1999	$2,300	$3,400	$5,700
Change in estimate	—	100	100
Cash expenditures	(2,200)	—	(2,200)
Non cash charges	—	(3,300)	(3,300)

Balance September 30, 2000	$100	$200	$300

F–31

(16) Acquisitions and Divestitures

    On August 9, 1999, the Company acquired the consumer battery business of ROV Limited for approximately $145,100, net of cash. These operations market and manufacture a line of general batteries under the Rayovac name in many Latin American countries. They also market and distribute batteries to other countries in South America, the Middle East, Africa and selected Asian countries. These operations had calendar 1998 sales of $97,000. This acquisition provides Rayovac with control of the Rayovac brand rights for battery products worldwide, except for Brazil. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of the acquired business for the period from August 9, 1999 through September 30, 1999 have been included in Rayovac Corporation's consolidated financial statements. The trade name, valued at $90,000, was recorded as an intangible asset. The excess of the purchase price over the fair value of the net identifiable assets acquired of $28,424 has been recorded as goodwill. The trade name and goodwill are being amortized on a straight-line basis over the estimated useful life of 40 years.

    In September 2000, the Company entered into an asset purchase agreement and a license agreement with a Hong Kong company to sell certain inventory and for the exclusive right to use the Rayovac trade name for the manufacture, sale and distribution of the Company's camcorder battery product line. In exchange for the license, the Company received a $6,000 promissory note, payable over five years, and will receive a royalty on future sales of camcorder batteries. The Company will receive a minimum royalty of $100 over the balance of the license arrangement and will receive a variable royalty on sales of camcorder batteries. The company has no substantive future obligation relative to this agreement. As a result of this transaction, the Company recognized a pre-tax gain on the sale of the trade name licensing rights of $1,997, net of write-off of related tangible and intangible assets.

(17) Quarterly Results (unaudited)

	Quarter Ended
	January 3, 1999	April 4, 1999	July 4, 1999	September 30, 1999
Net sales	$160,542	$110,969	$120,440	$172,351
Gross profit	78,683	52,312	57,073	81,076
Net income	9,992	3,063	6,151	4,930
Basic net income per common share	0.36	0.11	0.22	0.19
Diluted net income per common share	0.34	0.10	0.21	0.18
	Quarter Ended
	January 2, 2000	April 2, 2000	July 2, 2000	September 30, 2000
Net sales	$214,790	$142,596	$152,000	$194,547
Gross profit	103,961	69,864	74,698	97,184
Net income	13,919	3,651	8,078	12,702
Basic net income per common share	0.51	0.13	0.29	0.46
Diluted net income per common share	0.48	0.13	0.28	0.44

F–32

(18) Consolidating Financial Statements

    The following condensed consolidating financial data illustrates the composition of the consolidated financial statements. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company's and Guarantor Subsidiaries' investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantor Subsidiaries are not presented because management has determined that such financial statements would not be material to investors. There are no components of other comprehensive income related to the Guarantor Subsidiaries.

F–33

Condensed Consolidating Balance Sheet

September 30, 2000

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$2,691	$44	$7,022	$—	$9,757
Receivables:
Trade accounts receivable, net of allowance for doubtful receivables	91,053	36,131	46,662	(26,079)	147,767
Other	4,368	—	1,532	—	5,900
Inventories	67,447	—	33,354	(125)	100,676
Deferred income taxes	4,544	342	1,188	—	6,074
Prepaid expenses and other	14,509	—	6,487	—	20,996

Total current assets	184,612	36,517	96,245	(26,204)	291,170
Property, plant and equipment, net	79,348	48	32,501	—	111,897
Deferred charges and other	29,997	274	4,367	(857)	33,781
Intangible assets	91,981	—	30,321	(188)	122,114
Debt issuance costs	10,054	—	—	—	10,054
Investment in subsidiaries	127,635	92,121	—	(219,756)	—

Total assets	$523,627	$128,960	$163,434	$(247,005)	$569,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$31,588	$—	$13,362	$(135)	$44,815
Accounts payable	88,560	—	34,450	(25,153)	97,857
Accrued liabilities:
Wages and benefits	9,556	—	2,456	—	12,012
Accrued Interest	5,703	—	87	—	5,790
Recapitalization and other special charges	978	—	—	—	978
Other	12,710	1,325	10,953	40	25,028

Total current liabilities	149,095	1,325	61,308	(25,248)	186,480
Long-term debt, net of current maturities	273,445	—	171	(801)	272,815
Employee benefit obligations, net of current portion	15,365	—	—	—	15,365
Deferred income taxes	2,558	—	5,684	—	8,242
Other	1,268	—	4,150	—	5,418

Total liabilities	441,731	1,325	71,313	(26,049)	488,320
Shareholders' equity:
Common stock	570	1	12,072	(12,072)	571
Additional paid-in capital	104,079	62,788	54,898	(117,568)	104,197
Retained earnings	109,769	64,144	24,449	(89,912)	108,450
Accumulated other comprehensive income	650	702	702	(1,404)	650
Notes receivable from officers/shareholders	(3,190)	—	—	—	(3,190)

	211,878	127,635	92,121	(220,956)	210,678
Less treasury stock, at cost	(129,982)	—	—	—	(129,982)

Total shareholders' equity	81,896	127,635	92,121	(220,956)	80,696

Total liabilities and shareholders' equity	$523,627	$128,960	$163,434	$(247,005)	$569,016

F–34

Condensed Consolidating Statement of Operations

Year Ended September 30, 2000

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$509,729	$43,479	$187,445	$(36,720)	$703,933
Cost of goods sold	248,581	42,175	103,962	(36,492)	358,226

Gross profit	261,148	1,304	83,483	(228)	345,707
Operating expenses:
Selling	156,298	662	38,268	(161)	195,067
General and administrative	46,517	(11,791)	16,753	(933)	50,546
Research and development	10,646	—	117	—	10,763
Other special charges	(250)	—	250	—	—

	213,211	(11,129)	55,388	(1,094)	256,376

Income from operations	47,937	12,433	28,095	866	89,331
Interest expense	30,109	—	548	(31)	30,626
Equity in profit of subsidiary	(29,685)	(17,354)	—	47,039	—
Other (income) expense, net	(844)	(134)	1,556	175	753

Income before income taxes	48,357	29,921	25,991	(46,317)	57,952
Income tax expense	10,729	236	8,637	—	19,602

Net income	$37,628	$29,685	$17,354	$(46,317)	$38,350

F–35

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2000

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided (used) by operating activities	$41,211	$(3)	$4,453	$(7,848)	$37,813
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,668)	—	(4,328)	—	(18,996)
Proceeds from sale of property, plant, and equipment	1,051	—	—	—	1,051

Net cash used by investing activities	(13,617)	—	(4,328)	—	(17,945)
Cash flows from financing activities:
Reduction of debt	(199,970)	—	(15,424)	—	(215,394)
Proceeds from debt financing	182,274	—	12,966	7,949	203,189
Cash overdraft and other	(8,578)	—	(91)	(100)	(8,769)

Net cash used by financing activities	(26,274)	—	(2,549)	7,849	(20,974)
Effect of exchange rate changes on cash and cash equivalents	—	—	(202)	—	(202)

Net increase (decrease) in cash and cash equivalents	1,320	(3)	(2,626)	1	(1,308)
Cash and cash equivalents, beginning of year	1,371	47	9,648	(1)	11,065

Cash and cash equivalents, end of year	$2,691	$44	$7,022	$—	$9,757

F–36

Condensed Consolidating Balance Sheet

September 30, 1999

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$1,371	$47	$9,648	$(1)	$11,065
Receivables:
Trade accounts receivable, net of allowance for doubtful receivables	97,746	17,978	35,158	(12,727)	138,155
Other	1,642	—	1,524	—	3,166
Inventories	58,980	—	23,419	(781)	81,618
Deferred income taxes	6,338	342	2,591	—	9,271
Prepaid expenses and other	11,574	—	2,004	—	13,578

Total current assets	177,651	18,367	74,344	(13,509)	256,853
Property, plant and equipment, net	77,224	69	33,485	—	110,778
Deferred charges and other	24,792	50,000	2,536	(53,182)	24,146
Intangible assets	53,517	—	76,462	(1,129)	128,850
Debt issuance costs	12,274	—	—	—	12,274
Investment in subsidiaries	144,915	76,731	—	(221,646)	—

Total assets	$490,373	$145,167	$186,827	$(289,466)	$532,901

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$14,936	$—	$8,951	$(992)	$22,895
Accounts payable	74,595	—	22,902	(11,973)	85,524
Accrued liabilities:
Wages and benefits	8,709	—	2,772	—	11,481
Accrued interest	4,975	—	134	—	5,109
Recapitalization and other special charges	6,426	—	56	—	6,482
Other	14,293	(188)	13,359	(6,498)	20,966

Total current liabilities	123,934	(188)	48,174	(19,463)	152,457
Long-term debt, net of current maturities	308,135	—	52,182	(52,891)	307,426
Employee benefit obligations, net of current portion	12,860	—	—	—	12,860
Deferred income taxes	2,179	440	6,000	—	8,619
Other	1,339	—	3,740	—	5,079

Total liabilities	448,447	252	110,096	(72,354)	486,441
Shareholders' equity:
Common stock	570	1	12,072	(12,073)	570
Additional paid-in capital	103,459	107,788	54,897	(162,567)	103,577
Retained earnings	65,684	34,459	7,095	(37,138)	70,100
Accumulated other comprehensive income	2,199	2,667	2,667	(5,334)	2,199
Notes receivable from officers/shareholders	(890)	—	—	—	(890)

	171,022	144,915	76,731	(217,112)	175,556
Less treasury stock, at cost	(129,096)	—	—	—	(129,096)
Total shareholders' equity	41,926	144,915	76,731	(217,112)	46,460

Total liabilities and shareholders' equity	$490,373	$145,167	$186,827	$(289,466)	$532,901

F–37

RAYOVAC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share amounts)

(18)  Condensed Consolidating Financial Statements (Continued)

Condensed Consolidating Statement of Operations

Year Ended September 30, 1999

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$460,511	$37,848	$94,456	$(28,513)	$564,302
Cost of goods sold	231,818	36,712	53,531	(28,203)	293,858
Other special charges	1,300	—	—	—	1,300

Gross profit	227,393	1,136	40,925	(310)	269,144
Operating expenses:
Selling	139,464	646	20,113	—	160,223
General and administrative	39,747	(10,879)	8,570	(72)	37,366
Research and development	9,765	—	20	—	9,785
Other special charges	7,344	—	788	—	8,132

	196,320	(10,233)	29,491	(72)	215,506

Income from operations	31,073	11,369	11,434	(238)	53,638
Interest expense	15,727	—	996	(369)	16,354
Equity in profit of subsidiary	(16,797)	(5,693)	—	22,490	—
Other (income) expense, net	(1,126)	(347)	790	369	(314)

Income before income taxes	33,269	17,409	9,648	(22,728)	37,598
Income tax expense	8,895	612	3,955	—	13,462

Net income	$24,374	$16,797	$5,693	$(22,728)	$24,136

F–38

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 1999

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$4,230	$2	$7,542	$(1,237)	$10,537
Cash flows from investing activities:
Purchases of property, plant and equipment	(22,671)	—	(1,442)	—	(24,113)
Proceeds from sale of property, plant, and equipment	26	—	—	—	26
Payment for acquisitions, net of cash acquired	(149,145)	—	(100,076)	104,145	(145,076)

Net cash used by investing activities	(171,790)	—	(101,518)	104,145	(169,163)

Cash flows from financing activities:
Reduction of debt	(96,310)	—	(7,900)	1,236	(102,974)
Proceeds from debt financing	267,673	—	111,597	(104,145)	275,125
Other	(3,786)	—	(317)	—	(4,103)

Net cash provided by financing activities	167,577	—	103,380	(102,909)	168,048

Effect of exchange rate changes on cash and cash equivalents	—	—	49	—	49

Net increase in cash and cash equivalents	17	2	9,453	(1)	9,471
Cash and cash equivalents, beginning of year	1,354	45	195	—	1,594

Cash and cash equivalents, end of year	$1,371	$47	$9,648	$(1)	$11,065

F–39

Condensed Consolidating Statement of Operations

Year Ended September 30, 1998

	Parent	Guarantor Subsidiary	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$438,767	$—	$84,786	$(27,820)	$495,733
Cost of goods sold	234,065	—	51,912	(27,684)	258,293

Gross profit	204,702	—	32,874	(136)	237,440
Operating expenses:
Selling	131,396	—	17,479	—	148,875
General and administrative	25,366	(978)	8,097	(72)	32,413
Research and development	9,424	—	—	—	9,424
Other special charges	1,166	—	5,017	—	6,183

	167,352	(978)	30,593	(72)	196,895

Income from operations	37,350	978	2,281	(64)	40,545
Interest expense	15,204	—	466	—	15,670
Equity in profit of subsidiary	(888)	(771)	—	1,659	—
Other (income) expense, net	(994)	543	296	—	(155)

Income before income taxes and extraordinary item	24,028	1,206	1,519	(1,723)	25,030
Income taxes	7,594	318	748	—	8,660

Income (loss) before extraordinary item	16,434	888	771	(1,723)	16,370
Extraordinary item, net of income tax benefit	(1,975)	—	—	—	(1,975)

Net income	$14,459	$888	$771	$(1,723)	$14,395

F–40

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 1998

	Parent	Guarantor Subsidiary	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided (used) by operating activities	$(10,114)	$(2)	$2,703	$5,920	$(1,493)
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,395)	—	(1,536)	—	(15,931)
Proceeds from sale of property, plant and equipment	3,334	—	344	—	3,678
Payment for acquisitions	(6,271)	—	(4,853)	—	(11,124)

Net cash used by investing activities	(17,332)	—	(6,045)	—	(23,377)

Cash flows from financing activities:
Reduction of debt	(135,500)	—	(4,524)	—	(140,024)
Proceeds from debt financing	79,755	—	8,093	(5,920)	81,928
Proceeds from issuance of common stock	87,160	—	—	—	87,160
Other	(3,247)	—	(465)	—	(3,712)

Net cash provided by financing activities	28,168	—	3,104	(5,920)	25,352

Effect of exchange rate changes on cash and cash equivalents	—	—	(21)	—	(21)

Net increase (decrease) in cash and cash equivalents	722	(2)	(259)	—	461
Cash and cash equivalents, beginning of year	633	46	454	—	1,133

Cash and cash equivalents, end of year	$1,355	$44	$195	$—	$1,594

F–41

PROSPECTUS

$250,000,000
RAYOVAC CORPORATION
Common Stock
Preferred Stock
Debt Securities
Warrants

This prospectus relates to common stock, preferred stock, debt securities and warrants for equity securities which we may sell from time to time in one or more offerings, up to an aggregate public offering price of $250,000,000. We will provide specific terms of these sales in supplements to this prospectus.

In addition, up to 5,125,000 shares of common stock being registered may be offered by certain selling shareholders. We will not receive any of the proceeds from the sale of shares by selling shareholders.

You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol "ROV." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2001

Rayovac Corporation	1
Risk Factors	1
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	2
Selling Shareholders	3
Description of The Securities We May Offer	5
Description of The Capital Stock We May Offer	5
Description of The Debt Securities We May Offer	10
Description of The Warrants We May Offer	16
Plan of Distribution	16
Legal Matters	18
Experts	18
Where You Can Find More Information	18
Forward-Looking Statements	19

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and neither the selling shareholders nor any other person is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

RAYOVAC CORPORATION

    We are the leading value brand battery manufacturer and the fastest-growing manufacturer of general batteries in the U.S. We are also the leading worldwide manufacturer of hearing aid batteries and the leading manufacturer of zinc carbon household batteries marketed in North America and Latin America. In addition, we are a leading marketer of rechargeable batteries and battery-powered lighting products in the U.S.

    RAYOVAC is a well recognized brand name in the battery industry that was first used as a trademark for batteries in 1921. We attribute the longevity and strength of the RAYOVAC brand name to our high-quality products and to the success of our marketing and merchandising initiatives. We market all of our branded products under the RAYOVAC® name and selected products under sub-brand names, including MAXIMUM®, RENEWAL®, LOUD "N CLEAR®, PROLINE® and RAYOVAC ULTRA®.

    We have established our position as the leading value brand in the North American general alkaline battery market by focusing on mass merchandisers. Since September 30, 1996, we have increased our market share in the mass merchandiser channel from 27% to 34%. We believe we have maintained and built upon our industry position by:

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  offering consumers batteries with quality and performance characteristics that are competitive with those offered by other principal manufacturers, but at lower prices;

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  partnering with our customers and providing category management support with innovative in-store merchandising, promotions and packaging; and

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  offering retailers increased profit potential through lower inventory costs, attractive margins and more rapid product turnover.

    We have established our position as the leader in various specialty battery niche markets through continuous technological advances, creative marketing and strong relationships with industry professionals and manufacturers.

    Over the last several years, we have further penetrated the mass merchandiser channel while broadening our business in other distribution channels to include: home centers; warehouse clubs; food, drug, and convenience stores; electronics specialty stores and department stores; hardware and automotive centers; specialty retailers; hearing aid professionals; industrial distributors; government agencies; and original equipment manufacturers.

    We are a Wisconsin corporation. Our principal executive offices are located at 601 Rayovac Drive, Madison, Wisconsin 53711. Our telephone number at that location is (608) 275-3340. Our World Wide Web site address is http://www.rayovac.com. The information on our website is not part of this prospectus.

RISK FACTORS

    Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Rayovac and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include repaying indebtedness under our existing term loan facility under our Second Amended and Restated Credit Agreement and repaying our outstanding 10 1/4% Series B Senior Subordinated Notes due November 2006, making additions to our working capital, funding future acquisitions or for any other purpose, subject to applicable limitations in the terms of our debt obligations. Funds not required immediately for such purposes may be temporarily invested in short-term marketable securities.

    Our existing term loan facility bears interest, at our option, based on Bank of America's reference rate as publicly announced from time to time, or its interbank offshore rate, plus, in either case, a margin based upon our leverage. The term loan facility matures on August 9, 2004.

    We will not receive any proceeds from sales of common stock by selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings is defined as pre-tax income from continuing operations, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges represent total interest charges, amortized premiums, discounts, capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

    The following table sets forth our ratio (deficiency) of earnings to fixed charges for each of the periods indicated (dollars in millions):

	Year Ended June 30,	Transition Period Ended September 30,	Twelve Months Ended September 30,	Fiscal Year Ended September 30,				Six Months Ended
	1996	1996	1996	1997	1998	1999	2000	April 1, 2001
Ratio of Earnings to Fixed Charges	2.9	N/A	N/A	1.4	2.4	2.9	2.8	1.1
Deficiency in Earnings(1)	N/A	$(28.3)	$(12.4)	N/A	N/A	N/A	N/A	N/A

(1)
Due to pretax losses in the Transition Period and Twelve months ended September 30, 1996, the ratio coverage was less than 1:1.

SELLING SHAREHOLDERS

    The following table sets forth, as of May 15, 2001, information regarding ownership of our common stock by the selling shareholders who have included shares of common stock in this prospectus, and as adjusted to reflect the sale of such shares of common stock in offerings made pursuant to a prospectus supplement.

	Shares owned Prior to an Offering Pursuant to a Prospectus Supplement(1)					Shares That Will be Owned After an Offering Pursuant to a Prospectus Supplement(1)
				Number of Shares to be Offered for Sale Pursuant to a Prospectus Supplement(3)
	Number of Shares		Percent of Outstanding Shares(2)			Number of Shares		Percent of Outstanding Shares(4)
Executive Officers and 5% Shareholders
Thomas H. Lee Equity Fund III, L.P.(5) 75 State Street, Suite 2600 Boston, MA 02109	9,928,579		35.6%	2,842,641		7,085,938		25.0%
Thomas H. Lee Foreign Fund III, L.P.(5) 75 State Street, Suite 2600 Boston, MA 02109	615,051		2.2	176,094		438,957		1.6
Thomas H. Lee Investors Limited Partnership(6) 75 State Street, Suite 2600 Boston, MA 02109	1,042,405		3.7	298,449		743,956		2.6
David A. Jones	838,016	(7)(10)	2.9	247,165	(8)	590,851	(9)(10)	2.1
Kent J. Hussey	279,802	(11)	1.0	100,000		179,802	(11)	*
Stephen P. Shanesy	161,849	(12)	*	65,722		96,127	(12)	*
Merrell M. Tomlin	145,124	(12)	*	60,402		84,722	(12)	*
Randall J. Steward	139,875	(13)	*	10,000		129,875	(13)	*
Kenneth V. Biller	196,323	(12)	*	73,992		122,331	(12)	*
Other Officers
Gerald A. Albright	8,754		*	466		8,288		*
Chris F. Brooks	19,611		*	3,090		16,521		*
Kenneth G. Drescher	30,178		*	7,500		22,678		*
Patrick L. Gore	38,567		*	500		38,067		*
Robert D. Long	2,197		*	537		1,660		*
Randall A. Raymond	14,750		*	1,000		13,750		*
Dale R. Tetzlaff	108,647		*	36,364		72,283		*
Stephen L. Tuscic	29,019		*	5,820		23,199		*
Former Officers
Arthur S. Homa	26,816		*	8,342		18,474		*
Roger F. Warren	322,782		1.2	6,115		316,667		1.1
Other Selling Shareholders
38 Other Selling Shareholders, who are including an aggregate of 56,648 shares of common stock in this prospectus and will beneficially own on an aggregate basis less than 1% of our outstanding common stock after an offering pursuant to a prospectus supplement	163,030		*	56,648		106,382		*

*
Indicates less than 1% of the total number of outstanding shares of common stock.

(1)
The selling shareholders have agreed that they will only sell shares of common stock included in this prospectus at such time or times that we have filed a prospectus supplement with respect to such sales and have notified the selling shareholders that they are permitted to sell shares thereunder. Share ownership for each individual includes shares subject to options that are exercisable within 60 days of May 15, 2001.
(2)
Based on 27,856,723 shares of common stock outstanding as of May 15, 2001.
(3)
In the event that we file a prospectus supplement in connection with an underwritten offering and notify the selling shareholders that they are permitted to sell shares thereunder, the selling shareholders may also sell an aggregate of up to an additional 1,125,000 shares of common stock to cover over-allotments, if any. Any shares to be sold by selling shareholders pursuant to any such over-allotment will be identified in a prospectus supplement. This prospectus will also cover any additional shares of common stock which become issuable in connection with the shares registered hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
(4)
Based on 28,316,070 shares of common stock outstanding after an offering pursuant to a prospectus supplement, assuming the exercise of options to purchase an aggregate of 459,347 shares of common stock by selling shareholders. Does not give effect to any shares of common stock which may be issued pursuant to offerings by the company of securities registered hereby.
(5)
THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of the Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas H. Lee, Scott A. Schoen, Warren C. Smith, Jr. and other managing directors of Thomas H. Lee Partners, L.P., as Trustees of Equity Trust, and Thomas H. Lee as sole shareholder of Equity Trust, may be deemed to be beneficial owners of the shares of common stock held by such funds. Each of these persons disclaims beneficial ownership of all shares.
(6)
THL Investment Management Corp., the general partner of Thomas H. Lee Investors Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., may also be deemed to be beneficial owners of the shares of common stock held by Thomas H. Lee Investors Limited Partnership. THL Investment Management Corp. disclaims beneficial ownership of such shares. Thomas H. Lee disclaims beneficial ownership of such shares except to the extent of his direct pecuniary interest.
(7)
Includes 2,957 shares which represent Mr. Jones' proportional interest in the Thomas H. Lee Equity Fund III, L.P.
(8)
Includes 847 shares beneficially owned by Mr. Jones and offered by Thomas H. Lee Equity Fund III, L.P.
(9)
Includes 2,110 shares which represent Mr. Jones' proportional interest in the Thomas H. Lee Equity Fund III, L.P. after an offering pursuant to a prospectus supplement.
(10)
Does not include 232,316 additional shares subject to options which are not exercisable within 60 days of May 15, 2001.
(11)
Does not include 158,125 additional shares subject to options which are not exercisable within 60 days of May 15, 2001.
(12)
Does not include 115,039 additional shares subject to options which are not exercisable within 60 days of May 15, 2001.
(13)
Does not include 127,859 additional shares subject to options which are not exercisable within 60 days of May 15, 2001.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

    This prospectus, together with the additional information included in any applicable prospectus supplements, contains a summary of the material terms and provisions of our common stock, preferred stock, debt securities, and warrants to purchase our common stock or preferred stock. These summaries are not meant to be a complete description of each security.

DESCRIPTION OF THE CAPITAL STOCK WE MAY OFFER

    Under our amended and restated articles of incorporation, our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of May 15, 2001 there were outstanding:

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  27,856,723 shares of common stock, including 277,138 shares of restricted stock granted under our 1997 Incentive Plan, which may be forfeitable to us upon the conditions set forth in the applicable award agreements;

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  employee stock options to purchase an aggregate of 3,949,694 shares of common stock; and

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  no shares of preferred stock.

    The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation and our amended and restated by-laws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the SEC for each series of preferred stock we may designate, if any. We also refer you to the description of our common stock and preferred stock set forth in our Registration Statement on Form 8-A filed with the SEC on November 17, 1997.

    We will describe in a prospectus supplement the specific terms of any preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of the preferred stock may differ from the terms described below.

Common Stock

    Voting Rights.  Holders of shares of common stock are entitled to one vote per share in all matters to be voted on by the shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

    Dividends.  The holders of shares of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore.

    Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in our assets legally available for distribution to shareholders after payment of, or provision for, all known debts and liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

    Other Rights.  Holders of shares of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the common stock are, and any shares of common stock offered hereby will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. In addition, under Section 180.0622 of the Wisconsin Business Corporation Law, or WBCL, holders of shares of common stock are personally liable, up to the par value of the shares owned, for our debts owed to our employees for services rendered by employees to us during no more than a six month period in any one case. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid upon the purchase of the common stock.

    Listing, Transfer Agent and Registrar.  Our common stock is listed on the New York Stock Exchange under the symbol "ROV." Firstar Bank, N.A. is the Transfer Agent and Registrar for the common stock.

Preferred Stock

    General.  Under our amended and restated articles of incorporation, our board of directors is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock. As of May 15, 2001, no shares of preferred stock were outstanding. Our board of directors may at various times authorize the issuance of shares of preferred stock in series, and each series shall have dividend and liquidation preferences, redemption prices, conversion rights, and other terms and provisions as may be contained in the resolutions of our board of directors providing for its issuance. The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

    A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. The prospectus supplement will include:

  •
  the title and stated value of the preferred stock;

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  the price or prices at which the preferred stock may be purchased;

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  the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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  the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

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  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

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  the procedures for an auction and remarketing, if any, for the preferred stock;

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  the provisions for a sinking fund, if any, for the preferred stock;

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  the voting rights of the preferred stock;

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  the provisions for redemption, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange;

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  the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price and conversion period;

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  if appropriate, a discussion of U.S. federal income tax considerations applicable to the preferred stock;

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  the rank of each series of preferred stock relative to each other and to common stock with respect to payment of dividends and distributions of assets upon liquidation; and

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  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

    Conversion or Exchange.  The terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock or other of our securities will be detailed in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of common stock or other of our securities to be received by the holders of preferred stock would be subject to adjustment.

Certain Effects of Authorized but Unissued Stock

    We have shares of common stock and preferred stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or these shares may be payable as a dividend on the capital stock.

    The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of shares of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation.

Wisconsin Law and Certain Provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws

    Provisions of Wisconsin law and our amended and restated articles of incorporation and our amended and restated by-laws could make the acquisition of us and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging proposals because, among other things, negotiation of the proposals could result in an improvement of their terms. This summary is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and our amended and restated by-laws, as well as the provisions of any applicable laws.

    Our board of directors is divided into three classes of directors serving staggered three-year terms, with a minimum of five directors and a maximum of nine directors constituting the entire board of directors. The directors may be removed by the vote of the holders of at least two-thirds of the shares entitled to vote at an election of directors only for cause. The total number of directors and the number of directors constituting each class of directors (with each of the three classes being required to be equal as nearly as possible) can be fixed or changed, from time to time, by the board of directors within the authorized limits. Incumbent directors are delegated the power to fill any vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise. In addition, provisions in our amended and restated by-laws require stockholders to give advance notice of proposals to be presented at meetings of stockholders, including director nominations. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding shares until the next stockholders' meeting.

    As a Wisconsin corporation, we are subject to certain provisions of the WBCL, including a business combination statute, a fair price statute and a control share statute, which provide Wisconsin corporations with anti-takeover protection.

    Sections 180.1140 to 180.1144 of the WBCL, which are collectively referred to as the "Wisconsin Business Combination Statute," regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the stock or assets of a corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding stock, adoption of a plan of liquidation or dissolution, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder prior to the acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (a) the board of directors approved the acquisition of the stock prior to the acquisition date, (b) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose or (c) the consideration to be received by stockholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

    In addition, Sections 180.1130 to 180.1134 of the WBCL, which are collectively referred to as the "Wisconsin Fair Price Statute," provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a "significant stockholder" are subject to a supermajority vote of stockholders, in addition to any approval otherwise required by law or the articles of incorporation of the corporation. A "significant stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation or an affiliate of the corporation which within the two year period immediately before the date in question beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding voting shares of the corporation. The Wisconsin Fair Price Statute provides that certain transactions with a significant stockholder must be approved by 80% of the votes entitled to be cast by outstanding voting shares of the corporation and at least two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares beneficially owned by the significant stockholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (a) the aggregate value of the per share consideration is equal to the higher of (i) the highest price paid for any common shares of the corporation by the significant stockholder in the transaction in which it became a significant stockholder or within two years before the date of the transaction, (ii) the market value of the corporation's shares on the date of commencement of any tender offer by the significant stockholder, the date on which the person became a significant stockholder or the date of the first public announcement of the proposed transaction, whichever is higher, or (iii) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and (b) either cash, or the form of consideration used by the significant stockholder to acquire the largest number of shares, is offered.

    Under Section 180.1150, referred to as the "Wisconsin Control Share Statute," the voting power of shares, including shares issuable upon conversion of securities or exercise of options or warrants, of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. The

Wisconsin Control Share Statute does not apply to shares acquired directly from the issuing public corporation, in certain specified transactions, or in a transaction in which the corporation's stockholders have approved restoration of the full voting power of the otherwise restricted shares.

    Section 180.113, referred to as the "Wisconsin Defensive Action Restrictions," provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before the corporation can take certain action while a takeover offer for the corporation's shares is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, stockholder approval is required for the corporation to (a) acquire more than 5% of the outstanding voting shares at a price above the market value from any individual or organization that owns more than 3% of the outstanding voting shares and has held the shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares, or (b) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (a) above may have the effect of deterring a stockholder from acquiring our shares with the goal of seeking to have us repurchase the shares at a premium over the market price.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

    The following description sets forth some general terms and provisions of the debt securities we may offer, but is not complete. The particular terms of the debt securities offered, and the extent to which the general provisions may or may not apply to the debt securities so offered, will be described in the prospectus supplement relating to the particular debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

    Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term "indentures" refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. As used in this registration statement, the term "debt trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of some material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, will be identical.

    General.  If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

  •
  the title of the debt securities;

  •
  whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

  •
  any limit on the amount of debt securities that may be issued;

  •
  whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

  •
  the maturity dates of the debt securities;

  •
  the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining the dates;

  •
  the places where payments with respect to the debt securities shall be payable;

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  our right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period;

  •
  the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

  •
  the dates, if any, on which, and the prices at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and other related terms and provisions;

  •
  the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

  •
  the currency or currency units of payment of the principal of, premium, if any, and interest on the debt securities;

  •
  any index used to determine the amount of payments of the principal of, premium, if any, and interest on the debt securities and the manner in which the amounts shall be determined;

  •
  the terms pursuant to which the debt securities are subject to defeasance;

  •
  the terms and conditions, if any, pursuant to which the debt securities are secured; and

  •
  any other terms (which terms shall not be inconsistent with the applicable indenture) of the debt securities.

    The debt securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a debt security, including any zero-coupon debt security, which:

  •
  is issued at a price lower than the amount payable upon its stated maturity, and

  •
  provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

    United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

    Under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, to reopen a previous issue of a series without the consent of the holders of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

    Conversion or Exchange Rights.  The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the prospectus supplement relating thereto. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

    Consolidation, Merger or Sale.  Unless otherwise noted in a prospectus supplement, the indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of the assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

    Events of Default Under the Indentures.  The following will be events of default under the indentures with respect to any series of debt securities issued:

  •
  failure to pay interest on the debt securities when due and the failure continues for 30 days and the time for payment has not been extended or deferred;

  •
  failure to pay the principal or premium of the debt securities, if any, when due;

  •
  failure to deposit any sinking fund payment, when due, for any debt security and, in the case of the subordinated indenture, whether or not the deposit is prohibited by the subordination provisions;

  •
  failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, and the failure continues for 90 days after we receive notice from the debt trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

  •
  if the debt securities are convertible into shares of common stock or other of our securities, failure by us to deliver common stock or other securities when the holder or holders of the debt securities elect to convert the debt securities into shares of common stock or other of our securities; and

  •
  particular events of our bankruptcy, insolvency or reorganization.

    The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

    If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the debt trustee if notice is given by the holders), may declare the unpaid principal premium, if any, and accrued interest, if any, due and payable immediately.

    The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

  •
  payment of principal, premium, if any, or interest on the debt securities, or

  •
  some covenants containing limitations on our ability to pay dividends and make payments on debt securities in some circumstances.

    Any waiver shall cure the default or event of default.

    Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

  •
  it is not in conflict with any law or the applicable indenture;

  •
  the debt trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

  •
  subject to its duties under the Trust Indenture Act of 1939, the debt trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

  •
  the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

    These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

    We will periodically file statements with the debt trustee regarding our compliance with some of the covenants in the indentures.

    Modification of Indenture; Waiver.  We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture;

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

  •
  to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets of our obligations under such indenture;

  •
  to evidence and provide for successor trustees;

  •
  to add, change or eliminate any provision affecting only debt securities not yet issued; and

  •
  to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939.

    In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

  •
  extend the fixed maturity of the series of debt securities;

  •
  change any obligation of ours to pay additional amounts with respect to the debt securities;

  •
  reduce the principal amount or reduce the rate of, or extend the time of payment of, interest, or any premium payable upon the redemption of any debt securities;

  •
  reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity thereof;

  •
  change the currency in which any debt security or any premium or interest is payable;

  •
  impair the right to enforce any payment on or with respect to any debt security;

  •
  adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

  •
  in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

  •
  if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

  •
  modify any of the above provisions.

    Form, Exchange and Transfer.  The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to the series.

    At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

    If the debt securities of any series are to be redeemed, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing, or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

    Information Concerning the Debt Trustee.  The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

    Payment and Paying Agents.  Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

    Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

    Governing Law.  The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and to the extent that the Trust Indenture Act of 1939 shall be applicable.

    Subordination of Subordinated Debt Securities.  Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

    We may issue warrants, including warrants to purchase preferred stock, common stock or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

    A prospectus supplement relating to any warrants being offered will, where applicable, describe the following terms:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currencies in which the price or prices of the warrants may be payable;

  •
  the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

  •
  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

  •
  the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of any material federal income tax considerations; and

  •
  any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

    We, and any selling shareholders, may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents or through a combination of methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

    If underwriters are used in an offering, we, and any selling shareholders, will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

    If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

    The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

    Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933, as amended) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

    Underwriters, dealers and agents, may be entitled to indemnification by us, and any selling shareholders, against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

    Each series of securities is expected to be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

    As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors in interest selling shares of common stock received from selling shareholders named in this prospectus or in a supplement to this prospectus. With respect to sales by the selling shareholders, we will pay all expenses of the registration of the shares of common stock included herein, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock will be borne by the selling shareholders. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

LEGAL MATTERS

    Legal matters relating to the securities offered hereby will be passed upon for us, and any selling shareholders, by James T. Lucke, our General Counsel. Certain other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts.

EXPERTS

    KPMG LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the report of KPMG LLP, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference rooms.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2000 filed with the SEC on December 19, 2000;

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 filed with the SEC on February 14, 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended April 1, 2001 filed with the SEC on May 14, 2001;

  •
  Current Report on Form 8-K filed with the SEC on June 14, 2001;

  •
  Current Report on Form 8-K filed with the SEC on June 19, 2001; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 17, 1997, including any amendments or reports filed for the purpose of updating the descriptions.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

    Rayovac Corporation
    601 Rayovac Drive
    Madison, Wisconsin 53711-2497
    Attention: John Daggett
    Telephone: (608) 275-3340

FORWARD-LOOKING STATEMENTS

    We make "forward-looking statements" throughout this prospectus, in any accompanying prospectus supplement and in the documents we incorporate and will incorporate by reference into this prospectus or any accompanying prospectus supplement. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date of this prospectus with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading "Risk Factors." Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

    You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

    We will not update these forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K filed with the SEC.

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PROSPECTUS SUPPLEMENT

June 20, 2001

Salomon Smith Barney

Sole Book-Running Manager

Credit Suisse First Boston
Lehman Brothers
Merrill Lynch & Co.
UBS Warburg

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY DATA
INTELLECTUAL PROPERTY
PROSPECTUS SUPPLEMENT SUMMARY
Rayovac Corporation
The Offering
Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL AND SELLING SHAREHOLDERS
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
RAYOVAC CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Comprehensive Income
Consolidated Statements of Shareholders' Equity
Consolidated Statements of Cash Flows
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidating Balance Sheet
Condensed Consolidating Statement of Operations
Condensed Consolidating Statement of Cash Flows
Condensed Consolidating Balance Sheet
Condensed Consolidating Statement of Operations
Condensed Consolidating Statement of Cash Flows
Condensed Consolidating Statement of Operations
Condensed Consolidating Statement of Cash Flows

RAYOVAC CORPORATION
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELLING SHAREHOLDERS
DESCRIPTION OF THE SECURITIES WE MAY OFFER
DESCRIPTION OF THE CAPITAL STOCK WE MAY OFFER
DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER
DESCRIPTION OF THE WARRANTS WE MAY OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS